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Exhibit 10.12

4/04 AMENDED AND RESTATED SENIOR SECURED
CREDIT AGREEMENT

dated as of April 21, 2004
by and among

FIELDSTONE INVESTMENT CORPORATION

FIELDSTONE MORTGAGE COMPANY

and

JPMORGAN CHASE BANK

$200,000,000 Senior Secured Revolving Credit

Table of Contents

Page
11/03 A&R Credit Agreement	1
11/03 Senior Credit Note	1
3/04 A&R Credit Agreement	1
3/04 Senior Credit Note	2
4/97 A&R Credit Agreement	1
5/03 A&R Credit Agreement	1
Acceleration Date	20
Accounting Changes	3
Adjusted Liquidity	3
Adjusted Tangible Net Worth	3
Advance	4
Advance Rate	12
Affiliate	4
Aged Loan	19
Agency	5
Agreement	1
Alt-A	5
Alternate Base Rate	33
Alternate Base Rate Margin	32
Alternate Base Rate Tranche	35
Applicable Percentage	5
Appraisal	5
Approved Investor	5
Authorized Borrower's Representative	5
Bailee Letter	6
Balances Equivalent Margin	32
Balances Equivalent Rate	33
Balances Equivalent Tranche	35
Bankruptcy Code	6
Base Rate	33
Base Rate Tranche	35
Bloomberg British Bankers Association LIBOR Page	30
Book Collateral Value	11
Borrower	1
Borrower's Customer	6
Borrower's Customer Information	6
Borrowers	1
Borrowers' Underwriting Guidelines	6
Borrowing	6
Borrowing Base	6
Borrowing Request	6
Broker's Price Opinion	7
Business Day	7
Cash Equivalents	7
Category	i
Ceiling Rate	33
Central Elements	8
Change of Control	8

i

Change of Executive Management	8
Class of Borrowings	30
Collateral	8
Collateral Confirmation Agreement	9
Collateral Records	9
Collateral Support	9
Collateral Value	11
Commitment	12
Commitment Cancellation Date	28
Committed Sum	12
Company	1
Conforming	12
Conventional Mortgage Loan	13
Credit Grade	13
Credit Papers	13
Credit Score	13
Cumulative Loan-to-Value Ratio	13
Current Appraisal	13
Current Broker's Price Opinion	13
Current Credit Agreement	1
Custodian	13
Custodian's Fees	14
Custody Agreement	14
Customer	14
Dated Assets	37
Dated Liabilities	37
Debt	14
Default	15
Determination Date	15
Disqualifier	i
Dry Loan	15
Effective Date	1
Electronic Agent	15
Electronic Tracking Agreement	15
Electronically Submitted	16
Eligible Assignee	86
Eligible Collateral	i
Eligible Repurchased Collateral	i
Eligible Single-family Collateral	i
ERISA	16
Eurodollar Reserve Requirements	31
Event of Default	16
Exchange Act	16
Facilities	16
Facility	16
Facility Fee	42
Fannie Mae	16
FASB 133	3
FHA	16
FIC	1

FICA	16
File	16
Financial Statements	55
First Amendment	1
Freddie Mac	16
Free Adjusted Balances Equivalent	31
GAAP	16
Ginnie Mae	17
Governmental Authority	17
Hazard Insurance Policy	17
Hedge Agreement	17
HUD	17
In Default	17
Indemnified Liabilities	84
Indemnified Parties	84
Index	31
Interest Rate Protection Agreement	18
Internal Revenue Code	18
Investor Loan	18
JPMorgan Chase	1
JPMorgan Chase Balances	32
Jumbo Loan	18
Law	18
Legal Requirement	18
Lender	1
Lender Affiliate	18
LIBOR	31
LIBOR Margin	32
Lien	19
Loan	19
Loan Loss Reserve	19
Loan Papers	19
Loan-to-Value Ratio	19
Long Warehoused (Aged) Loan	19
Margin	32
Margin Stock	19
Market Value	19
Maturity Date	20
MBS	20
MERS	20
MERS Designated Loan	20
MERS® System	20
Mortgage	20
Mortgage Assignment	20
Mortgage Loan	21
Mortgage Note	21
Mortgaged Premises	21
Multiemployer Plan	21
Net Income	21
Nonconforming	21

Note Funding and Payment Accounts	21
Notices	87
Obligations	22
Officer's Certificate	22
Operating Subsidiaries	22
Original Credit Agreement	1
Original Pledge Date	22
Past Due Rate	33
Permitted Encumbrances	22
Permitted Securitization	23
Person	23
Plan	23
Pledged Loans	23
Pledged Loans Curtailment Report	24
Pledged to the Lender	24
Previous Credit Agreements	1
Prime Loan	24
Prime Rate	32
Principal Balance	24
Privacy Requirements	25
Property	25
Protective Advance	25
PUHC Act	25
Purchase Commitment	25
Qualified Subordinated Debt	25
Rate	33
Redemption Amount	26
Regulation D	26
Regulation U	26
Rehab Loan	26
Repurchased Loan	26
Repurchased Loan Collateral	9
Required Documents	26
Second Amendment	1
Second Lien Loan	26
Securitized Loans	23
Security Instruments	26
Senior Credit Note	27
Servicer	27
Servicing Agreement	27
Servicing Rights	27
Single-family Mortgage Loan	27
Special Purpose Entity	23
Stated Rate	34
Statement Date	27
Statement Date Financial Statements	55
Submission List	27
Subordination Agreement	27
Subprime Loan	27
Subsidiary	27

Super Jumbo Loan			28
Supplemental Papers			28
Taxes			28
Termination Date			28
Third Amendment			1
Total Liabilities			28
Total Recourse Debt			28
Townhouse or Condo Loan			28
Tranche			34
VA			28
Voting Stock			28
Warehouse Line			29
Warehouse Transmission File			29
Wet Loan			29
Wet Warehousing			30
Wet Warehousing Sublimit			30
Whole Loans			30
1.		DEFINITIONS.	2
	1.1.	Defined Terms	2
	1.2.	Definitions of General Application	2
	1.3.	Definitions for Interest Calculations	24
	1.4.	Other Definitional Provisions and Rules of Construction.	27
2.		MULTIPLE BORROWERS	28
	2.1.	Borrowers	28
	2.2.	Basis for Structure	28
	2.3.	Joint and Several Obligation	28
	2.4.	Contribution Rights	29
3.		THE LENDER'S COMMITMENT	29
	3.1.	The Lender's Commitment to Lend	29
	3.2.	Expiration or Termination of the Lender's Commitment	29
	3.3.	Advances Outstanding May Not Exceed Limits	29
	3.4.	Advances to Be Requested and Use of Proceeds	29
4.		GENERAL BORROWING PROCEDURES	30
	4.1.	Separate Request for Each Borrowing	30
	4.2.	Funding of Advances	30
	4.3.	Time When Submission List(s) and New Collateral Papers (If Any) Due	30
	4.4.	If Advances Would Exceed the Borrowing Base	30
	4.5.	If a Borrowing Request or New Collateral Papers is Received Late; Waiver of Claim for Any Late Funding	30
5.		THE SENIOR CREDIT NOTE	31
6.		INTEREST, PRINCIPAL AND FEES PAYMENTS	31
	6.1.	Interest	31
	6.2.	Interest Rates.	31
	6.3.	Rate of Return Maintenance Covenant	32
	6.4.	Principal	33
	6.5.	Facility Fee	33
	6.6.	Prepayments	34
	6.7.	Payments.	34
	6.8.	Payments Discharge Liability Subject to Reinstatement	35

v

7.		COLLATERAL	35
	7.1.	Grant of Security Interest	35
	7.2.	Further Assurances Concerning Collateral	36
	7.3.	Delivery of Additional Collateral or Mandatory Prepayment	37
	7.4.	Mandatory Redemption of Alt-A Collateral for Low Weighted Average Credit Scores	37
	7.5.	Mortgaging of Real Property Collateral	37
	7.6.	Pledged Loans' Collection and Servicing Rights	38
	7.7.	Rights After Occurrence of Event of Default	39
	7.8.	Sale and Custodian's Delivery of Collateral to Approved Investor	39
	7.9.	Collateral Sale Proceeds to be Paid to Lender.	39
	7.10.	Right of Redemption From Pledge	40
	7.11.	Return of Collateral at End of Commitment	40
	7.12.	Acceptance or Shipping Per Instructions of Returned Collateral is Acquittance	40
8.		CONDITIONS PRECEDENT	41
	8.1.	Initial Advance	41
	8.2.	Each Advance	42
9.		REPRESENTATIONS	43
	9.1.	Organization; Good Standing; Subsidiaries	43
	9.2.	Authorization and Enforceability	44
	9.3.	Approvals	44
	9.4.	Financial Condition	44
	9.5.	Litigation	44
	9.6.	Licensing	45
	9.7.	Compliance with Applicable Laws	45
	9.8.	Regulation U	45
	9.9.	Investment Company Act	45
	9.10.	Public Utility Holding Company Act	45
	9.11.	Payment of Taxes	45
	9.12.	Agreements	46
	9.13.	Title to Properties	46
	9.14.	The Borrower's Address	46
	9.15.	ERISA	46
	9.16.	Special Representations Concerning Collateral	46
	9.17.	Survival	52
10.		AFFIRMATIVE COVENANTS	52
	10.1.	Pay Senior Credit Note	52
	10.2.	Financial Statements	52
	10.3.	Financial Statements Will be Accurate	53
	10.4.	Other Reports	54
	10.5.	Maintain Existence and Statuses; Conduct of Business	55
	10.6.	Hedge Investments in Mortgage Loans	55
	10.7.	Compliance with Applicable Laws	55
	10.8.	Inspection of Properties and Books; Protection of Borrowers' Proprietary Information	55
	10.9.	Privacy of Customer Information	55
	10.10.	Notice of Suits, Etc. and Notice and Approval of Proposed Servicing Transfers	56
	10.11.	Payment of Taxes, etc	56
	10.12.	Insurance	57
	10.13.	Maintain Priority and Perfection of Lender's Lien	57
	10.14.	Subordination of Certain Indebtedness	57
	10.15.	Use of Proceeds of Advances	57

	10.16.	Promptly Correct Escrow Imbalances	57
	10.17.	Special Affirmative Covenants Concerning Collateral.	57
	10.18.	Coordination with Other Lenders/Repo Purchasers and Their Custodians	59
11.		NEGATIVE COVENANTS	59
	11.1.	No Other Debt	59
	11.2.	Debt to Affiliates	59
	11.3.	Contingent Liabilities	60
	11.4.	Conditional Repurchase, Indemnity or Other Recourse Obligations	60
	11.5.	Pledging or Assignment of Servicing Rights	60
	11.6.	No Reincorporation	60
	11.7.	Merger; Sale of Assets; Acquisitions	60
	11.8.	Financial Covenants	61
	11.9.	Special Negative Covenants Concerning Collateral and Underwriting Guidelines.	61
12.		DEFAULTS AND REMEDIES	62
	12.1.	Events of Default	62
	12.2.	Cure or Waiver	64
	12.3.	Remedies	65
	12.4.	Application of Proceeds	67
	12.5.	Lender Appointed Attorney-in-Fact	67
	12.6.	Right of Setoff	68
13.		REIMBURSEMENT OF EXPENSES; INDEMNITY	68
14.		PARTICIPATION; ASSIGNMENT	69
	14.1.	Participations	69
	14.2.	Assignments.	69
	14.3.	No Cost to Borrowers	70
15.		NOTICES	70
16.		MISCELLANEOUS	72
	16.1.	Terms Binding Upon Successors; Survival of Representations	72
	16.2.	Items to Be Satisfactory to the Lender or the Custodian	72
	16.3.	Usury Not Intended; Credit or Refund of Any Excess Payments	72
	16.4.	This Agreement and the Other Credit Papers	73
	16.5.	USA Patriot Act Notification	73
	16.6.	No Waiver	73
	16.7.	Counterpart Execution; Amendments	73
	16.8.	Governing Law, Jurisdiction and Venue	73
	16.9.	General Purpose of Loan	74
	16.10.	Waiver of Jury Trial	74
	16.11.	Relationship of the Parties	74
	16.12.	Notice Pursuant to Tex. Bus. & Comm. Code §26.02	74

4/04 AMENDED AND RESTATED
SENIOR SECURED CREDIT AGREEMENT

Preamble

        This 4/04 AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT (the "4/04 A&R Credit Agreement" or—within itself—this "Agreement" and as it may be supplemented, amended or restated from time to time, the "Current Credit Agreement"), dated as of April 21, 2004 (the "Effective Date") among FIELDSTONE INVESTMENT CORPORATION ("FIC"), a Maryland corporation and FIELDSTONE MORTGAGE COMPANY (the "Company"), a Maryland corporation, each having its principal office at 11000 Broken Land Parkway, Columbia, Maryland 21044 (FIC and the Company are sometimes collectively called the "Borrowers" and individually called a "Borrower"), and JPMORGAN CHASE BANK ("JPMorgan Chase" or the "Lender"), a New York banking corporation, having a branch at 712 Main Street, Houston, Texas 77002, recites and provides as follows.

Recitals

        The Lender and the Company entered into a 1/96 Senior Secured Credit Agreement dated as of January 1, 1996 (the "Original Credit Agreement"), which was (i) amended and restated by the 4/97 Amended and Restated Senior Secured Credit Agreement dated as of April 30, 1997 (the "4/97 A&R Credit Agreement") and the 5/03 Amended and Restated Agreement dated as of May 6, 2003 (the "5/03 A&R Credit Agreement"), (ii) further amended by the First Amendment to and Ratification of 5/03 Amended and Restated Credit Agreement dated as of May 6, 2003 (the "First Amendment"), the Second Amendment to and Ratification of 5/03 Amended and Restated Senior Secured Credit Agreement dated as of August 25, 2003 (the "Second Amendment") and the Third Amendment to and Ratification of 5/03 Amended and Restated Senior Secured Credit Agreement dated as of October 17, 2003 (the "Third Amendment") and (iii) again amended (including adding FIC as a co-borrower with the Company) and restated by the 11/03 Amended and Restated Senior Secured Credit Agreement (the "11/03 A&R Credit Agreement" and together with the Original Credit Agreement, the 4/97 A&R Credit Agreement, and the 5/03 A&R Credit Agreement, as amended, the "Previous Credit Agreements"), pursuant to which the Lender has made the Loan to the Company and FIC.

        The 1/96 Senior Credit Note (as defined in the Original Credit Agreement) executed by the Company pursuant to the Original Credit Agreement to evidence the Loan has been renewed, but not extinguished, from time to time by renewal notes, with borrowings under the 11/03 A&R Credit Agreement evidenced by the 11/03 Senior Credit Note dated as of November 10, 2003 (the "11/03 Senior Credit Note") in the principal amount of $200,000,000, executed by the Borrowers, as comakers, and payable to the order of the Lender.

        The Borrowers have requested that the Lender amend and restate the 11/03 A&R Credit Agreement to (i) recognize that Fieldstone Holdings Corp. (a party to the 11/03 A&R Credit Agreement, as well as to predecessor agreements, and guarantor of the obligations of the Company and FIC thereunder) has been merged with FIC (FIC being the survivor, and FIC being a co-borrower, the Guaranty, as defined in the 11/03 A&R Credit Agreement, is no longer required) and that FIC is now a real estate investment trust, and (ii) establish sublimits for financing (x) eligible Prime Loans and Alt-A Single-family Mortgage Loans, (y) eligible subprime Single-family Mortgage Loans and (z) Repurchased Loans, add an alternative base rate election provision and adjust applicable interest rate margins, adjust Wet Warehousing percentages, adjust advance rates, modify the definition of Alt-A Loan, extend the final maturity of the Loan and make other changes, with the borrowings thereunder to be evidenced by a new promissory note (the "4/04 Senior Credit Note") to be issued in renewal and extension, but not extinguishment, of the 11/03 Senior Credit Note.

        The Lender is willing to amend and restate the 11/03 A&R Credit Agreement on the terms and conditions hereinafter set forth.

        The obligations of the Borrowers under the 11/03 A&R Credit Agreement and the 11/03 Senior Credit Note are secured by the Collateral described in Section 3.1 of the 11/03 Credit Agreement and the other Credit Papers.

        The Borrowers and the Lender have agreed that the security interests of the Lender in the Collateral shall be ratified, carried forward and continued in full force and effect for the purpose of securing payment in full of the obligations of the Borrowers under the 4/04 Senior Credit Note and under the 11/03 A&R Credit Agreement, as amended and restated hereby, and all renewals, extensions, modifications, rearrangements and replacements thereof and any substitutions therefor.

Agreements

        In consideration of the premises, the mutual agreements stated below and other good and valuable consideration paid by each party to each other party to this Agreement, the receipt and sufficiency of which each party hereby acknowledges, the parties hereby agree as follows.

1. DEFINITIONS.

        1.1.    Defined Terms.    Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Credit Papers have the meanings assigned to them below or elsewhere in this Agreement.

        1.2.    Definitions of General Application.    The terms defined in this Section are generally applicable. For convenience of reference, defined terms relating only to the calculation and payment of interest are defined in Section 1.3.

        "4/04 Credit Agreement" is defined in this Agreement's Preamble.

        "4/04 Senior Credit Note" is defined in this Agreement's Preamble.

        "4/97 A&R Credit Agreement" is defined in this Agreement's recitals.

        "Acceleration Date" is defined in the definition of "Maturity Date".

        "Accounting Changes" means (a) changes in accounting principles required or permitted by GAAP and implemented by the subject Person and (b) changes in accounting principles recommended by the subject Person's certified public accountants.

        "Adjusted Liquidity" means FIC's unencumbered cash and Cash Equivalents plus the sum of the unused borrowing availability under this Agreement or any of the Borrowers' other committed mortgage warehouse credit facilities (including repurchase facilities) to the extent (if any) that the collateral value of Eligible Collateral that has been pledged to secure the Borrowers' debt to the lender(s) under such facilities exceeds the outstanding borrowings thereunder.

        "Adjusted Tangible Net Worth" means, on any day, the amount that would, in conformity with GAAP consistent with the accounting principles applied in the preparation of the Statement Date Financial Statements (without regard to any Accounting Changes that have occurred since the Statement Date—although such Accounting Changes shall be footnoted in any relevant Compliance Certificate as required by Section 10.3—unless Sections 11.8(a), 11.8(b) and 11.8(c) shall have been amended pursuant to the provisions of Section 10.3 to permit implementation of such Accounting Changes in determining Adjusted Tangible Net Worth and to (incidentally) eliminate such footnoting requirement with respect to such Accounting Changes) equal the stockholder's equity included on the balance sheet of FIC and its consolidated Subsidiaries;

        plus    (a) any preferred stock not already included in the calculation of stockholder's equity;

        plus    (b) Qualified Subordinated Debt of FIC and its consolidated Subsidiaries to the extent due thirty (30) days or more after the Maturity Date;

        plus    (c) FIC's Loan Loss Reserves;

        plus    (d) other comprehensive loss arising from the Statement of Financial Accounting Standards No. 133 (or any successor statement) ("FASB 133");

        minus (e) any intangibles or goodwill (as defined under GAAP) and all other assets not supported by or representative of a tangible asset, which intangible assets would be deemed by HUD to be unacceptable for the purpose of calculating adjusted net worth in accordance with HUD requirements in effect as of such day;

        minus (f) any advances between FIC and its Affiliates (other than advances between FIC and its consolidated Subsidiaries, including within this exclusion advances between FIC and FMC);

        minus (g) any loans or advances to officers or directors of FIC (as reported under GAAP);

        minus (h) other comprehensive income arising from FASB 133;

provided that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholder's equity for fluctuation of the value of financial instruments as mandated under FASB 133 shall be excluded from the calculation of Adjusted Tangible Net Worth.

        "Advance" means a principal disbursement of Loan proceeds made to a Borrower pursuant to this Agreement by the Lender to or for the account—including initial disbursements, readvances of funds previously advanced to a Borrower and repaid to the Lender and Protective Advances made without any requirement for any Borrowing Request—and is a correlative of "Borrowing": a Borrowing from the Lender's point of view. Where "Conforming/Alt-A" prefaces "Advance", then it means an Advance under the Conforming/Alt-A Sublimit. Where "Wet Warehousing" prefaces "Advance", then it means an Advance under the Wet Warehousing Sublimit. Where "Subprime" prefaces "Advance", then it means an Advance under the Subprime Sublimit. Where "Repurchased Loans" prefaces "Advance", then it means an Advance under the Repurchased Loans Sublimit. Each Advance shall be classified by the Lender as of its initial funding date (or, for Advances made to fund Wet Loans to the extent of the Collateral Values of such Wet Loans as they convert to Dry Loans, on their conversion date) as one or another of the following types:

            (i)  a Conforming/Alt-A Advance;

           (ii)  a Wet Warehousing Advance;

          (iii)  a Subprime Advance; or

          (iii)  a Repurchased Loans Advance.

        "Advance Rate" is defined in the definition of "Collateral Value".

        "Affiliate" means and includes, with respect to a specified Person, any other Person:

            (i)  that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person (in this definition only, the term "Control" means having the power to set or direct management policies, directly or indirectly);

           (ii)  that is a director, trustee, partner or officer of the specified Person or serves in a similar capacity in respect of the specified Person;

          (iii)  of which the specified Person is a director, trustee, partner, member or officer or with respect to which the specified Person serves in a similar capacity and over whom the specified Person, either alone or together with one or more other Persons similarly situated, has Control;

          (iv)  that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities (which does not include any MBS) of the specified Person; or

           (v)  of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities.

        "Aged Loan" is defined in the definition of "Long Warehoused (Aged) Loan".

        "Agency" means Ginnie Mae, Fannie Mae, Freddie Mac, HUD, FHA or VA.

        "Agreement" is defined in this Agreement's preamble.

        "Alt-A" means a Single-family Mortgage Loan with an Alt-A Credit Grade, all of the proceeds of which (other than any proceeds used to pay closing costs) were used to finance the acquisition of the Mortgaged Premises securing such Mortgage Loan (i.e., not a refinancing or cash out), whose Cumulative Loan-to-Value Ratio is ninety percent (90%) or less and whose Customer has a Credit Score of 625 or more.

        "Applicable Percentage" means, with respect to any assignee lender hereunder, the percentage of the total Commitment represented by such lender's share of the Commitment. If the Commitment or a Person's share of the Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Commitment or share of the Commitment most recently in effect, giving effect to any assignments.

        "Appraisal" means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Borrowers as an unacceptable appraiser by an Agency, and who is experienced in estimating the value of property of that same type in the community where it is located, and who is not a director, officer or employee of either Borrower or any Affiliate of a Borrower, or related as a parent, sibling, child or first cousin to either Borrower's or any such Affiliate's respective directors or officers or any of their spouses, a signed copy of the written report of which appraisal is in the possession of the relevant Borrower or its Servicer.

        "Approved Investor" means Ginnie Mae, Fannie Mae, Freddie Mac and any of the Persons listed on Schedule AI, as it may be supplemented or amended from time to time by agreement of the Borrowers and the Lender; provided that if the Lender shall give written notice to the Borrowers of the Lender's reasonable disapproval of any Approved Investor(s) named in the notice, the investor(s) named shall no longer be Approved Investor(s) from and after the time when the Lender sends that notice to the Borrowers.

        "Authorized Borrower's Representative" means each Person designated by FIC or the Company, as applicable, in Schedule ARattached hereto, or on the most recent update (if any) of Schedule AR dated and signed by FIC and the Company as a writing delivered to the Lender as provided in Schedule AR, each of whom is authorized to execute Credit Papers (including Borrowing Requests) on behalf of FIC or the Company, as applicable, and other papers related to this Agreement on behalf of and as the act and deed of FIC or the Company, as applicable. The Lender and the Custodian may accept and may rely and act upon any paper that appears to have been executed by a Person whose name appears as an Authorized Borrower's Representative on Schedule AR or the most recent update thereof signed by FIC or the Company, as applicable, unless FIC or the Company, as applicable, has given the Lender prior notice that such Person is no longer an Authorized Borrower's Representative.

        "Bailee Letter" means a letter in the form specified in the Custody Agreement.

        "Bankruptcy Code" means Title 11 of the United States Code.

        "Book Collateral Value" is defined in the definition of "Collateral Value".

        "Borrower" is defined in this Agreement's Preamble.

        "Borrowing" is a correlative of "Advance": an Advance from the relevant Borrower's point of view. Where "Wet Warehousing" prefaces "Borrowing", then it means a Borrowing under the Wet Warehousing Sublimit.

        "Borrowing Base" means, on any day, the sum of the Collateral Values of all Eligible Collateral then Pledged to the Lender. The Lender shall determine the Borrowing Base from time to time in the Lender's reasonable discretion, taking into account information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until the Lender makes a more current determination of the Borrowing Base.

        "Borrower's Customer" means any natural person who has applied in writing to a Borrower for a financial product or service, has obtained any financial product or service from the Borrowers or has a Mortgage Loan that is serviced or subserviced by the Borrowers.

        "Borrower's Customer Information" means any information or records in any form (written, electronic or otherwise) containing a Borrower's Customer's personal information or identity, including a Borrower's Customer's name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that the Borrower's Customer has a relationship with a Borrower.

        "Borrowers' Underwriting Guidelines" means a single set of prudent standards determined and applied by the Borrowers for underwriting, credit grading and documenting Nonconforming Mortgage Loans that are not both underwritten and documented in accordance with Fannie Mae or Freddie Mac guidelines. The Borrowers will apply those standards in determining whether to originate or purchase any Nonconforming Mortgage Loan that does not satisfy Fannie Mae or Freddie Mac underwriting and documentation guidelines.

        "Borrowing Request" means a request for a Borrowing in the form of Exhibit B (or in another form approved by the Lender), duly completed, with all required attachments and signed by an Authorized Borrower's Representative for the Borrower requesting the Borrowing. Each Borrowing Request shall include this sentence: "The Borrower hereby warrants and represents to the Lender that none of the Collateral (including Collateral described or referred to in this request) is pledged to any Person other than the Lender or supports any borrowing or repurchase agreement funding other than Borrowings under the Current Credit Agreement."

        "Broker's Price Opinion" means the written opinion of the value of the Mortgaged Premises securing a Mortgage Loan, issued by a real estate broker duly licensed as such by the jurisdiction in which the Mortgaged Premises are located and who is not an Affiliate of either of the Borrowers or their Subsidiaries' or Affiliates' directors or officers and is not an employee of any of them, selected reasonably and in good faith by the Borrowers.

        "Business Day" means any day excluding Saturday, Sunday, any day on which the Lender is required or permitted by Governmental Authority to be closed and any day that is a legal holiday under the laws of the State of Texas.

        "Cash Equivalents" means and includes, on any day:

          (a)   any evidence of debt issued by the United States government, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing twelve (12) months or less after that day;

          (b)   commercial paper issued by a corporation (other than an Affiliate of either of the Borrowers) organized under the laws of any state of the United States of America or of the District of Columbia, rated A-1 by Standard and Poor's Ratings Service, P-1 by Moody's Investors

  Service, Inc. or the equivalent rating by another nationally-recognized ratings service acceptable to the Lender and having a stated maturity date nine (9) months or less after its issue date;

          (c)   any certificate of deposit or banker's acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Five Hundred Million Dollars ($500,000,000), and maturing not more than twelve (12) months after that day;

          (d)   any repurchase agreement (i) entered into with any Federal Reserve System member commercial bank of the size referred to in clause c above and (ii) secured by any obligation of the type described in any of clauses (a)-(c) above and (iii) having a market value on its date of at least one hundred percent (100%) of the repurchase obligation of that commercial bank; and

          (e)   shares of money market mutual or similar funds that invest exclusively in obligations of the type described in any of clauses (a)-(c) above.

        "Category" (of Eligible Collateral) is defined in Schedule EC.

        "Central Elements" means and includes the value of a substantial part of the Collateral; the prospects for repayment of the Loan, both principal and interest, when due; the validity or enforceability of this Agreement, any Senior Credit Note or other Facilities Papers and, as to any Person referred to in any reference to the Central Elements, such Person's property, business operations, financial condition and ability to fulfill its obligations under this Agreement or any other Facilities Papers, each taken as a whole, and such Person's prospects of continuing in business as a going concern—without limitation, any written opinion issued by either Borrower's accountants or auditors expressing doubt about either Borrower's ability to continue in business as a going concern will be deemed to have a material adverse effect on the Central Elements in respect of the Borrowers.

        "Change of Control" means any event after which:

            (i)  with respect to FIC (a) any Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act except that for purposes of this definition, a Person shall not be deemed to have acquired beneficial ownership of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange), directly or indirectly, of either (i) Voting Stock of FIC (or other securities convertible into such Voting Stock) representing more than nine and nine-tenths percent (9.9%) of the combined voting power of all Voting Stock of FIC or (ii) more than nine and nine-tenths percent (9.9%) of the outstanding shares of any class or series of capital stock of FIC; or (b) any Person shall have succeeded in having so many of such Person's nominees elected to the board of directors of FIC that such nominees, when added to any existing directors remaining on the board of directors of FIC after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of FIC; or

           (ii)  with respect to the Company, all of the Capital Stock of the Company is not owned by FIC or a wholly-owned Subsidiary of FIC.

        "Change of Executive Management" means the occurrence of any event after which, without the Lender's prior written consent, (i) the Persons then-presently serving as Chief Executive Officer and Chief Financial Officer of FIC and the Company both cease for any reason whatsoever, within any period of forty-five consecutive (45) days, to be, and to continuously perform the duties of, Chief Executive Officer of FIC and the Company, and Chief Financial Officer of FIC and the Company, respectively and (ii) no successors satisfactory to the Lender, in its reasonable judgment, shall have become, and shall have commenced to perform the duties of, President and Chief Executive Officer of

FIC and the Company, and Chief Financial Officer of FIC and the Company, respectively, within sixty (60) days after such cessation by the later of them to so cease.

        "Collateral" is any or all collateral (as the context requires) for the Obligations, consisting of:

          (a)   the "Collateral", which means Pledged Loans, their security, their related Loan Papers and the right to recover under the related Hazard Insurance Policies; and

          (b)   the "Repurchased Loan Collateral", which means Mortgage Loans other than Eligible Single-family Collateral and claims and receivables in respect of delinquent or foreclosed Mortgage Loans, that are owned by a Borrower and duly Pledged to the Lender;

        "Collateral Confirmation Agreement" means a collateral confirmation agreement in the form attached as Exhibit A to the Custody Agreement or another form acceptable to the Custodian, duly executed by an Authorized Borrower's Representative and delivered to the Custodian (1) listing Mortgage Loans being Pledged to the Lender (or, in the case of Dry Loans already pledged as Wet Loans, listing Pledged Loans whose Required Documents are being delivered to the Lender) concurrently with the delivery to the Custodian of such collateral confirmation agreement by Borrower's loan number and showing for each the Customer name and original loan amount, (2) certifying that, for each such Pledged Loan, the Required Documents have been executed and delivered by all appropriate Persons and such Pledged Loan has been originated, closed, funded and (if not originated by a Borrower) sold and assigned to a Borrower and (3) certifying that the Required Documents for such Mortgage Loan have been shipped to the Custodian or (in the case of Wet Loans) are in the possession of its closer, a Borrower or such Borrower's Servicer for such Pledged Loan, and that (for all Pledged Loans) one of the latter has possession of the Supplemental Papers therefor.

        "Collateral Records" means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Collateral, and other information and data that is used or useful for managing and administering the Pledged Loans, together with the nonexclusive right to use (in common with each Borrower and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) each Borrower's operating systems to manage and administer any of the Collateral and any of the related data and information described above, or that otherwise relates to the Collateral, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Collateral (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and each Borrower's rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Borrowers' permittees, and any computer programs that are owned by either Borrower (or licensed to either Borrower under licenses that may lawfully be transferred or used by the Borrowers' permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

        "Collateral Support" means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:

          (a)   all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Pledged Loans, and all renewals, extensions, modifications and replacements of any of them;

          (b)   all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of either Borrower in respect of any Pledged Loan;

          (c)   all of each Borrower's rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Pledged Loan, including all guarantees, lien priority agreements, security agreements, deeds of trust, collateral assignments, subordination agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;

          (d)   all of each Borrower's rights, to the extent assignable, in, to and under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or any lender or securities issuer to guarantee, purchase or invest in any of the Pledged Loans or any MBS based on or backed by any of them or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Pledged Loans, together with the proceeds arising from or pursuant to any and all such commitments;

          (e)   all rights under every Hazard Insurance Policy relating to real estate securing a Pledged Loan for the benefit of the creditor of such Pledged Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Pledged Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Pledged Loans and/or any of the property securing payment of any of the Pledged Loans or covered by any related instrument;

          (f)    all present and future claims and rights of either Borrower to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Pledged Loans; and

          (g)   all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Pledged Loans (the Lender acknowledges that the Borrowers' rights in such deposits are limited to the rights of an escrow Lender and such other rights, if any, in and to such deposits as are accorded by the Pledged Loans and related papers) and all monies, accounts, deposit accounts, payment intangibles and general intangibles, however designated or maintained, constituting or representing so-called "completion escrow" funds or "holdbacks", and being Pledged Loans' proceeds recorded as disbursed but that have not been paid over to the seller of the subject Mortgaged Premises (the purchase of which is financed by such Pledged Loan), but that are instead being held by either Borrower or by a third party escrow Lender pending completion of specified improvements or landscaping requirements for such Mortgaged Premises.

        "Collateral Value" means the value of Eligible Collateral for purposes of this Agreement. Collateral (i) that is not duly Pledged to the Lender, (ii) in which the Lender does not have a first and prior perfected Lien (except that in the case of Wet Loans Pledged to the Lender for seven (7) or less Business Days, the fact that the Lender does not have possession, directly or through the Custodian, of the Required Documents therefor shall not affect such Wet Loans' Collateral Value) and control (as defined in the UCC), or (iii) that is not Eligible Collateral because it does not satisfy in all material respects one or more of the conditions to eligibility stated for it in this Agreement, shall have zero Collateral Value, and Collateral that at one time satisfied all conditions for eligibility but for which a Disqualifier has occurred shall have zero Collateral Value from the date of that Disqualifier unless and until the Borrowers have cured all applicable Disqualifiers or the Lender has waived them in writing; provided that the reduction for any reason of the Collateral Value of any Collateral that is Pledged to the Lender shall not itself affect or impair the Lender's security interest in that Collateral. Collateral

Values of Eligible Collateral, duly Pledged to the Lender with the Lender having Lien priority and perfection as aforesaid and as to which no such uncured or unwaived Disqualifier has occurred, shall be determined as follows:

        The Collateral Value on any day of any Pledged Loan shall be its "Book Collateral Value", which is the least of:

            (i)  ninety-seven percent (97%)—the applicable percentage (x) for Second Lien Loans is ninety-five percent (95%), (y) for Repurchased Loans is seventy percent (70%) and (z) for Pledged Loans with a single payment delinquency and no other defaults is seventy percent (70%)—of such Pledged Loan's Principal Balance on that day;

           (ii)  for a Pledged Loan originated by either Borrower or an Affiliate of either Borrower, ninety-seven percent (97%)—the applicable percentage (x) for Second Lien Loans is ninety-five percent (95%), (y) for Repurchased Loans is seventy percent (70%) and (z) for Pledged Loans with a single payment delinquency and no other defaults is seventy percent (70%)—of the loan amount at origination less discount points received by the relevant Borrower or such Affiliate, as stated on the Pledged Loan's HUD-1 Settlement Statement;

          (iii)  for a Pledged Loan directly or indirectly acquired by either Borrower from a mortgage broker or a correspondent that is not an Affiliate of either Borrower, ninety-seven percent (97%)—the applicable percentage (x) for Second Lien Loans is ninety-five percent (95%), (y) for Repurchased Loans is seventy percent (70%) and (z) for Pledged Loans with a single payment delinquency and no other defaults is seventy percent (70%)—of the net purchase price paid therefor by the relevant Borrower (i.e., net of all origination fees, discounts, refunds and rebates, however and whenever credited or payable to such Borrower and without regard, however, to any servicing release premium paid by such Borrower);

          (iv)  for Pledged Loans, excluding Repurchased Loans, that are subject to a Purchase Commitment, ninety-seven percent (97%)—the applicable percentage for Second Lien Loans is ninety-five percent (95%)—of the purchase price that the issuing Approved Investor will pay for such Pledged Loan, as provided for in the Purchase Commitment covering it; or

           (v)  for Repurchased Loans, seventy percent (70%) of the value of the related Mortgaged Premises, as stated in the most recent Current Appraisal or the most recent Current Broker's Price Opinion (whichever is less), net of any senior Lien;

  provided that if the Lender shall elect (in its sole and absolute discretion) to mark it to market, such Pledged Loan's Collateral Value for that day shall be the lesser of (i) its Book Collateral Value or (ii) ninety-five percent (95%)—the applicable percentage for Second Lien Loans and Repurchased Loans is ninety percent (90%)—of its Market Value on that day.

The applicable percentage factors (stated above) for determining the value of any particular item of Collateral is the "Advance Rate" for that Collateral. Each of such values shall be as determined by the Lender—which may accept as correct any value proposed by a Borrower that is not obviously and materially incorrect on its face—and each determination by the Lender of Collateral Value (and of each element of each such determination, including Market Value) may be computed using any reasonable averaging, interpolation and attribution method and, absent manifest error, shall be conclusive and binding.

        "Commitment" means the Lender's commitment under Section 3.1 to fund the Loan, limited to the Committed Sum, upon and subject to the terms and conditions of this Agreement.

        "Commitment Cancellation Date" is defined in the definition of "Termination Date".

        "Committed Sum" means, for any day, the maximum amount the Lender is committed on that day to lend to the Borrowers (or for their accounts) on a revolving credit basis pursuant to this Agreement, on its terms and subject to its conditions. From the Effective Date through and including the Termination Date or such other date (if any) when it is changed by written agreement of the Lender, FIC and the Company or by any Legal Requirement, the Committed Sum is Two Hundred Million Dollars ($200,000,000).

        "Conforming" means that a Conventional Mortgage Loan is secured by a first and prior lien on the subject real property and is in all respects eligible for purchase by Ginnie Mae, Fannie Mae or Freddie Mac or for inclusion in a pool of mortgage loans eligible for guaranty by Ginnie Mae, Fannie Mae or Freddie Mac after such pool's securitization.

        "Conventional Mortgage Loan" means a Mortgage Loan that is neither insured by the FHA nor guaranteed by the VA.

        "Credit Grade" is the credit grade or ranking for each Pledged Loan, determined in accordance with the Borrowers' Underwriting Guidelines.

        "Credit Papers" means and includes this Agreement, the Senior Credit Note, the Custody Agreement and all security agreements, financing statements and other papers now or hereafter executed evidencing, securing or otherwise relating to the Facilities, and any renewal, extension, rearrangement, increase, supplement, modification or restatement of them executed from time to time.

        "Credit Score" means the credit rating score of a mortgagor of a Mortgage Loan determined on the basis of credit rating scores for such mortgagor requested from Experian, Equifax Beacon 96, and/or Trans Union Empirica 98 (or the respective successors in interest or assigns of such Persons). If credit rating scores are obtained from all three such credit rating agencies, the Credit Score will be the credit rating score remaining after disregarding the highest and lowest credit rating scores (unless more than one credit rating score is identical, in which case such identical rating score shall be the Credit Score, i.e., if two credit rating scores of 600 and one of 580 were quoted, the Credit Score would be 600). If two such credit rating scores are obtained, the Credit Score will be the lower of such credit rating scores (unless such credit rating scores are identical, in which case such identical credit rating score shall be the Credit Score, e.g., if two credit rating scores of 590 were quoted, the Credit Score would be 590). If only one credit rating score is obtained, such credit rating score shall be the Credit Score.

        "Cumulative Loan-to-Value Ratio" means, as to any Single-family Mortgage Loan, the ratio of (x) the sum of the original principal amount(s) of its first Lien mortgage note and (if such Mortgage Loan is a Second Lien Loan) its second Lien mortgage note to (y) the fair market value of the Mortgaged Premises securing it, as such value has been determined by the most recent Current Appraisal or Current Broker's Price Opinion.

        "Current Appraisal" means an Appraisal dated no earlier than ninety (90) days before the relevant Determination Date.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement for the purpose of hedging the currency risk associated with a Borrower's and its Subsidiaries' operations and not for speculative purposes.

        "Current Broker's Price Opinion" means a Broker's Price Opinion dated no earlier than ninety (90) days before the relevant Determination Date.

        "Custodian" means JPMorgan Chase, as Custodian under the Custody Agreement, or any successor custodian under the Custody Agreement.

        "Custodian's Fees" are the fees to be paid by the Borrowers to the Custodian for its services under the Custody Agreement, as provided for in the Custody Agreement or by a separate agreement. Such fees are separate from and in addition to other fees to be paid to the Lender provided for in this Agreement.

        "Custody Agreement" means the 4/04 Custody Agreement dated as of April 21, 2004 between the Borrowers and JPMorgan Chase, as Custodian, as it may hereafter be supplemented, amended or restated from time to time.

        "Customer" means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

        "Dated Assets" is defined in Section 2.4.

        "Dated Liabilities" is defined in Section 2.4.

        "Debt" means, on any day, the sum of the following (without duplication):

          (a)   all debt or other obligations which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of the balance sheet of FIC and its consolidated Subsidiaries for that day;

          (b)   all of FIC's and its consolidated Subsidiaries' debt or other obligations for borrowed money or for the deferred purchase price of property or services;

          (c)   all of FIC's and its consolidated Subsidiaries' other obligations for borrowed money or for the deferred purchase price of property or services in respect of which FIC or any of its consolidated Subsidiaries is liable—contingently or otherwise—to pay or advance money or property as guarantor, surety, endorser or otherwise (excluding the contingent liability of FIC or any such consolidated Subsidiary as endorser of negotiable instruments for collection in the ordinary course of business), or which FIC or any such consolidated Subsidiary has agreed to purchase or otherwise acquire; and

          (d)   all debt for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by FIC or any of its consolidated Subsidiaries (even though neither FIC nor any consolidated Subsidiary has assumed or otherwise become liable for the payment of such debt) to the extent that such debt would not be otherwise counted as a liability for purposes of determining the net worth of FIC and its consolidated Subsidiaries and to the extent that such debt is less than or equal to the net book value of such property;

provided that, for purposes of this Agreement, there shall be excluded from the calculation of Debt for that day:

            (i)  the obligations of FIC or any of its consolidated Subsidiaries to pay to another Person any sums collected and held by FIC or any such consolidated Subsidiary (as loan servicer, escrow agent or collection agent or in a similar capacity) for the account of such other Person;

           (ii)  the portion of Qualified Subordinated Debt that is not due within one (1) year of that day;

          (iii)  the contingent liabilities of FIC and its consolidated Subsidiaries on that day to indemnify sureties issuing surety bonds to enable or facilitate the mortgage banking business or FIC and its consolidated Subsidiaries;

          (iv)  the prospective or potential liability of FIC and its consolidated Subsidiaries under either (x) any pending arrangement that does not amount to a contract binding upon and enforceable against such FIC or any such consolidated Subsidiary, or any of the property of FIC or any such consolidated Subsidiary or (y) a contract under which any material condition to its enforceability against FIC or any of its consolidated Subsidiaries—other than the passage of time or another condition whose occurrence is a practical certainty—has not been satisfied; and

           (v)  unsecured open account liabilities to vendors, suppliers and service providers incurred by FIC or any of its consolidated Subsidiaries in the ordinary course of the mortgage banking business of FIC and such Subsidiaries.

        "Default" means the occurrence of any event or existence of any circumstances that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.

        "Determination Date" means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Credit Paper.

        "Disqualifier" is defined in Schedule DQ.

        "Dry Loan" means a Pledged Loan acquired and owned by a Borrower that has been closed, funded and qualifies without exception as Eligible Collateral, including satisfying the requirement that all of its Required Documents have been delivered to the Custodian.

        "Effective Date" is defined in this Agreement's Preamble.

        "Electronic Agent" means MERSCORP, Inc. or its successors in interest or assigns.

        "Electronic Tracking Agreement" means the Electronic Tracking Agreement dated on or about December 12, 2002 among the Company, the Lender, MERS and the Electronic Agent, amended to add FIC as a party, and as it may be supplemented, further amended, restated or replaced from time to time.

        "Electronically Submitted" means that a Borrowing Request or a payment is submitted in such an electronic form and format that the Lender is not required to enter any of its data manually.

        "Eligible Assignee" is defined in Section 14.2(a).

        "Eligible Collateral" and the terms for the categories of Eligible Collateral are defined and described on Schedule EC.

        "ERISA" means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.

        "Event of Default" means the occurrence of any of the conditions or events described or referred to in Section 12.1.

        "Exchange Act" means the Securities Exchange Act of 1934, 15 U.S.C. §78a, as amended.

        "Facilities" means the credit facilities provided for in this Agreement, and in its singular form, "Facility", means the entire Two Hundred Million Dollar ($200,000,000) senior secured revolving line of credit provided for herein.

        "Facility Fee" is defined in Section 6.5.

        "Fannie Mae" means the Federal National Mortgage Association and any successor.

        "FASB 133" is defined in the definition of "Adjusted Tangible Net Worth".

        "FHA" means the Federal Housing Administration and any successor.

        "FICA" means the Federal Insurance Contributions Act.

        "File" means a file in the possession of the Custodian or its designee (other than a Borrower or an Affiliate of either Borrower) containing all of the Required Documents for the relevant type of Collateral.

        "Financial Statements" is defined in Section 9.4.

        "Freddie Mac" means the Federal Home Loan Mortgage Corporation and any successor.

        "GAAP" means, for any Determination Date, generally accepted accounting principles, applied on a consistent basis, as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of "Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports"' (or its successor) issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of such Determination Date. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the relevant Borrower's independent certified public accountants have agreed and which changes and their effects are summarized in the subject Borrower's financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) which materially changes the meaning or effect of any provision of this Agreement and (b) the relevant Borrower or the Lender regard such change(s) as adverse to their respective interests, then upon written notice from one to the other, such Borrower and the Lender shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that the Lender shall not be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Default has occurred (other than a Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) which the Lender has not declared in writing to have been cured or waived.

        "Ginnie Mae" means the Government National Mortgage Association and any successor.

        "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.

        "Hazard Insurance Policy" means, with respect to each Pledged Loan, the policy of fire and extended coverage insurance required by Section 9.16(dd) to be maintained for the related Mortgaged Premises' improvements (and, if the related Mortgaged Premises are located in a federally-designated special flood area, federal flood insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time or, if repealed, any superseding legislation governing similar insurance coverage, or similar coverage against loss sustained by floods or similar hazards that conforms to the flood insurance requirements prescribed by Fannie Mae guidelines, which may be provided under a separate insurance policy) which insurance may be a blanket mortgage impairment policy maintained by such Pledged Loan's Servicer in accordance with the terms and conditions of Section 10.17(c)(2).

        "Hedge Agreement" means an Interest Rate Protection Agreement or a Currency Agreement entered into in the ordinary course of one of the Borrower's or any of its Subsidiaries' businesses.

        "HUD" means the Department of Housing and Urban Development and any successor.

        "In Default" means that, as to any Mortgage Loan, two (2) or more Mortgage Note payments or escrow payments are unpaid for thirty (30) days or more after their due dates (whether or not the relevant Borrower has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy for any Customer under such Mortgage Loan.

        "Indemnified Liabilities" is defined in Section 13(e).

        "Indemnified Parties" is defined in Section 13(e).

        "Interest Rate Protection Agreement" means, with respect to either (i) any or all of the Pledged Loans or (ii) the Obligations, any short sale of any U.S. Treasury securities, futures contract, mortgage related security, Eurodollar futures contract, options related contract, interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, that is entered into by either or both Borrowers and a financial institution and is reasonably acceptable to the Lender.

        "Internal Revenue Code" means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.

        "Investor Loan" means a Single-family Mortgage Loan whose Mortgaged Premises are not occupied by one of the relevant Customers as either his or her primary residence or second home.

        "JPMorgan Chase" is defined in this Agreement's Preamble.

        "Jumbo Loan" means a Single-family Mortgage Loan the original principal amount of which when originated was more than the maximum limit for eligibility for purchase by Fannie Mae or Freddie Mac or for inclusion in a pool of mortgage loans eligible for guaranty by Fannie Mae or Freddie Mac after such pool's securitization, and whose original principal amount did not exceed One Million Dollars ($1,000,000).

        "Law" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.

        "Legal Requirement" means any applicable law, statute, ordinance, decree, ruling, requirement, order, judgment, rule or regulation of any Governmental Authority (or any Governmental Authority's legally binding interpretation of any of them), and the terms of any license, permit, consent or approval issued by any Governmental Authority, that is in force and effect at the relevant time.

        "Lender" is defined in this Agreement's Preamble.

        "Lender Affiliate" means (i) an Affiliate of the Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by the Lender or an Affiliate of the Lender.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Loan" means the loan under this Agreement, which is, on any day, the sum of all Advances outstanding on that day, all of which shall be treated and considered as one loan.

        "Loan Loss Reserve" means such reasonable reserve against future provisions for loan losses on the Borrowers' respective investments in Mortgage Loans as such Borrower's management shall establish, as such management may adjust such reserve from time to time.

        "Loan Papers" means the Mortgage Note and all of the other papers related to the establishment of a Pledged Loan and the creation, perfection and maintenance of its lien and lien priority for a particular item of Collateral, including its Required Documents and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Pledged Loan, in a form acceptable to the Lender (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Borrowers' interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

        "Loan-to-Value Ratio" means, as to any Mortgage Loan, the ratio of (x) the original principal amount(s) of its first Lien Mortgage Note to (y) the fair market value of the Mortgaged Premises securing it, as such value is shown in the most recent Appraisal or the most recent Current Broker's Price Opinion (whichever is less) or (if such Mortgage Loan is covered by a Purchase Commitment) otherwise determined in accordance with the relevant Approved Investor's underwriting requirements or guidelines.

        "Long Warehoused (Aged) Loan" or "Aged Loan" means a Mortgage Loan whose Original Pledge Date was more than one hundred twenty (120) days, but not more than one hundred eighty (180) days, before the relevant Determination Date (being the date on or for which such Mortgage Loan's Collateral Value is being determined). A Pledged Loan whose Original Pledge Date was more than one hundred eighty (180) days before the relevant Determination Date shall have zero Collateral Value.

        "Margin Stock" has the meaning assigned to that term in Regulation U as in effect from time to time.

        "Market Value" of:

            (i)  any Mortgage Loan means, on any day, the price obtained from a nationally recognized brokerage firm reasonably selected by the Lender—or if any such firm so selected is an Affiliate of the Lender, the average of the prices obtained from two such brokerage firms, one of which is not an Affiliate of the Lender—as the bid price offered for mandatory delivery within thirty (30) days for the subject Mortgage Loans (provided that if the Lender, using its customary methods, systems and procedures, is unable to obtain such bid price, then the Market Value of such Mortgage Loan shall be what the Lender reasonably determines the market value thereof to be, taking into account customary factors, including current market conditions and the fact that such Mortgage Loan may be sold or otherwise disposed of under circumstances where the Borrowers are in default under this Agreement or where the Borrowers are in default under a relevant Servicing Agreement); or

           (ii)  any other property means, on any day, what the Lender reasonably determines its market value to be (or to have been) on that day;

Any such determination by the Lender of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error on the part of the Lender.

        "Maturity Date" means April 20, 2005, or the earlier date (the "Acceleration Date"), if any, when the Lender accelerates maturity of the Senior Credit Note pursuant to this Agreement, or the maturity of the Senior Credit Note is effectively accelerated by order of any Governmental Authority or by operation of law.

        "MBS" means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (1) is backed in whole or in part by an underlying pool of Mortgage Loans and (2) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.

        "MERS" means Mortgage Electronic Registration Systems, Inc. or its successors or assigns.

        "MERS Designated Loan" means a Pledged Loan registered to a Borrower on the MERS System.

        "MERS® System" means the Electronic Agent's mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

        "Mortgage" means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.

        "Mortgage Assignment" means an assignment of mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the U.S. jurisdiction in which the Mortgaged Premises covered by the Mortgage are located to give record notice of the assignment of the Mortgage, perfect the assignment and establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS or registered under the MERS® System.)

        "Mortgage Loan" means any loan evidenced by a Mortgage Note.

        "Mortgaged Premises" means the real property and improvements securing a Mortgage Loan.

        "Mortgage Note" means a promissory note secured by a Mortgage.

        "Multiemployer Plan" means any "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, which is maintained for employees of either Borrower or any Subsidiary of such Borrower.

        "Net Income" means, for any financial reporting period, net income of any Person determined in accordance with GAAP.

        "Nonconforming" means a Conventional Mortgage Loan that (a) is secured by a second lien on the subject real property, (b) has had at any time an unpaid principal amount in excess of the maximum amount eligible for purchase by Fannie Mae or Freddie Mac but is otherwise in compliance with all applicable Fannie Mae or Freddie Mac guidelines, including those for underwriting and documentation or (c) has been underwritten according to standards different from the Fannie Mae or Freddie Mac underwriting guidelines or using documentation that is not acceptable to Fannie Mae or Freddie Mac, but otherwise is generally considered eligible for sale in the secondary mortgage market for nonconforming mortgage loans; provided that such Conventional Mortgage Loan must conform to the Borrowers' Underwriting Guidelines.

        "Note Funding and Payment Accounts" means the non-interest bearing demand checking account nos. 0011-332-7531 and 0010-037-6798, respectively, to be maintained by FIC and the Company with the Lender, to be used for (a) the Lender's funding of proceeds of requested Borrowings by FIC or the Company, as applicable, and the Lender's deposits of cash proceeds of recoveries and realizations from any Collateral (other than regular principal and interest payments on the Pledged Loans); (b) the Lender's deposits of principal and interest payments for the repayment of Borrowings received from FIC or the Company, as applicable, or for its account and (c) only if and when (i) no Default has occurred unless it has been either cured by the Borrowers or waived in writing by the Lender and (ii) no Event of Default has occurred unless the Lender has declared in writing that it has been cured or waived, the Lender's transfer to the relevant Borrower's designated operating account (or to a controlled disbursement account maintained by such Borrower with the Lender) of (x) proceeds of Advances for the purposes permitted under this Agreement and (y) proceeds of sales or other dispositions of released Collateral in excess of the Advance(s) borrowed and then outstanding against such released Collateral. The Note Funding and Payment Accounts are (and shall continuously be) part of the Collateral for the Obligations. The Note Funding and Payment Account shall be subject to setoff by the Lender. The Note Funding and Payment Accounts shall be blocked accounts from which FIC and the Company shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Lender, although under the circumstances described in clause (c) of the first sentence of this definition above and subject to the conditions specified in that clause, the Lender shall use diligent and reasonable efforts to cause Borrowing proceeds and excess Collateral proceeds that are received as therein described and that are deposited to either Note Funding and Payment Account before 3:00 PM, Houston time, on a Business Day to be transferred to an operating account on which FIC or the Company does have withdrawal order authority, and made accessible to FIC or the Company, as applicable, on that same Business Day.

        "Notices" is defined in Section 15.

        "Obligations" means all of the Borrowers' present and future debt, obligations and liabilities, arising before or after the date of this Agreement, under or related to the Senior Credit Note, this Agreement or any other Credit Paper, whether for principal, interest, premium, fees, costs, attorneys' fees or other obligation or liabilities, and whether absolute or contingent, and all renewals, extensions and modifications of any of them.

        "Officer's Certificate" means a certificate executed on behalf of a partnership by any of its general partners or on behalf of a corporation (including a corporate general partner of a partnership) by its president, any of its executive vice presidents, senior vice presidents or vice presidents, its chief financial officer, its treasurer, its secretary or any of its assistant secretaries. The Lender shall be entitled to rely on the descriptions contained in or attached to any Officer's Certificate delivered to it in connection with any Collateral, as being accurate descriptions of the papers delivered with that Officer's Certificate.

        "Operating Subsidiaries" means all Subsidiaries of the Borrowers other than Special Purpose Entities.

        "Original Credit Agreement" is defined in this Agreement's recitals.

        "Original Pledge Date" means the date when a Pledged Loan was first Pledged to the Lender under any of the Previous Credit Agreements or under this Agreement,

        "Permitted Encumbrances" means in respect of the Mortgaged Premises securing a Pledged Loan, (i) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (ii) easements and restrictions that do not materially and adversely affect the title to or marketability of the Mortgaged Premises or prohibit or interfere with the use of the Mortgaged Premises as a one-to-four family residential dwelling; (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of the Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on the Mortgaged Premises or authorize or permit any Person to file or acquire claims of Liens against the Mortgaged Premises and (v) such other exceptions (if any) as are acceptable under relevant Agency guidelines.

        "Permitted Securitization" means any transaction or series of related transactions for the sale or financing of Mortgage Loans (the "Securitized Loans") pursuant to which the Securitized Loans are held by or transferred to a special purpose entity, without recourse against either Borrower or its Subsidiaries or any assets or properties of such Borrower or such Subsidiaries for payment of any obligation incurred in connection with such sale or financing (other than (a) recourse against the Securitized Loans held as security by or transferred to the special purpose entity, (b) recourse against either Borrower or its Subsidiaries for liabilities arising out of the breach of customary sales representations and warranties made in connection with such securitization that are typical for securitizations of the type contemplated and (c) recourse against either Borrower or its Subsidiaries arising out of liabilities under interest rate hedging agreements entered into by such Borrower or its Subsidiaries to hedge interest rate risks with respect to mortgage loans owned by such Borrower or its Subsidiaries, including Securitized Loans), where the special purpose entity is structured so that its only authorized business is to issue MBS or hold passive investments and in a manner that enhances the credit, or diminishes the bankruptcy risks to creditors of, such entity (any such entity so structured, a "Special Purpose Entity"), and such transaction or transactions would not violate or be inconsistent with any statute, law, rule, regulation, judgment, order or decree applicable to such Borrower, any of its Subsidiaries or any of their respective properties or assets (including any thereof respecting fraudulent transfers or conveyances set forth in any applicable laws of any jurisdiction respecting the bankruptcy or insolvency of debtors).

        "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock Borrowers, joint ventures, associations, Borrowers, trusts, banks, trust Borrowers, land trusts, business trusts or other organizations—whether or not legal entities—and governments and agencies and political subdivisions of them, and also includes any group or syndicate that, for purposes of Section 13(d) of the Exchange Act, is deemed a "person" by Section 13(d)(3) of the Exchange Act.

        "Plan" means an employee pension benefit plan of a type described in Section 3(2) of ERISA and which is subject to Title IV of ERISA in respect of which FIC or the Company is an "employer" as defined in Section 3(5) of ERISA.

        "Pledged Loans" means all Mortgage Loans including all principal thereof and interest thereon from time to time outstanding or paid and all Loan Papers evidencing, securing or otherwise relating to such Mortgage Loans, whether now owned or hereafter acquired, whether or not they initially qualify or continue to qualify as Eligible Collateral:

            (i)  that from time to time are Pledged to the Lender or repledged to, deposited with, delivered to, caused to be delivered (or sent) by a Borrower to, or held by or for, the Lender or the Custodian pursuant to this Agreement or the Custody Agreement (including all Mortgage Loans delivered or caused to be delivered by a Borrower to the Lender or identified to the Lender as Collateral by any means or method and all of the Borrowers' Mortgage Loans held for the Lender by any securities intermediaries or bailees, and also including all Wet Loans against which any part of any Advance is funded, both before and after the Required Documents evidencing such Wet Loan come into possession of the Custodian or any other bailee for the Lender or securities intermediary);

           (ii)  in respect of which an Advance or another financial accommodation has been or may be made (1) at the relevant Borrower's request (whether written or oral) made or to be made either before, concurrently with or after the delivery or designation of such property as Collateral, or (2) to preserve Collateral or the priority of the Lender's Lien against Collateral or to otherwise protect the interest of the Lender in accordance with this Agreement or the other Credit Papers, including Collateral delivered to the Custodian or the Lender or otherwise identified to the Custodian or the Lender as Collateral when any Advance is outstanding whether or not either

  Borrower has submitted a Borrowing Request with a Submission List on which such new Collateral is listed; and

          (iii)  that have not been specifically redeemed by a Borrower (or its designee) in accordance with Section 7.10 or sold to and fully paid for by an investor in accordance with Section 7.9;

(although it is not the exclusive method or basis for determining that an Advance has been made against a Pledged Loan, the Lender's inclusion of the Collateral Value of any Pledged Loan in the Borrowing Base at any time when any Advance is outstanding shall be conclusive evidence (absent manifest error) that such Pledged Loan is Collateral.)

        "Pledged Loans Curtailment Report" means a written report from the Borrowers to the Lender listing (i) each Pledged Loan on which the aggregate of all principal payments and prepayments during the preceding month exceeded twenty percent (20%) of the Principal Balance thereof before such payments and prepayments, (ii) the total principal so paid on each and (iii) the resulting new Principal Balance of each.

        "Pledged to the Lender" means mortgaged or pledged to the Lender as mortgagee and secured party and, in respect of any investment securities or deposit account, also made subject to a control agreement executed by the relevant securities intermediary or depository and the Lender that gives control of such investment securities or deposit account to the Lender.

        "Prime Loan" means a Single-family Mortgage Loan, whether a first or second Lien Mortgage Loan, that both (i) satisfies the Borrowers' Underwriting Guidelines' requirements to be an "A" or prime Mortgage Loan and (ii) is eligible for purchase by Ginnie Mae, Fannie Mae or Freddie Mac under their prime mortgage loan programs, or if it is a Jumbo Loan (which term includes a Super Jumbo Loan), eligible for purchase by another Approved Investor and covered by a Purchase Commitment.

        "Principal Balance" means, for any day, the advanced and unpaid principal balance of a Pledged Loan on that day. If a Pledged Loan is listed in the most current Pledged Loans Curtailment Report, then for purposes of this Agreement, the Principal Balance for that Pledged Loan (absent manifest error) shall be its principal balance as shown in that Pledged Loans Curtailment Report.

        "Privacy Requirements" means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Borrower's Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.

        "Property" means any interest of either Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including the Collateral.

        "Protective Advance" means any payment made by or for the account of the Lender to protect, preserve, establish or re-establish the collectability of the Loan or the value of any Collateral or to establish, protect or preserve the Lender's Lien in any Collateral or any such Lien's perfection or priority. The Borrowers, jointly and severally, agree to repay any and all Protective Advances made by the Lender on demand, together with interest thereon at the Stated Rate from the time of demand for its payment until ten (10) days thereafter, and at the Past Due Rate from ten (10) days after demand until repaid, and agrees that such obligation shall be debt to the Lender constituting part of the Obligations and shall be secured by all security for the Obligations.

        "PUHC Act" means the Public Utility Holding Company Act of 1935, as amended.

        "Purchase Commitment" means (a) a binding commitment from an Approved Investor in favor of a Borrower, to purchase one or more Pledged Loans, either as whole loans or as a pool of Mortgage Loans, subject to no condition that cannot be reasonably anticipated to be satisfied before its expiration, that specifies (i) the relevant characteristics of Pledged Loans to be purchased, (ii) a purchase date or purchase deadline date and (iii) a purchase price or the criteria by which the purchase price will be determined, and is reasonably acceptable in form and substance to the Lender, or (b) a master commitment agreement from an Approved Investor regarding the purchase from time to time of Pledged Loans by such investor from either Borrower and that is in form and substance reasonably acceptable to the Lender.

        "Qualified Subordinated Debt" means Debt of a Borrower to any Person (including any Subsidiary or Affiliate of such Borrower) (i) the papers evidencing, securing, governing or otherwise related to which Debt impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on the Borrowers by this Agreement and (ii) that has been fully subordinated in right of payment to all of the Obligations pursuant to a currently effective and irrevocable written agreement in form and substance approved by the Lender, with provisions for standstill and blockage to take effect upon the occurrence of a Default or an Event of Default under this Agreement, the Lender's demand for payment of the Senior Credit Note or the Senior Credit Note's maturity (however such maturity may occur or be brought about) and that will remain in force continuously until the Obligations have been fully and finally paid or until the Lender otherwise agrees in writing, and such other provisions as the Lender shall require.

        "Redemption Amount" means an amount equal to the then current Collateral Value of any item of Collateral to be redeemed or sold to an investor, but not less than the then outstanding amount of the Advance made with respect to the Collateral being redeemed or sold, as determined by the Lender.

        "Regular Warehouse Borrowing" is defined in the definition of "Borrowing".

        "Regulation D" means Regulation D promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204, or any other regulation when promulgated to replace the prior Regulation D and having substantially the same function.

        "Regulation U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.

        "Rehab Loan" means a Mortgage Loan made to an obligor or obligors for the purpose of improving or repairing a structure, or facilities in connection with a structure, including, without limitation, the provision of such sanitary or other facilities as are required by applicable codes or community development plans, or measures to evaluate and reduce lead-based paint hazards.

        "Repurchased Loan" means a Single-family Mortgage Loan owned by a Borrower and Pledged to the Lender, none of the makers or mortgagors of which is an Affiliate of either Borrower or a corporation, partnership or any other entity that is not a natural person or a trust for natural persons, and that was originated or purchased by a Borrower, sold to an investor (either as a Whole Loan or as part of a pool of securitized Mortgage Loans) and subsequently repurchased by such Borrower due to underwriting errors, delinquencies or breach of representations or warranties made in connection with such sale.

        "Repurchased Loan Collateral" is defined in the definition of "Collateral".

        "Required Documents" means all of the Loan Papers that must be delivered to the Custodian—in the case of Wet Loans, on or before the seventh (7th) Business Day after the related Advance—in order for any particular item of Collateral to be Eligible Collateral and have Collateral Value.

Exhibit D to the Custody Agreement lists the Required Documents, and reference is here made to the Custody Agreement for that listing.

        "Second Lien Loan" means a Mortgage Loan that is secured by a second priority Lien.

        "Securitized Loans" is defined in the definition of "Permitted Securitization".

        "Security Instruments" means any and all papers now or hereafter executed and delivered by either or both Borrowers or any other Person as security for the Obligations, or otherwise in connection with them, as those papers may be supplemented, amended, restated or replaced from time to time.

        "Senior Credit Note" means the 4/04 Senior Credit Note, as it may be renewed, extended, rearranged, increased, decreased, modified, amended or replaced from time to time.

        "Servicer" means a Person (a Borrower if the context permits or requires it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under a Servicing Agreement.

        "Servicing Agreement" means, with respect to any Person, the arrangement—whether or not in writing—pursuant to which that Person acts as servicer of Mortgage Loans, whether owned by that Person or by others.

        "Servicing Rights" means the rights to service Mortgage Loans and be compensated, directly or indirectly, for doing so.

        "Single-family Mortgage Loan" means a Mortgage Loan secured by a Mortgage covering improved real property containing a one-, two-, three- or four-family residence.

        "Special Purpose Entity" is defined in the definition of "Permitted Securitization".

        "Statement Date" means December 31, 2003.

        "Statement Date Financial Statements" is defined in Section 9.4.

        "Submission List" means a listing and description in the form of the appropriate attachment to Exhibit B (or another form acceptable to the Lender) of Collateral that is being Pledged to the Lender—and, for each Pledged Loan other than Wet Loans, the File is being sent to the Custodian—by or on behalf of the relevant Borrower, and or before the date of the related Advance, and for each Pledged Loan listed in which the relevant Borrower have delivered (or is delivering substantially concurrently with such Submission List) to the Custodian a Warehouse Transmission File.

        "Subordination Agreement" means a written subordination agreement in form and substance satisfactory to and approved by the Lender that subordinates (x) all present and future debts and obligations owing by the relevant Borrower to the Person signing the Subordination Agreement to (y) the Obligations under this Agreement and the other Credit Papers, in both right of payment and lien priority, including standstill and blockage provisions approved by the Lender. A form of Subordination Agreement acceptable for the purposes stated in Section 8.1(a)(15) is attached as Schedule SA.

        "Subprime Loan" means a Single-family Mortgage Loan that is not a Prime Loan or an Alt-A Loan.

        "Subsidiary" means any corporation, association or other business entity (including a trust) in which any Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls:

          (a)   more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of its directors, managers or trustees; or

          (b)   more than fifty percent (50%) of the total assets and more than fifty percent (50%) of the total equity through the ownership of capital stock (which may be non-voting) or a similar device or indicia of equity ownership.

        "Super Jumbo Loan" means a Single-family Mortgage Loan the original principal amount of which when originated was more than the maximum limit for eligibility for purchase by Fannie Mae or Freddie Mac or for inclusion in a pool of mortgage loans eligible for guaranty by Fannie Mae or Freddie Mac after such pool's securitization, and whose original principal amount is more than One Million Dollars ($1,000,000) but not more than One Million Five Hundred Thousand Dollars ($1,500,000).

        "Supplemental Papers" means the Loan Papers for a particular item of Collateral that are to be held in trust by the Borrowers and must be delivered to the Custodian promptly following written request therefor made by the Lender or the Custodian after the occurrence of any Default or Event of Default under the Current Credit Agreement. The Supplemental Papers are listed on Exhibit E to the Custody Agreement.

        "Taxes" means taxes, levies, deductions, imposts, charges or withholdings, excluding taxes imposed on the Lender's net income and franchise taxes imposed on the Lender, under the laws of any applicable Governmental Authority.

        "Termination Date" means the earlier of (i) the last Business Day before the Maturity Date, or (ii) the date (if any) when the Lender's Commitment to fund Advances under this Agreement is terminated pursuant to this Agreement or by operation of law (the "Commitment Cancellation Date").

        "Total Liabilities" means all liabilities of FIC and its consolidated Subsidiaries including Debt incurred and outstanding in connection with a Permitted Securitization, in accordance with GAAP, are reflected on FIC's consolidated balance sheet.

        "Total Recourse Debt" means Total Liabilities minus Debt incurred and outstanding in connection with a Permitted Securitization.

        "Townhouse or Condo Loan" means a Mortgage Loan secured by real property improved with a single townhouse or secured by a single condominium unit and its related undivided interest in common elements of the condominium project.

        "VA" means the Department of Veterans Affairs and any successor.

        "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

        "Warehouse Line" means the revolving secured senior line of credit established and governed by this Agreement to finance part of the costs of either Borrower to acquire Eligible Mortgage Loans for sale to investors, and its subline, the Wet Warehousing Subline.

        "Warehouse Transmission File" means a file containing all information concerning a Pledged Loan required by the "Warehouse Transmission File Instructions", as defined and provided for in, and attached as Exhibit B to, the Custody Agreement, one of which shall be delivered by the relevant Borrower to the Custodian for each Pledged Loan on its Original Pledge Date, both by electronic, computer readable transmission in accordance with such Warehouse Transmission File Instructions and by faxing a hard copy thereof to the Custodian.

        "Wet Loan" means a Pledged Loan acquired and owned by a Borrower:

          (a)   that has been closed by a title agency or closing attorney, funded and would qualify without exception as Eligible Single-family Collateral except that some or all of its Required Documents are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the relevant Borrower to borrow against it pursuant to this Agreement without restriction;

          (b)   that the Borrower reasonably expects to fully qualify as Eligible Single-family Collateral when the original Required Documents have been received by the Custodian;

          (c)   as to which the Borrower actually and reasonably expects that such full qualification can and will be achieved on or before seven (7) Business Days after an Advance against such Pledged Loan is requested and made under this Agreement (and the relevant Borrower hereby agrees to take such steps as are reasonably necessary to ensure it achieves full qualification as Eligible Single-family Collateral); and

          (d)   for which such Borrower has delivered to the Custodian a Warehouse Transmission File on or before the date of the related Advance, submission of which to the Custodian shall constitute the Borrower's certification to the Custodian and the Lender that a complete File as to such item of Collateral, including the Required Documents, exists and that such File is in the possession of either the title Lender or closing attorney that closed such Pledged Loan, the Borrower or the Borrower's Servicer for such Pledged Loan, or that such File has been shipped to the Custodian.

Each Wet Loan that satisfies the foregoing requirements shall be Eligible Single-family Collateral subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Required Documents, together with a Collateral Confirmation Agreement, to the Custodian within seven (7) Business Days after funding of the related Borrowing. Each Wet Loan against which a Borrower requests an Advance shall be irrevocably deemed Pledged to the Lender and shall automatically become pledged Collateral effective on the date of the related Borrowing Request, and the Borrower shall take all steps necessary or appropriate to cause the pledge to the Lender and delivery to the Custodian of such Wet Loan and its Required Documents to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such pledged Collateral to be physically delivered to the Custodian within seven (7) Business Days after the funding of the Advance, whether or not the related Advance is sooner paid, and, if requested by the Lender, to give written notice to any title company, closing attorney or other Person in possession of the Required Documents for such Collateral of the Lender's security interest in it and its security. Upon the Custodian's receipt of the Required Documents relative to a Wet Loan accompanied by a Collateral Confirmation Agreement, such Collateral shall no longer be subject to this Agreement's limitations applicable to Wet Loans.

        "Wet Warehousing" means borrowing to finance either Borrower's funding or purchasing of Wet Loans.

        "Wet Warehousing Borrowing" is defined in the definition of "Borrowing".

        "Wet Warehousing Sublimit" means the maximum amount of principal that may be borrowed and outstanding on any day on or before the Termination Date to finance Wet Loans, being:

          (a)   eighty percent (80%) of the Aggregate Committed Sum during either (i) the last four (4) Business Days or (ii) the first four (4) Business Days of each calendar month;

          (b)   fifty-five percent (55%) of the Aggregate Committed Sum on the fifth (5th), sixth (6th) and seventh (7th) Business Days of each calendar month; and

          (c)   forty-five percent (45%) of the Aggregate Committed Sum on every other day.

        "Whole Loans" means Mortgage Loans that are sold or intended to be sold to investors that are not Affiliates of either Borrower as whole loans, instead of being part of a pool from which MBS are to be created and sold.

        1.3.    Definitions for Interest Calculations.    For convenience of reference, definitions used in provisions relating to calculation and payment of interest are grouped together in this Section, although they apply wherever such terms appear in this Agreement.

        "Bloomberg British Bankers Association LIBOR Page" means the display designated as page "LIBOR" on the Bloomberg British Bankers Association rates service or such other internationally recognized service as the Lender shall select from time to time, or such other page, if any, as shall replace the LIBOR page on any such selected service for the purpose of displaying London interbank offered rates of major banks.

        "Class of Borrowings" means a grouping or categorization of Borrowings by the particular type of Collateral that they were made to finance, i.e. either Wet Loans, Subprime Loans, Second Lien Loans, Repurchased Loans or Collateral that has none of those characteristics (i.e., that is Dry, first Lien, Prime or Alt-A and that was not repurchased by a Borrower from an investor.)

        "Eurodollar Reserve Requirements" means for each day that the Base Rate Tranche is outstanding, the stated maximum rate (expressed as a decimal fraction) for all reserves required to be maintained for that day or during that period (including basic, supplemental, marginal and emergency reserves) against "eurocurrency liabilities", as defined in Regulation D, all as specified by any Governmental Authority, including those imposed under Regulation D. Each determination of Eurodollar Reserve Requirements by the Lender may be computed using any reasonable method and, unless plainly wrong, shall be conclusive and binding.

        "Free Adjusted Balances Equivalent" means, for each day of each calendar month (whether a whole or partial month), the lesser of:

          (a)   the sum of (x) the daily average of the collected balances in all demand deposit accounts and non-interest bearing money market accounts maintained by the Borrowers (or maintained by the Borrowers' Affiliates at a Borrower's request) with JPMorgan Chase during that month (although neither the Borrowers nor any of their Affiliates shall have any obligation whatsoever to maintain any deposits with JPMorgan Chase) less all amounts required and applied (or to be applied) (i) to satisfy reserve and deposit insurance requirements allocable to that month and (ii) to compensate JPMorgan Chase for (1) services rendered to the Borrowers or any of their Affiliates for that month if and to the extent, if any, that such services are not separately billed and paid for, or (2) any agreed reductions for that month in interest, fees and other normal banking charges other than interest and fees that are part of the Obligations to JPMorgan Chase, with each element calculated in accordance with JPMorgan Chase's system of allocating reserve and deposit insurance requirements, charges for services and reductions in other normal banking charges, and as that system may be changed from time to time without notice plus (y) unless the subject calendar month is January (carryovers from one calendar year to the next are not permitted), an amount equal to such adjusted daily average collected balances for the immediately preceding calendar month (including any similarly unapplied adjusted balances carried over from a prior month or months) not applied to compensate JPMorgan Chase for such services or agreed reductions incurred in such prior month; and

          (b)   the daily average outstanding principal of all Borrowings outstanding during that month.

JPMorgan Chase's determination of the Free Adjusted Balances Equivalent for any month, unless plainly wrong, shall be conclusive.

        "Index" means a standard interest rate used as an index for determining a Rate hereunder. The Indexes used in this Agreement are:

          (a)   "LIBOR" which means, for any day, the rate of interest per annum that is equal to the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) determined by JPMorgan Chase to be the average of the interest rates available to it in accordance with the then-existing practices in the interbank market in London, England at approximately 11:00 a.m. London time for that day for the offering to JPMorgan Chase by leading dealers in such interbank market for delivery on that day of one (1) month U.S. dollar deposits of One Million Dollar ($1,000,000); provided that if for any reason the Lender cannot determine such rate for any day, then LIBOR for that day shall be the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m., London time, on that date for the offering by such institutions as are named therein to prime banks in the Eurodollar interbank market in London, England, for delivery on that day of one (1) month U.S. dollar deposits of One Million Dollar ($1,000,000).

          (b)   The "Prime Rate" which means, for any day, the prime rate for that day as announced by JPMorgan Chase. The Prime Rate is a reference rate and does not necessarily represent JPMorgan Chase's best or lowest rate or a favored rate, and JPMorgan Chase disclaims any statement, representation or warranty to the contrary. Any rate of interest based on the Prime Rate shall be (a) computed on the 365/365—or 366/366 in a leap year—day basis and (b) adjusted as of the effective date of each change in the Prime Rate.

Should any issue ever arise in any forum or under any circumstances as to the amount of any Index for any then-current or past day, a certificate of the chief credit officer of JPMorgan Chase, stating such Index for that day, unless plainly wrong, shall conclusively establish what that Index was for that day.

        "JPMorgan Chase Balances" means, for any calendar month, the average aggregate outstanding principal balance of the Senior Credit Note held by JPMorgan Chase.

        "Margin" means the interest rate margin to be added to a specified Index to determine a Rate. The margins used in this Agreement are:

          (a)   the "Alternate Base Rate Margin", which is applicable to Advances for each Class of Borrowings in the Alternate Base Rate Tranche (if any) outstanding on any day;

          (b)   the "Balances Equivalent Margin", which is applicable to Advances for each Class of Borrowings in the Balances Equivalent Tranche (if any) outstanding on any day; and

          (c)   the "LIBOR Margin", which is applicable to Advances for each Class of Borrowings in the Base Rate Tranche (if any) outstanding on any day.

For outstanding Advances of the type that is described on a row in the first column of the following table, the applicable interest rate margins are as stated on the same row:

Type of Advance/Margin	Balances Equivalent Margin	LIBOR Margin	Alternate Base Rate Margin
Single-family Advances that are not Wet Warehousing Advances, Subprime Loan Advances, Second Lien Loan Advances or Repurchased Loan Advances	1.125%	1.125%	0.125%
Single-family Warehouse Advances that are Wet Warehousing Advances, Subprime Loan Advances, Second Lien Loan Advances or Repurchased Loan Advances	1.250%	1.250%	0.250%

        "Rate" means an interest rate applicable to a Class of Borrowings in a Tranche. Each Rate is stated as an annual percentage rate and, except for the Ceiling Rate, is the sum of an Index and a Margin. The Rates used in this Agreement are:

          (a)   the "Alternate Base Rate", which for each day of the Interest Period applicable to the Alternate Base Rate Tranche (if any), is a rate per annum equal to the lesser of:

              (i)  the Prime Rate in effect on that day plus the Alternate Base Rate Margin for each Class of Borrowings in the Alternate Base Rate Tranche (if any), rounded upwards, if necessary, to the nearest one-eighth percent (0.125%); and

             (ii)  the Ceiling Rate for that day;

  with any change in the Alternate Base Rate due to a change in the Prime Rate being effective on the effective date of such change in the Prime Rate;

          (b)   the "Ceiling Rate" which means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum;

          (c)   the "Balances Equivalent Rate" which, for each day in each calendar month (whether a whole or partial month), is a rate per annum that is equal to the lesser of:

              (i)  the sum of (x) zero plus (y) the Balances Equivalent Margin for that day and for each Class of Borrowings in the Balances Equivalent Tranche (if any); and

             (ii)  the Ceiling Rate for that day;

          (d)   the "Base Rate" which, for each day of the term of the Loan, is a rate per annum equal to the lesser of:

              (i)  the sum of (1) the quotient of (x) LIBOR for that day divided by (y) 1.00 minus the Eurodollar Reserve Requirement for one day loans, plus (2) the LIBOR Margin for each Class of Borrowings in the Base Rate Tranche (if any), rounded upwards, if necessary, to the nearest 1/1,000th of 1%; and

             (ii)  the Ceiling Rate for that day; and

          (e)   the "Past Due Rate" which means, on any day, the lesser of:

              (i)  either (x) a rate per annum equal to the per annum interest rate that would be applicable for that day if the subject amount were not past due, plus three percent (3%), or (y) if there is more than one (or no) such per annum interest rate reasonably applicable to the subject amount if not past due, the Prime Rate for that day plus three percent (3%) per annum and

             (ii)  the Ceiling Rate for that day.

  Each determination by the Lender of any Rate may be computed using any reasonable method and, unless plainly wrong, shall be conclusive and binding.

        "Stated Rate" means:

          (a)   on any day, for each Class of Borrowings in the Balances Equivalent Tranche, the Balances Equivalent Rate for the month in which that day falls and that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for the Balances Equivalent Tranche as a whole, the weighted average of such Balances Equivalent Rates for such Classes of Borrowings;

          (b)   on any day, for each Class of Borrowings in the Base Rate Tranche, the Base Rate for that day and that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for the Base Rate Tranche as a whole, the weighted average of such Base Rates for such Classes of Borrowings;

          (c)   on any day, for each Class of Borrowings in the Alternate Base Rate Tranche, the Alternate Base Rate for that day and that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for that Tranche as a whole, the weighted average of such Alternate Base Rates for such Classes of Borrowings;

          (d)   for each Borrowing as a whole, the weighted average of the interest rates applicable to each of its constituent Tranches; and

          (e)   for the Loan as a whole, the weighted average of the interest rates applicable to each of the constituent Tranches of each outstanding Borrowing;

provided that if on any day the applicable rate for any such Tranche, any such Borrowing as a whole or the Loan as a whole shall exceed the relevant Ceiling Rate for that day, then the Stated Rate therefor shall be reset to equal the Ceiling Rate on that day and shall be set to equal the Ceiling Rate for each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid balance of that Tranche, that Borrowing or the Loan (as applicable) equals the total amount of interest that would have accrued on it if there were no Ceiling Rate.

        "Tranche" means a portion of the outstanding principal of the Loan. The Tranches of the Loan (one or more of which may be zero on any given day) are:

          (a)   The "Balances Equivalent Tranche" which is, for each day of each calendar month (whether a whole or partial month) during the term of the Loan, the portion of the Loan that is the sum of the daily averages of the non-past due Borrowings outstanding on each day of that month in each Class of Borrowings, added together in the following order until either the Free Adjusted Balances Equivalent has been reached or all outstanding Borrowings have been added, whichever occurs first:

Priority	Class of Borrowings
1	Collateral that has none of the characteristics described in the following rows of this table (i.e., Collateral that is Dry, first Lien, Prime or Alt-A and that was not repurchased by a Borrower from an investor.)
2	Repurchased Loans
3	Second Lien Loans
4	Wet Loans

          (b)   The "Base Rate Tranche" which is, for each day during the term of the Loan, the sum of non-past due Borrowings outstanding on that day (if any) in excess of the Balances Equivalent Tranche for the calendar month in which that day falls, but for which Borrowings the Borrowers have not duly elected the Alternate Base Rate; and

          (c)   the "Alternate Base Rate Tranche" which is, for each day during the term of the Loan, the sum of non-past due Borrowings outstanding on that day (if any) for which the Borrowers have duly elected the Alternate Base Rate.

        1.4.    Other Definitional Provisions and Rules of Construction.

        (a)   Accounting terms not otherwise defined shall have the meanings given them under GAAP.

        (b)   Defined terms may be used in the singular or the plural, as the context requires.

        (c)   Except where otherwise specified, all times of day used in the Credit Papers are local times in Houston, Texas.

        (d)   Wherever the word "including" or a similar word is used in the Credit Papers, unless the context clearly requires otherwise—for example, if preceded by "not"—it shall be read as if it were written, "including by way of example but without in any way limiting the generality of the foregoing concept, subject or description."

        (e)   All terms defined in this Agreement or its Exhibits and Schedules shall have the same meanings when used in any other Credit Paper, unless the context clearly requires otherwise.

        (f)    All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular.

        (g)   When used in this Agreement, the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision.

        (h)   This Agreement's Preamble is part of this Agreement, although any conflict or inconsistency between such Preamble and another provision of this Agreement shall be governed and controlled by such other provision. Titles of Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Sections, clauses, Schedules or Exhibits refer to the corresponding Section or clause of, or Schedule or Exhibit attached to, this Agreement unless another document is expressly identified as being referred to in such reference.

        (i)    Each reference in this Agreement to a document means such document as supplemented, amended, restated, renewed, extended or replaced from time to time.

2. MULTIPLE BORROWERS

        2.1.    Borrowers.    Each representation and warranty in the Credit Papers by a Borrower shall be deemed to be its separate representation and warranty and the joint and several representation and warranty of both Borrowers. Each covenant and agreement by a Borrower under the Credit Papers is the joint and several covenant and agreement of both Borrowers. Any communication under the Credit Papers to a Borrower is deemed to have been concurrently received by the other Borrower.

        2.2.    Basis for Structure.    The Company and FIC desire to utilize their borrowing potential on a combined basis to the same extent possible if they were merged into a single corporate entity. Each has determined that it will specifically and materially benefit from all Borrowings. They intend, and the Lender has required, that the Borrowers jointly and severally execute and deliver this Agreement, the Senior Credit Note and certain other Credit Papers. Each Borrower has requested and bargained for the structure and terms of, and security for, all Borrowings.

        2.3.    Joint and Several Obligation.    Each Borrower hereby irrevocably and unconditionally agrees (i) that it is jointly and severally liable to the Lender for full payment and performance of the Obligations, including all obligations of each of the Company and FIC, under the Credit Papers, (ii) to fully pay and perform the Obligations and (iii) to indemnify, as a primary obligor, the Lender against any loss the Lender may incur as a result of any obligations of either Borrower under the Credit Papers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether known to the Lender or any other Person, the amount of that loss being the amount which the Lender would otherwise have been entitled to recover from either or both of the Borrowers. This indemnity shall survive the payment and performance of the Obligations and the termination of the Credit Papers. With respect to its obligation to repay Borrowings and pay other obligations of the other Borrower to the Lender, each Borrower agrees to the terms set forth in Schedule 2.3.

        2.4.    Contribution Rights.    Each Borrower intends that the Borrowers' joint and several obligations under the Credit Papers, and the Liens granted to the Lender in the Borrowers' Collateral, are not subject to challenge or repudiation on any basis (other than the defense if, and on the basis that, the Obligations have been paid to the extent that they have been paid.) Therefore, as of the date any transfer—as that term is defined in Bankruptcy Code § 101(54)—is deemed to occur under the Credit Papers, each Borrower's liabilities under the Credit Papers and all of such Borrower's other liabilities, calculated in each case to the full extent of that Borrower's probable net exposure when and if those liabilities become absolute and mature ("Dated Liabilities"), are intended by that Borrower to be less than the fair valuation of all of its assets as of that date ("Dated Assets"). To that end, each Borrower hereby (i) grants to the other of them, and recognizes the other of them as having, ratable rights of subrogation and contribution in the amount, if any, by which the granting Borrower's Dated Assets (but for the total subrogation and contribution in its favor under this Section) would exceed the granting Borrower's Dated Liabilities, and (ii) acknowledges receipt of and recognizes its ratable rights to subrogation and contribution from each other Borrower in the amount that such other Borrower's Dated Assets (but for the total subrogation and contribution in its favor under this Section) would exceed such other Borrower's Dated Liabilities. Each Borrower will recognize rights of subrogation and contribution at least equal to its obligations under the Credit Papers, including the obligations secured by its Collateral. It is a material objective of this Section that each Borrower recognizes rights to subrogation and contribution rather than be deemed not to be Solvent by reason of an interpretation of its joint and several obligations under the Credit Papers.

3. THE LENDER'S COMMITMENT

        3.1.    The Lender's Commitment to Lend.    Subject to the terms and conditions of this Agreement and provided that (i) no Default has occurred unless it has been either cured by the Borrowers or waived in writing by the Lender and (ii) no Event of Default has occurred unless the Lender has declared in writing that it has been cured or waived, (or, if a Default or Event of Default has occurred that has not been so cured or waived, if the Lender, in its sole discretion and with or without waiving the default, has elected in writing that lending under this Agreement shall continue nonetheless), the Lender agrees to make revolving credit Advances to the Borrowers through the Termination Date, which the Borrowers, or either of them, may borrow, repay and (having repaid) reborrow in aggregate principal amounts outstanding on any day, in the aggregate, up to the Committed Sum for that day. If the unpaid balance of the Loan should ever exceed the Committed Sum or any other limitation set forth in this Agreement, such excess shall nevertheless constitute part of the Obligations that are secured by the Collateral and shall be entitled to all benefits thereof.

        3.2.    Expiration or Termination of the Lender's Commitment.    Unless extended in writing or terminated earlier in accordance with this Agreement, the Lender's Commitment to lend under this Agreement and the other Credit Papers shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Lender or any other Person.

        3.3.    Advances Outstanding May Not Exceed Limits.    On any day, the aggregate amount of Advances outstanding under the Loan shall in no event exceed either the Committed Sum or the Borrowing Base for that day. If any such excess shall exist on any day and for any reason, the Borrowers shall immediately repay it or provide additional Collateral, as provided in Section 6.4(c).

        3.4.    Advances to Be Requested and Use of Proceeds.    The Borrowers shall request Advances and may use their proceeds only for the general purpose of financing the Borrowers' mortgage lending operations and related businesses.

4. GENERAL BORROWING PROCEDURES

        4.1.    Separate Request for Each Borrowing.    A separate Borrowing Request shall be made for each Borrowing by each Borrower, which, when appropriately completed and, if new Collateral is being pledged, with a Submission List attached, may include requests for Regular Warehouse Borrowings, Wet Warehousing Borrowings or both.

        4.2.    Funding of Advances.    If a Borrowing Request is received before 4:00 PM (Houston time, as stated in Section 1.4(c)) on a Business Day and fully qualifies for funding in all respects (including satisfying any applicable requirement of Section 4.3), it shall be funded on that same Business Day.

        4.3.    Time When Submission List(s) and New Collateral Papers (If Any) Due.    Unless the Borrowing Base already has sufficient Collateral Value to support both the requested Borrowing and all other outstanding Borrowings, the relevant Borrower shall (1) deliver to the Lender with the Borrowing Request one or more signed Submission Lists listing (i) all new Collateral then being Pledged to the Lender to support such Borrowing and (ii) the values of the elements for determining the Book Collateral Value of the new Collateral (such elements being described in clauses (i), (ii), (iii) and (iv) of the definition of "Collateral Value"), and (2) other than for Wet Loans, cause to be delivered to the Custodian the Files containing the Required Documents for the items of new Collateral listed in such Submission List(s) by the following deadlines (it is understood that Files and their related Warehouse Transmission Files may be delivered to the Custodian either concurrently with or before a Borrowing Request and related Submission List(s) are submitted):

If the Number of Files Submitted is:	Then the Files are due on or before:	at this time (in Houston)
50 Files or less	the same Business Day as the Borrowing Request is received by the Lender	10:30 AM
51-100 Files	the preceding Business Day	2:00 PM
for each additional 100 Files increment	one additional prior Business Day	2:00 PM

        4.4.    If Advances Would Exceed the Borrowing Base.    If, after giving effect to a requested Borrowing, the outstanding Borrowings would exceed the Borrowing Base, or if the Lender or the Custodian determines (either then or on any later day in the course of reviewing the same) that any such Borrowing Request or Required Documents submitted to it are incomplete or incorrect in any material respect, then:

          (a)   the Lender may withhold the entire Advance until the relevant Borrower shall have demonstrated to the Lender's reasonable satisfaction that the Borrowing Request submitted—and, for Dry Loans, the relevant Borrower shall have demonstrated to the Custodian's reasonable satisfaction that all Required Documents submitted—are in fact not (or are no longer) incomplete or incorrect in any material respect; or

          (b)   in the case of any Borrowing Base insufficiency, unless the relevant Borrower instructs the Lender in writing not to fund any of the Advance, and subject to the provisions and limitations of Section 3.1, the Lender will fund such lesser amount(s) as the Lender shall determine is supported by the Borrowing Base (and may in its discretion elect to fund more) and will notify the Borrowers of such insufficiency, including the Lender's calculation of such insufficiency set forth in reasonable detail.

        4.5.    If a Borrowing Request or New Collateral Papers is Received Late; Waiver of Claim for Any Late Funding.    If either a Borrowing Request or the Required Documents for the new Collateral (other than Wet Loans) and its related Submission List(s) are submitted late, the Lender will use reasonable efforts to make the requested Advance on the same day it is requested, although neither the Borrowers nor any other Person shall have any claim or cause of action against the Lender if for any reason that funding (or any other funding) does not occur on the same day it is requested.

5. THE SENIOR CREDIT NOTE

        To evidence the Advances to be made by the Lender pursuant to this Agreement, the Borrowers agree to execute as comakers and deliver to the Lender a Senior Credit Note in a face principal amount equal to the Committed Sum and dated the same date as this Agreement. If the Lender shall increase the Committed Sum for any reason after the Borrowers shall have issued the Senior Credit Note, then the Borrowers agree to execute as comakers and deliver to the Lender upon its request a renewal Senior Credit Note in a face principal amount equal to the Lender's new Committed Sum and dated the same date that such applicable Committed Sum change becomes (or became) effective. Notwithstanding any other inconsistent or contrary provision of this Agreement or any of the other Credit Papers, whether or not—for any reason, at any time or from time to time—the Advances in the aggregate exceed the face amount of the Senior Credit Note, all Advances are part of the Obligations and all of the Obligations are and shall be secured by all Collateral.

6. INTEREST, PRINCIPAL AND FEES PAYMENTS

        6.1.    Interest.    Interest shall accrue and be due and payable as follows:

          (a)   Each portion of each Borrowing shall bear interest on its advanced and unpaid principal balance at the applicable Stated Rate from the date of the Borrowing until due or repaid (whichever occurs first), and such interest shall be calculated through the last day of each month and shall be due and payable in arrears on the fifteenth (15th) day of the next following month (with the first interest payment due May 15, 2004), and all accrued interest then unpaid shall be fully, finally and absolutely due and payable on the Maturity Date.

          (b)   All past due principal, interest, fees or other sums shall bear interest at the Past Due Rate from their respective due dates until paid, or at such lesser rate (if any)—although not less than the Stated Rate—as the Agent shall elect to be applicable for any one or more days of such period. Without duplication, from the earlier of the Maturity Date or the date of the occurrence (if any) of an Event of Default described in Section 12.1(g), 12.1(h), 12.1(k) or 12.1(r), all advanced and unpaid Loan principal shall bear interest at the Past Due Rate, or at such lesser rate (if any)—although not less than the Stated Rate—as the Agent shall elect to be applicable for any one or more days of such period.

          (c)   Except as otherwise specified in this Agreement or any relevant Credit Papers, interest on any Borrowing, as well as the amount of any fee that is stated as a rate, is to be calculated on the basis of a year of 360 days (i.e., on the 365/360—or 366/360 in a leap year—day basis), unless that would cause the Ceiling Rate for any day to be exceeded, in which event and to the extent necessary to eliminate or minimize that result, such interest or such fee shall be calculated on the 365/365—or 366/366 in a leap year—day basis.

          (d)   All interest and fee rate and amount determinations and calculations by the Agent, absent manifest error, shall be conclusive and binding.

        6.2.    Interest Rates.

        (a)   Subject to the following rules, and as contemplated in the definition of "Stated Rate", the portion of principal of the Loan outstanding on any day when no Event of Default has occurred and is continuing that is equal to the Free Adjusted Balances Equivalent for the month in which such day falls—or if the aggregate Loan principal outstanding on that day is less than such Free Adjusted

Balances Equivalent, the entirety of such Loan Principal—(such portion being the Balances Equivalent Tranche) shall bear interest at the Balances Equivalent Rate (compounded annually):

           (1)  The Balances Equivalent Rate shall not be available for or applicable to (i) any Loan principal outstanding on any day in excess of the Free Adjusted Balances Equivalent for that day, (ii) any past due Loan principal or (iii) after the occurrence of an Event of Default (unless and until the Event of Default has been declared in writing by the Lender to have been cured or waived), any Loan principal.

           (2)  If the Lender, acting in its sole discretion, determines that application or use of the Balances Equivalent Rate does or would violate any Legal Requirement or any rule, regulation, guideline or directive of any Governmental Authority applicable to the Lender, whether or not having the force of law, then the Lender shall suspend the availability of the Balances Equivalent Rate, and the portion of Loan principal that would otherwise bear interest at the Balances Equivalent Rate shall instead bear interest from the effective date of such suspension at the Base Rate, unless and until the Lender shall thereafter declare in writing that it has made a contrary determination.

        (b)   As is also contemplated in the definition "Stated Rate", except as to outstanding Borrowings that either (i) are in the Balances Equivalent Rate Tranche and therefore bear interest at the Balances Equivalent Rate as provided in Section 6.2(a), or (ii) are the subject of a valid election duly made by the Borrowers to bear interest at the Alternate Base Rate and are therefore in the Alternate Base Rate Tranche, the unpaid amount of each Borrowing shall bear interest from the date such Borrowing is funded until repaid in full at the Base Rate applicable from time to time (compounded annually).

        (c)   The Borrowers may elect that the Base Rate Tranche bear interest at the Alternate Base Rate (thereby converting the Base Rate into the Alternate Base Rate Tranche) by giving the Lender telephonic notice not later than 10:00 AM on the effective date of such election, specifying the Business Day when the election is to become effective and confirming the telephonic notice in writing by not later than the close of business on the same day.

        (d)   Notwithstanding any contrary or inconsistent provision of this Section 6.2, each Tranche shall bear interest at the Past Due Rate from the date of occurrence of any Event of Default and until it has been declared in a writing signed by the Lender to have been cured or waived and its material consequences (if any) have been wholly cured.

        6.3.    Rate of Return Maintenance Covenant.    If at any time after the date of this Agreement, the Lender determines that (a) any applicable law, rule or regulation regarding capital adequacy has been adopted or changed since April 1, 2004 or (b) its interpretation or administration by any Governmental Authority, central bank or comparable agency has changed since April 1, 2004, and determines that such change or the Lender's compliance with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations under this Agreement or any of the other Credit Papers to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's own capital adequacy policies) by an amount the Lender reasonably deems to be material, then upon notice to the Borrowers by the Lender, the interest rate on the principal of the Loan funded and outstanding from time to time shall be increased to a rate that will maintain the Lender's original rate of return on its capital, but in no event to exceed the Ceiling Rate. In determining the increase in interest rate required to achieve that result, the Lender may employ such assumptions and make such allocations of costs and expenses fairly applicable to the Loan as the Lender reasonably elects and may use any reasonable method. If the Lender claims compensation under this Section, it shall furnish the Borrowers its certificate setting forth the amount or amounts

(calculated pursuant to the above-described methods) necessary to compensate the Lender as specified in this Section.

        6.4.    Principal.    The Advances' outstanding principal amount shall be due and payable in full without notice or demand on the Maturity Date. Before then, the Borrowers agree to pay the following principal payments to the Lender immediately upon the occurrence of the following events, in each case without notice or demand but without duplication of payment:

          (a)   Promptly upon a Borrower's becoming entitled and able to collect the proceeds of any sale or other disposition of Collateral (including proceeds of sales of MBS created from Collateral), a principal amount equal to the amount so collectable shall be due and payable by the Borrowers to the Lender—although, pursuant to the provisions of Section 7.9(a), the Lender's security interest in such Collateral or its proceeds shall not be released unless and until the Lender has received for deposit into the Note Funding and Payment Account the Redemption Amount for such Collateral—and the relevant Borrower shall cause the entirety of all available Collateral disposition proceeds to be paid to the Lender (or if a Borrower receives them, the Borrower shall pay them over to the Lender) to be deposited in the appropriate Note Funding and Payment Account and then applied first against the principal of Borrowings outstanding with the remaining balance (if any) to be transferred from such Note Funding and Payment Account into the relevant Borrower's own operating account or designated controlled disbursement account with the Lender (unless either (i) any payment of principal or interest on the Obligations shall then be past due, in which event the Lender may first apply such excess to pay such past due amount and transfer only the balance, if any, remaining after such application to the relevant Borrower's own account, or (ii) an Event of Default has occurred that the Lender has not declared in writing to have been either waived or cured, in which event the Lender shall hold such excess as Collateral and apply it in the same manner and order as sale proceeds as provided in Section 12.4.)

          (b)   If any Disqualifier occurs in respect of any item of Collateral, unless the Borrowing Base still equals or exceeds the sum of all Borrowings outstanding, the Borrowers shall repay Loan principal to the Lender in an amount—or, unless an Event of Default has occurred that the Lender has not declared in writing to have been cured or waived, furnish substitute Collateral having Collateral Value at least—equal to the excess (if any) of the sum of all Borrowings then outstanding over the Borrowing Base.

          (c)   If for any reason on any day, the Borrowings outstanding exceed the Borrowing Base, then the Borrowers shall repay Loan principal to the Lender as a mandatory prepayment in an amount equal to such excess, unless both (i) no Event of Default has occurred which the Lender has not declared in writing to have been cured or waived and (ii) the Borrowers shall have pledged substitute Collateral having Collateral Value at least equal to such excess on or before one (1) Business Day after either Borrower first learned of the existence of such excess; provided that upon the occurrence of any such excess, the Lender's obligations to lend any Advances to or for the account of the Borrowers shall be suspended until such Borrowings excess shall be eliminated by the Borrowers' either so repaying Loan principal or so pledging additional Collateral.

        6.5.    Facility Fee.    The Borrowers jointly and severally agree to pay to the Lender a cash facility fee (the "Facility Fee") in an amount equal to one-fourth percent (1/4%) per annum of the Committed Sum for the period from the Effective Date through the Termination Date. The Facility Fee for the period from the Effective Date through July 31, 2004 shall be due and payable in advance on the Effective Date, and the Facility Fee for each succeeding period of three (3) months (or less) until the Maturity Date shall be due and payable in advance on the fifteenth (15th) day of the first calendar month in each such period, commencing August 15, 2004. If the Committed Sum shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement among the Borrowers and the Lender (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee shall be required except if and to the extent required by the provisions of Section 16.3), the amount of the Facility Fee paid in advance for the three-month period in which the effective date of the amendment producing such increase or decrease occurs shall be adjusted for the unexpired portion of that three-month period by, respectively, a cash payment by the Borrowers to the Lender or a cash refund by the Lender to the Borrowers, and the amounts of payments of the Facility Fee subsequently due shall likewise be proportionately adjusted based on the new Aggregate Committed Sum. The Facility Fee is compensation to the Lender for committing to make funds available for revolving credit Advances on the terms and subject to the conditions of this Agreement, and is not compensation for the use or forbearance or detention of money, although this Section (as well as every other Section of this Agreement) is subject to the provisions of Section 16.3. Each calculation by the Lender of the amount of the Facility Fee shall be conclusive, absent manifest error. The Borrowers shall be jointly and severally liable to pay to the Lender on demand any deficiency in payment by the Borrowers of the Facility Fee.

        6.6.    Prepayments.    The Borrowers shall have the right to prepay the outstanding Borrowings in whole or in part, from time to time and without premium or penalty.

        6.7.    Payments.

        (a)   Except as otherwise specifically provided in this Agreement, all payments under this Agreement, on the Senior Credit Note and under the other Credit Papers shall be paid (i) to the Lender for deposit in the appropriate Note Funding and Payment Account, (ii) by no later than 4:00 PM on the day when due (unless the Lender shall agree to a payment's being made before a specific later deadline) and (iii) without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds at the office of the Lender at 1111 Fannin, 12th Floor, Houston, Texas 77002, attention: Mortgage Banking Warehousing Services—Ms. Wanda Carr, phone: (713) 427-6391, fax: (713) 427-6449, or by fed funds wire transfer to:

    JPMorgan Chase Bank
    Attention: Mortgage Warehousing—Ms. Wanda Carr
    ABA number 1130-0060-9        Phone: (713) 427-6391, Fax: (713) 427-6449
    Account number [0011-332-7531]                [00100376798]
    Further Credit—[Fieldstone Investment Corporation][Fieldstone Mortgage Company]

or at such other place as the Lender shall designate from time to time. Whenever any payment to be made under this Agreement, the Senior Credit Note or any of the other Credit Papers shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and with respect to principal, interest at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension. Unless the Lender, acting in its sole discretion, shall agree otherwise, funds received by the Lender after 4:00 PM on a Business Day shall be deemed for all purposes to have been paid by the relevant Borrower on the next succeeding Business Day, except that if, after so deeming, any applicable Ceiling Rate would be exceeded, then solely for the purpose of calculating interest accrued, such funds shall be deemed paid on the date received.

        (b)   If and to the extent any payment is not made when due under this Agreement, the Senior Credit Note or any of the other Credit Papers, the Borrowers authorize the Lender to charge any amounts so due and unpaid against any or all of the Borrowers' accounts with the Lender; provided that such right to charge the Borrowers' accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by either Borrower on behalf of third party owners of the escrowed funds other than Affiliates of the Borrowers. The Lender agrees to use reasonable efforts to promptly advise the affected Borrower of any charge made pursuant to this Section, but its failure to do so will not affect the validity or collectibility of such charge.

        (c)   Any and all payments by the Borrowers made pursuant to this Agreement or under the Senior Credit Note or other Credit Papers shall be made free and clear of and without deduction for any and all present or future Taxes. If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable pursuant to this Agreement or under the Senior Credit Note or other Credit Paper, (i) the sum payable shall be increased as may be necessary so that after making all required deductions, the Lender receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the Borrowers agree to pay the Taxes to the relevant Governmental Authority.

        6.8.    Payments Discharge Liability Subject to Reinstatement.    Each payment received by the Lender in accordance with this Agreement is valid and effective to satisfy and discharge the Borrowers' liability under the Credit Papers to the extent of the payment, subject to automatic reinstatement of the payment obligation to the extent that any court of competent jurisdiction (including any bankruptcy court) shall require any payment to be returned or refunded.

7. COLLATERAL

        7.1.    Grant of Security Interest.    As security for the payment of the Loan and for the payment and performance of all of the Obligations, each Borrower hereby GRANTS to the Lender a first priority security interest in all of the relevant Borrower's present and future estate, right, title and interest in and to the following described Collateral (although the Lender assumes none of either Borrower's—or any other—liability or obligation under or in respect of any Collateral):

          (a)   Single-family Mortgage Loans Collateral.

            (1)   all Pledged Loans;

            (2)   all Collateral Support;

            (3)   all rights to deliver Pledged Loans to investors and other purchasers and all proceeds resulting from the disposition of such Collateral pursuant thereto, including the Borrower's right and entitlement to receive the entire purchase price paid for Pledged Loans sold;

            (4)   all Hedge Agreements relating to or constituting any and all of the foregoing or relating to the Obligations;

            (5)   all Servicing Rights in respect of any of the Pledged Loans; and

            (6)   all of the Borrower's rights now or hereafter existing in, to or under any MBS secured by, created from or representing any interest in any of the Pledged Loans, whether now owned or hereafter acquired by the Borrower, and whether such MBS are evidenced by book entry or certificate (the Lender's Lien against each MBS created from, based on or backed by Pledged Loans shall automatically attach to, cover and affect all of the Borrower's right, title and interest in that MBS when issued and its proceeds and the Lender's Lien against the Pledged Loans from which such MBS was so created shall automatically be released when such MBS is issued, subject to automatic reinstatement if such issuance is voided or set aside by any court of competent jurisdiction), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto;

          (b)   Related Accounts, Payment Intangibles, General Intangibles

            (1)   all accounts, payment intangibles, general intangibles, instruments, documents (including documents of title), chattel paper, contract rights and proceeds, whether now or hereafter existing (including all of the Borrower's present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of or relating to the Pledged Loans;

            (2)   all instruments, documents or writings evidencing any such accounts, payment intangibles, general intangibles or proceeds or evidencing any monetary obligation under, or security interest in, any of the Pledged Loans, all other papers delivered to the Lender or the Custodian, and all other rights transferred to the Lender, in respect of any of the Pledged Loans, including, without limitation, the right to collect, have and receive all insurance proceeds (including but not limited to casualty insurance, mortgage insurance, pool insurance and title insurance proceeds) and condemnation awards or payments in lieu of condemnation which may be or become payable in respect of the Mortgaged Premises encumbered or intended to be encumbered by any Pledged Loan, and other personal property of whatever kind relating to any of the Pledged Loans, in each case whether now existing or hereafter arising, accruing or acquired;

            (3)   all security for or claims against others in respect of the Pledged Loans; and

            (4)   all proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Loans;

          (c)   Note Payment Account. each Note Funding and Payment Account and all sums from time to time on deposit in it;

          (d)   Collateral Records. all Collateral Records;

          (e)   Other Property. any other Property acceptable to the Lender and Pledged to the Lender; and

          (f)    Other Rights. all rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by the Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral;

provided, that the Lender's security interest in the Pledged Loans does not extend to, cover or affect any of the mortgage loan Servicer's right, title or interest in, to or under (a) any Servicing Agreement that the Borrower, as owner or investor, has entered into, or may hereafter enter into, in good faith with any Person that is not an Affiliate of the Borrower, as Servicer, to service Mortgage Loans now or hereafter owned or held by the Borrower, whether or not such Mortgage Loans were heretofore, or are now or hereafter, Pledged to the Lender or (b) the mortgage loan servicing rights under any such Servicing Agreement between the Borrower and a contractual mortgage loan Servicer that is not an Affiliate of the Borrower; provided further that nothing in this sentence shall be construed to waive, disclaim, impair or otherwise affect the Lender's security interest in any of such Mortgage Loans themselves, including the Lender's security interest in and to all of the Borrower's right, title and interest under each such Servicing Agreement to the extent (if any) that it covers, affects or relates to Pledged Loans.

        7.2.    Further Assurances Concerning Collateral.    In furtherance of the foregoing, the Borrowers (i) hereby agree to perform, or cause to be performed, such acts and duly to authorize, execute, acknowledge, deliver, file and record (or cause such actions to be taken with respect to) such financing statements, assignments, security agreements, deeds of trust, mortgages, bond powers and supplements, modifications or amendments to any of them, and such other papers as the Lender may reasonably request in order to establish and preserve the priority of, perfect and protect the Liens granted or intended to be granted to the Lender in and to any and all such Collateral and to preserve and protect the Lender's rights in respect of all present and future Collateral for the Obligations.

        7.3.    Delivery of Additional Collateral or Mandatory Prepayment.    At least once a week during the term of this Agreement (or more often in the discretion of the Lender if it reasonably determines that market conditions warrant) and whenever a Borrowing Request is made by a Borrower (except that the Lender shall have no obligation to make such determination more frequently than once per day), the Lender shall:

            (i)  determine the aggregate Collateral Values for the Borrowing Base (including the Collateral Value of any Collateral pledged on that day) Pledged to the Lender under this Agreement by summing the values of the individual items of Eligible Collateral as reported on (and recorded by the Lender from) a Borrower's Submission Lists and Pledged Loans Curtailment Reports, valuing at zero Eligible Collateral for which the Lender has current actual knowledge that a Disqualifier exists;

           (ii)  issue a statement of the value of each Borrowing Base as so determined; and

          (iii)  provide a copy of that certificate to the Borrower upon its request.

If the Lender shall determine on any day that the Borrowing Base is less than the outstanding Borrowings, then the Borrowers shall immediately (by no later than the next Business Day after the Lender's request) either:

          (a)   Pledge to the Lender additional Collateral and deliver to the Custodian all Required Documents for any such additional Collateral (delivery of such Required Documents to the Custodian may be deferred for up to seven (7) Business Days for any Wet Loans Pledged to the Lender as additional Collateral) and/or;

          (b)   after giving effect to the Collateral Value of any additional Collateral Pledged to the Lender and delivered to the Lender pursuant to Section 7.3(a), pay to the Lender cash in an aggregate amount sufficient to cover the sum of the excess of each of (i) the sum of all Borrowings outstanding over (ii) the Collateral Value of the Borrowing Base provided, that the Borrowers may not elect under the provisions of Section 7.3(a) (and instead must make a cash paydown pursuant to Section 7.3(b)) if any Default or Event of Default has occurred that the Lender has not declared in writing to have been cured or waived.

        7.4.    Mandatory Redemption of Alt-A Collateral for Low Weighted Average Credit Scores.    If the Lender shall determine on any day that the weighted average Credit Score of all Alt-A Loans then Pledged to the Lender is less than 680 and make a Redemption Call, then and in that event the Borrowers shall redeem (either by making cash paydowns of outstanding Advances or substituting higher quality Collateral) a sufficient number of lower Credit Score Alt-A Pledged Loans as shall be required to correct such deficiency by no later than five (5) Business Day after the Lender's request.

        7.5.    Mortgaging of Real Property Collateral.    Each Borrower hereby grants to the Lender a Lien against, and hereby agrees to duly Pledge to the Lender by executing, acknowledging sufficiently for recording and delivering to the Lender or (where appropriate) to a trustee designated by the Lender, a recordable mortgage, deed of trust or security deed (whichever form of real property mortgage instrument is appropriate to the jurisdiction in which the real property is located)—on the standard Fannie Mae/Freddie Mac form, modified appropriately for the purpose, or in another form approved by the Lender—and in substance approved by the Lender, to cover each lot, parcel, tract or leasehold estate (as the case may be) of present or future real property owned by the Borrower after foreclosure or conveyance in lieu of foreclosure of any Repurchased Loan or other Pledged Loan (or any other Collateral that, while Pledged to the Lender, is or becomes real property under the law of the U.S.

jurisdiction where it is located), each of which mortgage instruments shall describe the mortgagee or grantee as "JPMorgan Chase Bank" and shall describe the Debt it secures substantially as follows:

  All present and future debts and obligations of Fieldstone Investment Corporation, Fieldstone Mortgage Company or both to JPMorgan Chase Bank under or pursuant to the 4/04 Amended and Restated Senior Secured Credit Agreement dated as of April 21, 2004 by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and JPMorgan Chase Bank, the principal debt under which credit agreement has a final stated maturity of April 20, 2005, as such credit agreement may have been or may from time to time be supplemented, amended or restated; provided that the principal debt hereby secured shall in no event exceed [state here the amount that is equal to 130% of the value of the mortgaged real estate as shown in its most recent Appraisal or Broker's Price Opinion].

While the Lender does not initially intend to record any of such mortgages, deeds of trust or security deeds, the Lender may elect to record—upon prior written notice to the relevant Borrower, unless an Event of Default has occurred that the Lender has not declared in writing to have been cured or waived, in which case no written notice is necessary—any or all of them at any time or times, and all costs of filing and recordation shall be paid for by the Borrowers, either directly or as reimbursement to the Lender, whichever the Lender shall elect.

        7.6.    Pledged Loans' Collection and Servicing Rights.    So long as no Event of Default shall have occurred that the Lender has not declared in writing to have been cured or waived, the Borrowers shall be entitled to service the Pledged Loans and to receive and collect directly—or cause to be serviced, received and collected through a Servicer or Servicers under one or more Servicing Agreements—all sums payable to the Borrowers in respect of the Pledged Loans (excluding, however sums arising from sales or other dispositions of Pledged Loans, which Section 7.9 requires to be paid to the Lender for application as therein stated). If any Default or Event of Default shall occur at any time, the Borrowers' rights and obligations to service the Pledged Loans shall terminate automatically and immediately (unless and to the extent the Lender shall state otherwise by written notice to the Borrowers) without any notice or action by the Lender. Upon any such termination, the Lender is hereby authorized and empowered to sell and transfer such rights to service the Pledged Loans for such price and on such terms and conditions as the Lender shall reasonably determine, and the Borrowers shall have no right to sell or attempt to sell or transfer such rights to service the Pledged Loans. Each Borrower shall perform all acts and take all actions so that the Pledged Loans and all files and documents relating to the Pledged Loans that are held by the Borrower, together with all escrow amounts relating to the Pledged Loans, are delivered to the successor Servicer. To the extent that the approval of any third party or any other insurer or guarantor is required for any such sale or transfer, the Borrowers will fully cooperate with the Lender to obtain such approval. All amounts paid by any purchaser of such rights to service the Pledged Loans shall be paid to the Lender for application to the Loan in the same manner and order as provided for funds received by the Lender pursuant to Section 12.4. The rights to service the Pledged Loans have not been separated from the Pledged Loans and are not subject to pledge or assignment to anyone other than the Lender. Nothing herein shall be construed to cover or affect the Borrowers' rights to service pools of Mortgage Loans that are the base and backing for MBS, which rights are established and governed by the respective Servicing Agreements between a Borrower and the issuer of such MBS and any related acknowledgment agreement.

        7.7.    Rights After Occurrence of Event of Default.    After the occurrence of any Event of Default that the Lender has not declared in writing to have been cured or waived, the Lender shall have the following rights (but no obligations):

          (a)   in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of a Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

          (b)   to direct—and to take any and all other steps necessary to cause—any Servicer of any of the Collateral to pay over directly to the Lender for the account of the relevant Borrower (instead of to such Borrower or any other Person) all sums from time to time due to a Borrower and to take any and all other actions that such Borrower or the Lender has the right to take under the relevant Borrower's contract with such Servicer; and

          (c)   to request that the relevant Borrower forthwith pay to the Lender at its principal office all amounts thereafter received by the Borrower upon or in respect of any of the Collateral, advising the Lender as to the sources of such funds, and if the Lender does so request, then the Borrower shall diligently and continuously thereafter comply with such request.

        7.8.    Sale and Custodian's Delivery of Collateral to Approved Investor.    Unless an Event of Default has occurred that the Lender has not waived in writing (in which event the Lender's consent to such shipping or delivery shall be required) the Borrowers may direct the Custodian to ship or deliver to any Approved Investor (or its designated documents custodian) under cover of an appropriate bailee letter, any Pledged Loan, for purchase as a Whole Loan Purchase Commitment. The Borrowers may also request that the Custodian ship any Pledged Loan(s) to any other investor, and the Custodian may elect, with the Lender's consent, to do so.

        7.9.    Collateral Sale Proceeds to be Paid to Lender.

        (a)   Until, both (i) the Redemption Amounts for the Pledged Loans(s) being sold as Whole Loans or securitized (or such lesser amount as shall be required to cause the Borrowing Base without such Pledged Loans to at least equal the Advances outstanding) has been paid to the Lender and (ii) information sufficient to enable the Lender to reconcile the sums so paid to the Pledged Loans so being securitized has been provided to the Lender, the Lender shall have (x) a continuing first and prior security interest in such Pledged Loan that is so being sold as a Whole Loan and (y) a first and prior security interest in and control of all of each Borrower's right, title and interest (whenever acquired) in and to each MBS created from any pool of Mortgage Loans that includes such Pledged Loan(s), and the Borrower shall take all steps necessary to establish, perfect and maintain in the Lender such security interest and its perfection, and control of such MBS.

        (b)   When the sale is settled of any Pledged Loan sold as a Whole Loan, or of any MBS created from a pool that includes any Pledged Loan, each Borrower shall cause the investor purchasing such Whole Loan or MBS to pay the relevant Borrower's entire net share of the purchase price therefor directly to the Lender, for application as a mandatory prepayment on the Senior Credit Note and as a repayment of outstanding Advances, and if the amount so paid to the Lender is at least equal to the Redemption Amount of the Pledged Loan(s) so sold or securitized, then the Lender will release the relevant Pledged Loan(s) or MBS from the Lender's Lien (whereupon such Pledged Loan or MBS will no longer be Pledged to the Lender). Payments to the Lender required by this Section 7.9(b) shall be made to the Lender by federal funds wire transfer to:

    JPMorgan Chase Bank
    ABA number 1130 0060 9
    712 Main Street
    Houston, Texas 77002
    For Credit Account No. 0011 332 7531 0010 037 6798
    Attention: Wanda Carr, Mortgage Banking Warehouse Services
    Phone: (713) 427-6391
    Further Credit—[Fieldstone Investment Corp.]
                               [Fieldstone Mortgage Company]

        7.10.    Right of Redemption From Pledge.    Provided no Event of Default has occurred that the Lender has not declared in writing to have been cured or waived (provided that the Lender may elect to allow redemption even if an uncured and unwaived Event of Default has occurred), the Borrowers may from time to time redeem one or more items of Collateral from pledge by either:

          (a)   paying, or causing to be paid, to the Lender for deposit in Note Payment Account, for application to the outstanding balance of Advances and application to prepayment of the principal balance of the Senior Credit Note, the Redemption Amount for the item(s) of Collateral to be released; or

          (b)   delivering substitute Collateral that both (i) is Eligible Collateral and (ii) will, when included with the existing Collateral, increase the Borrowing Base to a value at least equal to the aggregate outstanding Borrowings;

after which the Lender shall release the redeemed Collateral to the relevant Borrower or its designee promptly upon written request made by the Borrower and at its cost, whereupon such redeemed Collateral will not longer be Pledged to the Lender or included in the Borrowing Base and the Borrower shall promptly receipt—or shall cause its designee to promptly receipt—for such released Collateral in writing to the Lender. Further, the Lender will authorize UCC partial release(s) of such redeemed Collateral—or otherwise appropriately confirm such release in writing—prepared at the Borrowers' expense if, when and in such form as the Borrowers may reasonably request.

        7.11.    Return of Collateral at End of Commitment.    If (i) the Lender's Commitment to lend shall have expired or been terminated, and (ii) all Advances, interest or other amounts evidenced by the Senior Credit Note or owing to the Lender under this Agreement, the Senior Credit Note and the other Credit Papers shall be fully paid and satisfied, then the Lender shall release the Collateral to the Borrowers or their designee promptly upon written request made by the Borrowers and at their cost, whereupon such released Collateral shall no longer be Pledged to the Lender and the Borrowers shall promptly receipt—or shall cause their designee to promptly receipt—for such released Collateral in writing to the Lender.

        7.12.    Acceptance or Shipping Per Instructions of Returned Collateral is Acquittance.    Acceptance by a Borrower of any Collateral delivered to it pursuant to any provision of this Agreement (whether or not the recipient issues a receipt for it) or shipping by the Custodian or the Lender of Collateral in substantial compliance with shipping instructions given by the Borrower or its designee shall be a complete and full acquittance for the Collateral so delivered or shipped, and the Lender and the Custodian shall thereby be released and discharged from any and all liability or responsibility for it arising then or thereafter (except liability for the Lender's or the Custodian's own gross negligence or willful misconduct.)

8. CONDITIONS PRECEDENT

        8.1.    Initial Advance.    The obligation of the Lender to fund the initial Advance under this Agreement is subject to the Borrowers' fulfillment of the following conditions precedent:

          (a)   the Lender shall have received (or be satisfied that it will receive by such deadline as the Lender shall specify) the following, all of which must be satisfactory in form and content to the Lender in its sole discretion:

            (1)   this Agreement duly executed by all parties;

            (2)   the Senior Credit Note, each duly executed by the Borrowers as comakers;

            (3)   UCC financing statements for the Collateral covered by this Agreement, each duly authorized by the Borrowers;

            (4)   a current UCC search report of a UCC filings search in the offices of the Secretary of State of Maryland;

            (5)   the Custody Agreement duly executed by the Borrowers and JPMorgan Chase as Custodian;

            (6)   copies of each Borrower's (i) certificate of incorporation certified by the Secretary of State of the State of Maryland and (ii) bylaws and all amendments certified by such its corporate secretary or assistant secretary, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Lender to verify the identity of the Borrower as required by Section 326 of the USA Patriot Act in accordance with the requirements summarized in the notice given in Section 16.5;

            (7)   an amendment to the Electronic Tracking Agreement adding FIC as a party, duly executed by the Borrowers, Mortgage Electronic Registration Systems, Inc., MERSCorp., Inc. and the Custodian.

            (8)   certificates of existence or authority and good standing for the Borrowers issued by the Secretary of State of Maryland;

            (9)   true copies of resolutions of each Borrower's board of directors or members, certified as of the date of the initial Advance by such Borrower's corporate secretary, authorizing the execution, delivery and performance by each Borrowers of this Agreement, the Senior Credit Note, the Custody Agreement and all other Credit Papers to be delivered by the Borrowers pursuant to this Agreement;

            (10) a certificate of each Borrower's corporate secretary as to (i) the incumbency of the officers of the relevant Borrower executing this Agreement, the Senior Credit Note, the Custody Agreement, each applicable Borrowing Request and all other Credit Papers executed or to be executed by or on behalf of the Borrowers and (ii) the authenticity of their signatures—and specimens of their signatures shall be included in such certificate or set forth on an exhibit attached to it—(the Lender shall be entitled to rely on that certificate until the Borrowers have furnished a new certificate to the Lender, and certifying that attached to such certificate are true and correct copies of all amendments to the relevant Borrower's certificate of incorporation, bylaws, or regulations (as the case may be) since its inception);

            (11) an Officer's Certificate for the Borrowers dated the date of the initial Advance and certifying truthfully that, after giving effect to that Advance, no Default or Event of Default will exist under this Agreement and that there has been no material adverse change since the Statement Date in any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole;

            (12) copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is customary for members of the Borrowers' industry, all in form and content reasonably satisfactory to the Lender;

            (13) a favorable written opinion of counsel to the Borrowers dated on or before the date of the initial Advance, addressed to the Lender and in form and substance reasonably satisfactory to the Lender and its legal counsel (a form containing opinions required to be included therein are set forth in Exhibit G, the opinions in paragraphs numbers 4, 10, 11, 12, 13 and 15 of which shall be rendered by outside legal counsel for the Borrowers);

            (14) payment to the Lender of the Facility Fee, the Custodian's Fee and all other fees and expenses (including the disbursements and reasonable fees of the Lender's attorneys, subject to the limitation specified in Section 13(a)) of the Lender accrued and billed for to the date of the Borrowers' execution and delivery of this Agreement; and

            (15) All directors and officers of each Borrower, all shareholders of the Borrower and all Affiliates (other than the other Borrower) of the Borrower or any of its Subsidiaries, to whom or which such Borrower shall be indebted either for borrowed money or for any other obligation of Fifty Thousand Dollars ($50,000) or more as of the date of this Agreement excluding salary, bonus or other compensation obligations, shall have caused such Debt to be Qualified Subordinated Debt, as defined in this Agreement, by executing and causing to be delivered to the Lender a Subordination Agreement and taking all other steps, if any, required to cause such Debt to be Qualified Subordinated Debt, and the corporate secretary of the Borrower shall have certified each such Subordination Agreement executed to satisfy the requirements of this Section 8.1(a)(15) to be true, complete and in full force and effect as of the date of the Advance.

        8.2.    Each Advance.    The obligations of the Lender to fund the initial Advance and each subsequent Advance under this Agreement are also subject to the satisfaction, in the sole discretion of the Lender, as of the date of each such Advance, of the following additional conditions precedent:

          (a)   The Borrowers shall have delivered to the Lender a Borrowing Request and, if the Borrowing Base is insufficient to support all or part of the requested Borrowing, the Borrowers shall have delivered (i) to the Lender and the Custodian a Submission List, and (ii) (except for Wet Warehouse Advances) to the Custodian the Required Documents for any new Collateral required to cause the Borrowing Base to at least equal the outstanding Borrowings after giving effect to the requested Borrowing.

          (b)   Unless the requested Advance is comprised only of a Wet Warehousing Advance, the Custodian shall have issued its Custodian's Certification (as defined in the Custody Agreement) relating to the Collateral currently in the Borrowing Base (and the Lender agrees not to unreasonably withhold or delay issuing any such Custodian's Certification).

          (c)   the Borrowers shall have delivered to the Lender the Electronic Tracking Agreement (as defined in the Custody Agreement) duly executed by the Borrowers, Mortgage Electronic Registration Systems, Inc., MERSCorp., Inc. and the Custodian.

          (d)   The Lender shall have received evidence reasonably satisfactory to it (i) as to the due filing and recording in all appropriate offices of all financing statements, (ii) if there is any Collateral that is of a type that requires the Lender's interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any Collateral that is "investment property" under the UCC of the State of Texas or other applicable Law, that such instruments as are necessary to give the Lender "control" of such Collateral have been duly executed by the Borrowers and the relevant securities intermediary.

          (e)   The representations and warranties of the Borrowers contained in Section 9 shall be true and correct in all material respects as if made on and as of the date of each Advance unless specifically stated to relate to an earlier date.

          (f)    Each Borrower shall have performed all agreements to be performed by it under this Agreement, the Custody Agreement and all other Credit Papers, as well as under all Purchase Commitments, and after giving effect to the requested Advance, no Default or Event of Default will exist under this Agreement or any of the other Credit Papers.

          (g)   The Borrowers shall not have incurred any material liabilities, direct or contingent, other than in the ordinary course of their business, and no liabilities (whether or not in the ordinary course of business) that adversely and materially affect any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, since the dates of the Borrowers' Financial Statements most recently theretofore delivered to the Lender.

          (h)   The Lender shall have received from counsel for the Borrowers, if reasonably requested by the Lender, an updated favorable opinion or opinions, in form and substance satisfactory to the Lender addressed to the Lender and dated as of the date of such Advance, covering and updating such matters that were originally addressed in the opinion issued pursuant to Section 8.1(a)(13) as the Lender may request.

          (i)    The Borrowers shall have paid the Facility Fee then due and payable in accordance with Section 6.5 and the Custodian's fee pursuant to the Custody Agreement.

          (j)    The making of any Advance shall not be prohibited by, or subject the Lender to any penalty or onerous condition under, any Legal Requirement.

          (k)   The Lender shall have received such other documents, if any, as shall be specified by the Lender.

9. REPRESENTATIONS

        Each Borrower hereby represents and warrants to the Lender both (a) as of the date of this Agreement and (b) except as to those specified to relate only to a specific date, again as of the date of each Borrowing Request, that:

        9.1.    Organization; Good Standing; Subsidiaries.    Each Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. Each Borrower has furnished to the Lender a true and complete copy of its charter or articles of incorporation and its bylaws or regulations (as the case may be) as in effect as of the date of this Agreement, including all amendments thereto, and agrees to furnish to the Lender a true and complete copy of any amendment adopted after the Effective Date promptly after it is adopted. Each Borrower warrants and represents that the Borrower and its Subsidiaries each has the full legal power and authority to own its properties and to carry on its business as currently conducted and each is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the ownership of its property or the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing has no material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole. The Borrowers do not have any Subsidiaries except as set forth on Exhibit C or as have been subsequently disclosed by the Borrowers to the Lender in writing. Exhibit C states the name of each such Subsidiary as of the Effective Date, place of incorporation, each state in which it is qualified as a foreign corporation and the percentage ownership of the capital stock of each such Subsidiary by the Borrowers.

        9.2.    Authorization and Enforceability.    Each Borrower has the power and authority to execute, deliver and perform this Agreement, the Senior Credit Note, the Custody Agreement and all other Credit Papers to which it is a party or in which it joins or has joined. The execution, delivery and performance by each Borrower of this Agreement, the Senior Credit Note, the Custody Agreement and all other Credit Papers to which it is a party and the borrowing of the Loan have each been duly and validly authorized by all necessary corporate action on the part of the Borrower (none of which has been modified or rescinded, and all of which are in full force and effect) and do not and will not (i) conflict with or violate any Legal Requirement, (ii) conflict or violate the articles of incorporation, bylaws or regulations (as the case may be) of the Borrower, (iii) conflict with or result in a breach of or constitute a default under any agreement, instrument or indenture binding on the Borrower or (iv) require any consent under any such agreement, instrument or indenture where the conflict, violation, breach, default or nonconsent could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, or result in the creation of any Lien upon any property or assets of either Borrower except the Lien securing the Obligations, or result in or permit the acceleration of any debt of either Borrower pursuant to any agreement, instrument or indenture to which the Borrowers are party or by which the Borrowers or their property may be bound or affected. This Agreement, the Senior Credit Note, the Custody Agreement and all other Credit Papers constitute the legal, valid, and binding obligations of the Borrowers enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors' rights generally.

        9.3.    Approvals.    Neither the execution and delivery of this Agreement, the Senior Credit Note, the Custody Agreement and all other Credit Papers nor the performance of the Borrowers' obligations under such Credit Papers requires any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than (i) those that have been obtained or will be obtained by the time required and which remain in full force and effect, (ii) those for which the Borrowers' failure to obtain them will not have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, and (iii) the filing of the Security Instruments.

        9.4.    Financial Condition.    The balance sheet of the Borrowers (and, to the extent applicable, their Subsidiaries, on a consolidated basis) and the related statements of income, changes in stockholders' equity and cash flows ("Financial Statements") for the fiscal year ended on the Statement Date (the "Statement Date Financial Statements") heretofore furnished to the Lender, fairly present the financial condition of the Borrowers (and their consolidated Subsidiaries) as of the Statement Date and the results of their operations for the fiscal period ended on the Statement Date. On the Statement Date, the Borrowers did not have either any known material liabilities—direct or indirect, fixed or contingent, matured or unmatured—other than the contingent liabilities (if any) set forth on Schedule 9.4 and contingent liability on endorsements of negotiable instruments for deposit or collection in the ordinary course of business, or any known material liabilities for sales, long-term leases or unusual forward or long-term commitments, which are not disclosed by the Statement Date Financial Statements or reserved against in them or that have not been otherwise disclosed to the Lender in writing. Each Borrower is currently Solvent, and since the Statement Date, (i) there has been no material adverse change in any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, nor is either Borrower aware of any state of facts which (with or without notice, the lapse of time or both) would or could result in any such material adverse change, and (ii) there have been no material unrealized or anticipated losses from any loans, advances or other commitments of the Borrower, except for the material adverse changes and losses (if any) that are summarized in Schedule 9.4.

        9.5.    Litigation.    Except as disclosed on Schedule 9.5 or except as disclosed in the Statement Date Financial Statement or the most recent Financial Statements furnished to the Lender (whichever is more current), there are no actions, claims, suits or proceedings pending, or to the knowledge of the Borrowers, threatened or reasonably anticipated against or affecting either Borrower or any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum which, if adversely determined, could reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

        9.6.    Licensing.    The Borrowers and the Servicers (if any) of its Mortgage Loans are duly registered as mortgage lenders and servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

        9.7.    Compliance with Applicable Laws.    Neither the Borrowers nor any of their Subsidiaries are in violation of any provision of any law, or any judgment, award, rule, regulation, order, decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

        9.8.    Regulation U.    The Borrowers are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowings directly or indirectly made available to or received by the Borrowers or for their account will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt which was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or which would constitute this transaction a "purpose credit" within the meaning of Regulation U, as now or hereafter in effect.

        9.9.    Investment Company Act.    The Borrowers are not subject to the rules governing an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        9.10.    Public Utility Holding Company Act.    Neither the Borrowers nor any of their Subsidiaries are an "affiliate" or a "subsidiary company" of a "public utility company", or a "holding company", or an "affiliate" or a "subsidiary company" of a "holding company", as such terms are defined in the PUHC Act. Further, none of the transactions contemplated under this Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders, of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Senior Credit Note, the Loan, any of the Credit Papers or any of the Lender's Liens.

        9.11.    Payment of Taxes.    The Borrowers have filed (or caused to be filed) all required federal, state and local income, excise, property and other tax returns with respect to its and its Subsidiaries' operations, all of such returns are true and correct and the Borrowers have paid or caused to be paid—or is protesting by appropriate proceedings diligently pursued and has established adequate reserves therefor—all taxes which are due and owing under applicable law or as shown on any assessment to the extent such taxes have become due, including all applicable FICA payments and withholding taxes. The amounts reserved as a liability for income taxes and other taxes payable in the financial statements heretofore furnished to the Lender are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes—whether or not disputed—of the Borrowers and their Subsidiaries accrued for or applicable to the period and on the dates of such financial statements and all prior years and periods, and for which the Borrowers and their Subsidiaries may be liable in their own right or as transferee of the assets of other Person or as successor to any other Person.

        9.12.    Agreements.    Neither the Borrowers nor any of their Subsidiaries are party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, except as disclosed in (i) the Statement Date Financial Statements, (ii) Schedule 9.4 or (iii) the more current Financial Statements, if any, that the Borrowers have furnished to the Lender after the Effective Date. Neither the Borrowers nor any such Subsidiary are in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any agreement, instrument or indenture that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole. No holder of the Borrowers' or any such Subsidiary's debt or other obligations has given notice of any asserted default that could have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole. No liquidation or dissolution of the Borrowers are pending or, to the Borrowers' knowledge, threatened and no liquidation or dissolution of any Subsidiary is pending or threatened that could have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Borrowers or any of their properties is pending, or to the Borrowers' knowledge, threatened. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Subsidiary of the Borrowers or any of their properties is pending, or to the Borrowers' knowledge, threatened that could have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

        9.13.    Title to Properties.    The Borrowers and each of their Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to (i) all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Statement Date Financial Statements or in the more current Financial Statements (if any) most recently furnished to the Lender after the Effective Date, except for such properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, as are disclosed in such Financial Statements and Permitted Encumbrances.

        9.14.    The Borrower's Address.    Each Borrower's chief executive office and principal place of business is at 11000 Broken Land Parkway, Columbia, Maryland 21044 or at such other address as shall have been set forth in a written notice to the Lender given within thirty (30) days after the date of the move (in which event the Borrowers hereby authorize the Lender, in its discretion, to file a financing statement change form reflecting any such address change.)

        9.15.    ERISA.    The Borrowers do not maintain any Plans except the Plans listed on Schedule 9.15 and agrees to notify the Lender in advance of forming any Plans. The Plans listed on Schedule 9.15 and all other Borrower employee welfare benefits plans (as defined under Section 3(1) of ERISA) are in substantial compliance with all applicable laws (including ERISA). The Borrowers are not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.

        9.16.    Special Representations Concerning Collateral.    As of the date of this Agreement and as of the date of each Borrowing Request, that (except as otherwise disclosed by the relevant Borrower to the Lender in respect of particular Repurchased Loans when they are Pledged to the Lender):

          (a)   A Borrower is the sole legal and equitable owner (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Borrower and its successors and assigns,

  is the record owner), free and clear of all Liens other than Permitted Encumbrances, of all Collateral Pledged to the Lender by such Borrower.

          (b)   All Collateral, including all pledged Wet Loans, has been duly authorized and validly issued.

          (c)   All of the Collateral, individually and collectively, Pledged to the Lender by a Borrower complies with all of the requirements of this Agreement and the Custody Agreement and is genuine and what it purports to be.

          (d)   All information concerning each item or grouping of Collateral listed in any Submission List or in a Warehouse Transmission File sent to the Lender or the Custodian was, is and/or shall be (as applicable) true and complete in all material respects as of the date of such Submission List or Warehouse Transmission File.

          (e)   The Borrowers have complied and will continue to comply with all Legal Requirements relating to each item of Collateral.

          (f)    All Pledged Loans, including all pledged Wet Loans, has been duly (i) endorsed or assigned to a Borrower and (ii) endorsed or assigned by the Borrower in blank—endorsement in blank is not required when MERS is designated in the Mortgage as the original mortgagee or the nominee of the original mortgagee, its successors and assigns—and delivered (or in the case of Wet Loans, are in the process of being delivered) to the Custodian or endorsed in a manner acceptable to the Lender. All Required Documents for each Pledged Loan (except for Wet Loans) will be transmitted to the Custodian with the Submission List with which it is submitted. Each assignment to the Lender of the Lien securing any Collateral will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the underlying property (land and improvements) covered by such Lien is located (no assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® system.) Upon and after delivery to the Lender of the Mortgage Note evidencing the particular item of Collateral, the Lender will have a duly perfected first priority security interest in such Collateral and for so long as the Lender, the Custodian or another bailee for the Lender retains possession of such note, or takes such other action as is necessary for it to have and maintain a perfected security interest in such note under the UCC, the Lender will have a duly perfected first priority security interest in such Collateral.

          (g)   The Borrowers have and will continue to have the full right, power and authority to pledge the Collateral Pledged to the Lender and to be Pledged to the Lender by the Borrowers under this Agreement or pursuant to it, and such Collateral may be further assigned without any requirement for the consent of any other party to the Collateral.

          (h)   The Borrower will maintain the Lien on the real estate described in, or referred to as covered by, each Pledged Loan as a first Lien—or if it has been Pledged to the Lender as a Second Lien Loan, by a valid Lien second and inferior only to a single Mortgage Loan secured by a first Lien on the premises and property securing the subject Pledged Loan—having the priority represented to the Lender, subject only to the Permitted Encumbrances, until all of the Obligations have been fully paid and satisfied and the Lender has no further Commitment outstanding.

          (i)    All improvements that were considered in determining the appraised value of the Mortgaged Premises securing each Pledged Loan lay wholly within the boundaries and building restriction lines of such Mortgaged Premises, no improvements on adjoining properties encroach upon such Mortgaged Premises and no improvement located on or that is a part of such Mortgaged Premises is in violation of any applicable zoning law or regulation.

          (j)    The Pledged Loan is covered by an ALTA mortgagee title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is (i) generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to the Pledged Loans that are for sale to prudent investors in the secondary market which investors invest in Mortgage Loans such as the Pledged Loan, and (ii) is qualified to do business in the jurisdiction where the Mortgaged Premises are located, insuring the Borrower, its successors and assigns, as to the first (or, for a Second Lien Loan, second) priority of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of the Pledged Loan. The Borrower is the sole named insured of such mortgage title insurance policy, the pledge to the Lender of the relevant Borrower's interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Lender as and when such Pledged Loan is Pledged to the Lender. No claims have been made under such policy and no prior holder of the Pledged Loan, including the Borrowers, has done, by act or omission, anything that would impair the coverage of such policy.

          (k)   The Mortgaged Premises securing such Pledged Loan are capable of being lawfully occupied under applicable Laws, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Premises and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained for the appropriate Governmental Authority.

          (l)    All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents that have previously become due have been paid, or, unless waived in accordance with the Borrowers' Underwriting Guidelines, an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due. The Borrowers have not advanced funds, or induced, solicited or knowingly received any advance of funds by any Person other than the related Customer, directly or indirectly, for the payment of any amount required under the related Loan Papers, except for interest to accrue from the date of the Pledged Loan or the date of disbursement of its proceeds (whichever is greater) to the day that precedes by a month the due date of such Pledged Loan's first installment of principal and interest.

          (m)  The Borrowers have no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Premises or the Customer in respect of any Pledged Loan (other than the Customer's credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in Mortgage Loans similar to such Pledged Loan to regard such Pledged Loan as an unacceptable investment or adversely affect the value or marketability of the Pledged Loan to other similar institutional investors.

          (n)   Each Pledged Loan's Mortgage contains an enforceable provision for acceleration of the maturity of the unpaid principal balance thereof in the event that the Mortgaged Premises are sold or transferred without the prior written consent of the holder thereof.

          (o)   No Pledged Loan contains provisions pursuant to which monthly payments are paid in whole or in part with funds deposited in any separate account established by the Borrowers, the Customer or anyone on behalf of the Customer, or paid by any source other than the Customer, nor any other similar provisions currently in effect that effectively constitute a "buydown" provision.

          (p)   No Pledged Loan is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature.

          (q)   The Borrowers' origination and collection practices with respect to Single-family Mortgage Loans are and have been in all material respects in accordance with industry custom and practice, and in all respects legal and proper.

          (r)   If an escrow of funds has been established for a Pledged Loan, it is not prohibited by applicable Law, all escrow deposits and escrow payments have been collected in full compliance with applicable state and federal Law and are in the possession of the relevant Borrower or have been applied to pay their proper and intended purposes, no escrow deposits or escrow payments or other charges or payments due in respect of such Pledged Loan have been capitalized under its Mortgage Note or Mortgage and no deficiencies exist in connection therewith for which customary arrangements for repayment have not been made.

          (s)   All interest rate adjustments in respect of each adjustable rate Pledged Loan have been made in strict compliance with applicable Law and the terms of the related Mortgage Note, and any interest required to be paid pursuant to applicable Law has been properly paid and credited.

          (t)    No Customer under any Pledged Loan has notified either Borrower, and neither Borrower has knowledge, of any relief requested or allowed to the Customer under the Soldiers' and Sailors' Civil Relief Act of 1940.

          (u)   Based on customary residential mortgage industry practices, the Mortgaged Premises securing each Pledged Loan is free from any and all toxic and hazardous substances and there exists no violation of any applicable environmental Law.

          (v)   No Pledged Loan was selected as Collateral on any basis that was intended to have a material adverse effect on the Lender.

          (w)  No Mortgaged Premises securing any Pledged Loan is within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous waste sites that are known to contain any hazardous substance or hazardous waste.

          (x)   No Pledged Loan is subject to a bankruptcy plan.

          (y)   Each Pledged Loan is a "qualified mortgage" within the meaning of § 860G(a)(3) of the Internal Revenue Code of 1986, as amended.

          (z)   All Pledged Loans and all related papers included in the Collateral (including all pledged Wet Loans and Repurchased Loans):

            (1)   were originated by a Borrower, or by a duly licensed mortgage lender in the ordinary course of its business and, if not originated by a Borrower, were sold by their respective originators and purchased by a Borrower, acting in the ordinary course of their respective businesses;

            (2)   have been made in compliance with all applicable requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, related statutes and regulations and all applicable Legal Requirements under usury, truth-in-lending, equal credit opportunity and all other Laws, and the continued compliance of the Pledged Loans is not affected by their pledge to the Lender;

            (3)   are the legal, valid and binding obligations of the respective Customers who made them and are and will continue to be valid and enforceable in accordance with their terms, without any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that, by applicable law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;

            (4)   have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Custodian;

            (5)   to the best of the Borrowers' knowledge, respectively have fair market values equal to or greater than the collateral values respectively attributed or allocated to them under this Agreement;

            (6)   comply and will continue to comply with the terms of this Agreement and the Custody Agreement;

            (7)   were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their pledge to the Lender pursuant to this Agreement, or their ownership by the Lender following foreclosure of the Lender's Lien, or conveyance in lieu of foreclosure after any Event of Default or (ii) render the Pledged Loans unenforceable;

            (8)   are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the residential real property securing the Pledged Loan has not been partially or completely released from the Lien of the Pledged Loan;

            (9)   evidence and are each secured by a valid first Lien—or if it has been Pledged to the Lender as a Second Lien Loan, by a valid Lien second and inferior only to a single Mortgage Loan secured by a first Lien on the premises and property securing the subject Pledged Loan—in favor of the relevant Borrower on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances, that to the best of the relevant Borrower's knowledge has fair market value equal to or greater than the collateral value attributed or allocated under this Agreement to the Pledged Loan secured thereby, the relevant Borrower has pledged and collaterally assigned all of its right, title and interest in such Pledged Loan and related Mortgage, and the Lender has and will have a valid and perfected and enforceable first priority security interest in such Pledged Loan;

            (10) are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the Mortgaged Premises are located, with the Mortgage for each being (i) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and effective under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage with the priority that the Borrower represents it has to the Lender and (ii) so recorded, and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Pledged Loan, and all parties to each such Pledged Loan had full legal capacity to execute it;

            (11) (for Pledged Loans purchased by the Borrowers) were purchased for fair value and a Borrower took possession of them in the ordinary course of its business, without knowledge that the Pledged Loan was subject to any security interest other than the Lien of the Lender; the Borrower has not sold, assigned or pledged any of such Pledged Loans to any person (excluding assignments to MERS as nominee for the Borrower, its successors and assigns) and the Borrower has good and marketable title to them free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest other than the Lender's Lien, and is the sole owner thereof with full right to pledge them to the Lender;

            (12) are secured by Single-family residential property;

            (13) are the subject of a Current Appraisal or a Current Broker's Price Opinion of which the Borrower has possession and will make available to the Custodian on request, and the relevant Borrower has in its possession and will make available to the Custodian on request evidence of such value and how it was determined in accordance with such Borrowers' Underwriting Guidelines; and

            (14) are not subject to the Home Ownership and Equity Protection Act of 1994.

          (aa)    As to each Pledged Loan and its Loan Papers:

            (1)   (except as to Repurchased Loans) the Borrowers have not waived any default, breach, violation or event permitting acceleration except payment delinquencies that have not been outstanding long enough to cause the Pledged Loan to be In Default;

            (2)   as of the Original Pledge Date, the related Mortgaged Premises are, to the best of the Borrowers' knowledge, free of material damage and in good repair and the Borrower has no actual knowledge that any such Mortgaged Premises have suffered material fire, storm or other casualty damage that is not covered by a Hazard Insurance Policy;

            (3)   as of the Original Pledge Date, to the best of the Borrowers' knowledge, no liens or claims have been filed for work, labor or materials affecting the related real property which are undischarged (whether prior, equal or subordinate to the Lien of the Pledged Loan);

            (4)   the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization against the collateral for the Pledged Loan of the benefits of the security intended to be provided by it;

            (5)   there is only one original executed Mortgage Note, and (except in the case of Wet Loans) that original has been delivered to the Custodian;

            (6)   if any of its makers or mortgagors is a director, officer or employee of a Borrower or one of its Subsidiaries, the interest rate or payment terms were not market rate or market terms when such Pledged Loan was originated;

          (bb)    Each Mortgage is a Lien on the premises and property described in it having the priority represented to the Lender, and the description of the Mortgaged Premises in each Mortgage is legally adequate and, except as to home equity line of credit Mortgage Loans, each item of Collateral has been fully advanced in its face amount.

          (cc)    Except for payment delinquencies that have not been outstanding long enough to cause the Pledged Loan to be In Default, no default, and no event that with notice or lapse of time or both would become a default, has occurred and is continuing under any item of Collateral (other than Repurchased Loans) except as to which the Borrower has given notice to the Lender (by reporting Pledged Loans that are In Default), and if any such default or event has occurred, it has not continued for more than sixty (60) days, reckoned and counted from the most recent month end, and the Borrower will promptly notify the Lender of any such pledged Single-family Mortgage Loan that is in default for a longer period of time.

          (dd)    All Hazard Insurance Policies covering the premises encumbered by each item of Collateral:

            (1)   name and will continue to name the Borrower or its Servicer as the insured under a standard mortgagee clause;

            (2)   are and will continue to be in full force and effect;

            (3)   are in the amount of the full insurable value of the Mortgaged Premises on a replacement cost basis or the unpaid principal amount of the related Pledged Loan, whichever is less;

            (4)   are the valid and binding obligation of the insurer;

            (5)   have all premiums due thereon paid;

            (6)   are required by the related Mortgage to be maintained on the Mortgaged Premises at the Customer's cost and expense, failing which the holder of the Mortgage is authorized by the express terms of such Mortgage to obtain and maintain such insurance at the Customer's cost and expense and to obtain reimbursement of such cost from the Customer;

            (7)   afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if required by the terms of any applicable private mortgage insurance or by any applicable Legal Requirement.

          (ee)    Mortgaged Premises securing Collateral and located in a special flood hazard area designated as such by the Secretary of HUD are and shall continue to be covered by special flood insurance as required by the National Flood Insurance Program.

          (ff)    With respect to the Pledged Loans registered to the Borrower on the MERS® system, (i) the Borrower has identified the Custodian as the "custodian" in the registration for such Pledged Loan on the MERS® System, (ii) no Person is identified as the "investor", "interim funder" or "warehouse/gestation lender" in the registration for such Pledged Loan on the MERS® System, and (iii) the Borrower has provided to the Custodian the MERS mortgage identification number (MIN) for such Pledged Loan.

        9.17.    Survival.    All representations and warranties by the Borrowers shall survive delivery of the Credit Papers and the making of Advances, and any investigation at any time made by or on behalf of the Lender shall not diminish the Lender's right to rely on them.

10. AFFIRMATIVE COVENANTS

        The Borrowers agree that, for so long as the Commitments are outstanding or either of the Borrowers' obligations remain to be paid or performed under this Agreement, the Senior Credit Note or any of the other Credit Papers, the Borrowers shall, to the extent applicable:

        10.1.    Pay Senior Credit Note.    Punctually pay or cause to be paid when due the principal of, interest on and all other amounts now or hereafter owing under this Agreement, the Senior Credit Note and the other Credit Papers in accordance with their respective terms.

        10.2.    Financial Statements.    Deliver to the Lender:

          (a)   As soon as available and in any event within forty-five (45) days after the end of each month, statements of income and changes in FIC's stockholders' equity and cash flows (on a consolidated and consolidating basis with its Subsidiaries) for the month just ended, and the related balance sheet as at the end of such month, all in reasonable detail, and certified by its chief financial officer or treasurer that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly the financial condition and the results of operations and cash flows for the period covered, subject, however, to year-end audit adjustments and the omission of notes to the Financial Statements.

          (b)   As soon as available and in any event within one hundred twenty (120) days after the close of each of its fiscal years, statements of income, changes in FIC's stockholder's equity and cash flows (on a consolidated and consolidating basis) for such year, and the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:

            (1)   a report and opinion of a firm of independent certified public accountants of recognized standing selected by FIC and acceptable to the Lender (as of the Effective Date, KPMG LLC is acceptable to the Lender), stating that such accountants audited such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such financial statements present fairly, in all material respects, the financial position of FIC and its Subsidiaries as of the date thereof and the results of their operations and cash flows for the periods covered thereby in conformity with GAAP;

            (2)   if otherwise prepared in the ordinary course of the Borrowers' business, a report and opinion of a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants (as of the Effective Date, KPMG LLC is acceptable to the Lender) stating that such firm has examined selected documents and records relating to the servicing of Mortgage Loans, including the Pledged Loans covered by this Agreement, in accordance with the Mortgage Bankers Association of America's Uniform Single Audit Program for Mortgage Bankers, or any successor uniform program, and that, on the basis of such examination, such servicing has been conducted in compliance with the minimum servicing standards identified therein, except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards requires it to report (the Borrowers will use reasonable efforts to obtain such a report and opinion in respect of each subservicer for the Borrowers and will furnish those obtained to the Lender); and

            (3)   a certificate signed by the chief financial officer or treasurer of FIC stating that said financial statements fairly present its financial condition and results of operations (and, if applicable, those of its Subsidiaries) as at the end of, and for, such year.

The Borrowers also agree to provide to the Lender such other information related to such annual reports as the Lender may from time to time reasonably request.

          (c)   Together with each of the monthly and annual financial statements required by Sections 10.2(a) and 10.2(b) above, a certificate of FIC's chief financial officer or treasurer (i) setting forth in reasonable detail all calculations necessary to show that the Borrowers are in compliance with the requirements of Section 11.8 of this Agreement or, if the Borrowers are not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Borrowers propose to take with respect thereto and (ii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Borrowers during the accounting period covered by such financial statements and that such review does not disclose the existence during or at the end of such accounting period—and that such officer does not have knowledge of the existence as of the date of the Officer's Certificate—of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Borrowers have taken, is taking and proposes to take with respect to it. Each such Officer's Certificate shall show, in reasonable detail, the computations supporting compliance (or showing noncompliance) with the provisions of Section 11.8. Exhibit E is a sample form for showing such computations.

        10.3.    Financial Statements Will be Accurate.    The Borrowers agree that all financial statements and reports of auditors furnished to the Lender will be prepared in accordance with GAAP, subject, however—for financial statements other than year-end statements—to year-end audit adjustments and the omission of footnotes. Compliance with the financial covenants contained in this Agreement or the other Credit Papers shall be calculated without regard to Accounting Changes since the Statement Date. In order to determine such compliance, FIC shall cause footnotes that show the differences between the Financial Statements delivered (which shall reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes) to be included in each Compliance Certificate and the Financial Statements required to be delivered pursuant to this Agreement or any of the other Credit Papers; provided that if that procedure becomes burdensome, the Lender and the Borrowers agree that, at the request of the Lender or the Borrowers but at no cost to the Lender, the affected financial covenants will be amended so that they will achieve their intended purposes in light of such Accounting Changes, but so that such footnoting of Financial Statements for periods after the effective date of such amendment will no longer be required.

        10.4.    Other Reports.    The Borrower will promptly furnish to the Lender from time to time information regarding the business and affairs of the Borrower, including the following and such other information as the Lender may from time to time reasonably request (each report required must be signed by a duly authorized officer of each of the Borrowers and the Lender will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer):

          (a)   If applicable, a report of Collateral (if any) that has been prepaid in full and as to which the Borrowers have not repaid to the Lender Loan principal equal to such prepaid Collateral's Collateral Value on or before three (3) Business Days after its prepayment.

          (b)   Monthly, if applicable, a report summarizing notices received by the Borrowers requesting or demanding that the Borrowers repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Borrowers to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Borrowers are contesting or intends to contest the request or demand).

          (c)   If requested by the Lender, mortgage loan production reports reflecting the Borrowers' monthly mortgage loan production and acquisition volumes, as well as its mortgage loan pipeline.

          (d)   Monthly, if applicable, a delinquent Mortgage Loan report listing Pledged Loans that are (i) delinquent in payment, categorized by age of delinquency for 31 days, 61 days and 91 or more days, (ii) in foreclosure or (iii) in bankruptcy.

          (e)   Monthly, (if applicable) a Pledged Loans Curtailment Report.

          (f)    If requested by the Lender, a summary report of the Borrowers' then-outstanding commitments to sell Mortgage Loans to investors.

          (g)   Quarterly, in the event changes have been made to the Borrowers' Underwriting Guidelines, a copy of the Borrowers' Underwriting Guidelines to replace the copies of the Borrowers' Underwriting Guidelines furnished to the Lender on or about the Effective Date (and which are described in Schedule UG-SF.)

          (h)   Such other reports by the Borrowers in respect of the Collateral, in such detail and at such times as the Lender in its reasonable discretion or at the reasonable direction of a Lender may request at any time or from time to time.

          (i)    As soon as available and in any event within ten (10) days of the date distributed, copies of all definitive prospectuses relating to (i) any security offerings by the Borrowers or any of their Subsidiaries (including Special Purpose Entities) or (ii) any securities to be based on, backed by or created from any Collateral and to be offered by the Borrowers or any of their Subsidiaries.

          (j)    As soon as available and in any event within ten (10) days after filing, copies of (i) all press releases issued by the Borrowers or any of their Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the U.S. Securities and Exchange Commission or any successor agency by or on behalf of the Borrowers or any of their Subsidiaries (including Special Purpose Entities) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Collateral and which filings are made by or in respect of the Borrowers or any of their Subsidiaries.

          (k)   Promptly after receipt, copies of any notices or correspondence received from MERS relating to any material discrepancy or omission in the documentation, execution or recording of any Pledged Loan or any claim or interest adverse to the Borrowers' or the Lender's interest in any Pledged Loan having been asserted or alleged by any Customer or any other Person.

        10.5.    Maintain Existence and Statuses; Conduct of Business.    Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges, licenses or franchises would not have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, and the Borrowers will continue in the residential mortgage lending business as its principal and core business.

        10.6.    Hedge Investments in Mortgage Loans.    If at any time during the term of this Agreement, the Borrowers are hedging their investments in Mortgage Loans Pledged to the Lender, the Borrowers will prepare their periodic hedge position reports in form, substance and detail reasonably satisfactory to the Lender and provide a copy of each to the Lender when issued.

        10.7.    Compliance with Applicable Laws.    Comply with all applicable Legal Requirements, the breach of which could reasonably be expected to materially adversely affect any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, except where contested in good faith.

        10.8.    Inspection of Properties and Books; Protection of Borrowers' Proprietary Information.    Permit authorized representatives of the Lender to discuss the business, operations, assets and financial condition of the Borrowers and their Subsidiaries with their respective officers, employees and independent accountants, perform audits of the Borrowers' operations and examine their books of account and make copies or extracts of them, all at such reasonable times as the Lender may request, for the purpose of enforcing its and the Lender's rights and performing its duties under this Agreement. The Lender will notify the Borrowers before the Lender contacts its accountants and the Borrowers may have its representatives in attendance at any meetings between the officers or other representatives of the Lender and such accountants held in accordance with this authorization. The Lender agrees to take reasonable steps to prevent disclosure to third parties of any proprietary information obtained from any such inspections and discussions or from any financial statements or reports furnished by the Borrowers to the Lender pursuant to this Agreement and to use commercially reasonable efforts to maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Legal Requirement (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over the Lender), (iii) is furnished by the Lender to purchasers or prospective purchasers of participations or interests in the Obligations or any Senior Credit Note so long as such purchasers and prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence, or (iv) the disclosure of which the Lender deems necessary to protect its interests herein.

        10.9.    Privacy of Customer Information.    Borrower's Customer Information in the possession of the Lender, other than information independently obtained by the Lender and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the Borrowers. Except in accordance with this Section 10.9, the Lender shall not use either Borrower's Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose either Borrower's Customer Information to any Person, including any of the Lender's employees, agents or contractors or any third party not affiliated with the Lender. The Lender may use or disclose Borrower's Customer Information only to the extent necessary (i) for examination and audit of the Lender's activities, books and records by the Lender's regulatory authorities, (ii) to protect or exercise the Lender's and the Custodian's and privileges or (iii) to carry out the Lender's and the Custodian's express obligations under this Agreement and the other Credit Papers (including providing Borrower's Customer Information to Approved Investors), and for no other purpose; provided that the Lender may also use and disclose the Borrower's Customer Information as expressly permitted by the Borrowers in writing, to the extent that such express permission is in accordance with the Privacy Requirements. The Lender shall take commercially reasonable steps to ensure that each Person to which the Lender intends to disclose Borrower's Customer Information, before any such disclosure of information, agrees to keep confidential any such Borrower's Customer Information and to use or disclose such Borrower's Customer Information only to the extent necessary to protect or exercise the Lender's and the Custodian's rights and privileges, or to carry out the Lender's and the Custodian's express obligations, under this Agreement and the other Credit Papers (including providing Borrower's Customer Information to Approved Investors). The Lender shall use at least the same physical and other security measures to protect all Borrower's Customer Information in the Lender's possession or control as the Lender uses for its own customers' confidential and proprietary information.

        10.10.    Notice of Suits, Etc. and Notice and Approval of Proposed Servicing Transfers.    Give prompt written notice to the Lender of:

          (a)   any material action, suit or proceeding instituted by or against either Borrower or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, or if any such proceedings are threatened against either Borrower or any of its Subsidiaries, in a writing containing the applicable details;

          (b)   the filing, recording or assessment of any material federal, state or local tax lien against either Borrower or any of its Subsidiaries or any assets of any of them;

          (c)   the occurrence of any Event of Default hereunder;

          (d)   the occurrence of any Default which continues for five (5) Business Days;

          (e)   the occurrence of (i) any event which, with or without notice or lapse of time or both, would constitute a default under any other agreement, instrument or indenture to which either Borrower or any or its Subsidiaries is a party or to which any of them or any of their properties or assets may be subject which may lead to or result in a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole, or (ii) any other action, event or condition of any nature which may lead to or result in such an effect.

To the extent the Borrowers have approval rights concerning transfers of any Servicing Agreement relating to any Pledged Loans, it agrees not to approve or acquiesce in any transfer of such servicing to a Servicer that has not been approved by the Lender.

        10.11.    Payment of Taxes, etc.    Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or its Subsidiaries or upon their respective income, receipts or properties before they become past due, as well as all lawful claims for labor, materials and supplies or other things which, if unpaid, could reasonably be expected to become (or result in the placement of) a Lien or charge upon any part of such properties; provided that it and its affected Subsidiaries shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies that are being contested in good faith and by proper proceedings being reasonably and diligently pursued, execution or enforcement of which has been effectively stayed (by the posting of a bond or other security sufficient to achieve that result, or by any other fully effective means), and for which reserves determined to be adequate (in accordance with GAAP in all material respects) have been set aside on its books.

        10.12.    Insurance.    Maintain liability insurance protecting the Borrowers and fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Cause the Servicers of its Mortgage Loans to maintain errors and omissions insurance and blanket bond coverage, with such companies and in such amounts as satisfy prevailing requirements applicable to a qualified mortgage originating institution. Copies of such policies shall be furnished to the Lender without charge upon the Lender's request made from time to time and without cost to the Lender.

        10.13.    Maintain Priority and Perfection of Lender's Lien.    Do such things as applicable law requires to maintain the Lender's Lien on the Collateral as a perfected first priority Lien at all times.

        10.14.    Subordination of Certain Indebtedness.    The Borrowers will cause any and all debt and obligations of either Borrower to any Affiliate (excluding unsecured debt and obligations between the Borrowers) or any shareholder, director or officer of either Borrower (excluding debt for director's or office's salary, bonuses, directors' fees or other compensation for service) or any Affiliate to be Qualified Subordinated Debt by the execution and delivery by such Affiliate or shareholder, director or officer to the Lender of a Subordination Agreement and the taking of all other steps (if any) required to cause such Debt to be Qualified Subordinated Debt, as defined in this Agreement, and deliver to the Lender an executed copy of that Subordination Agreement, certified by the corporate secretaries of the Borrowers to be true and complete and in full force and effect, as to all such present and future debts and obligations of the Borrowers.

        10.15.    Use of Proceeds of Advances.    Use the proceeds of each Advance solely for the applicable purpose stated in Section 3.4 and for no other purpose.

        10.16.    Promptly Correct Escrow Imbalances.    By no later than seven (7) Business Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Borrowers (or any subservicer for it), the Borrowers will fully and completely correct and eliminate such imbalance.

        10.17.    Special Affirmative Covenants Concerning Collateral.

        (a)   Until all of the Obligations shall have been fully paid and satisfied and the Lender has no obligation to lend or provide any other financial accommodations to the Borrowers under or otherwise in respect of this Agreement, the Borrowers warrant and will defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all persons whomsoever.

        (b)   Each Pledged Loan will be underwritten in conformance with the Borrowers' Underwriting Guidelines in existence as of the date the Pledged Loan is originated.

        (c)   The Borrowers will ensure that the residential real estate securing each Pledged Loan is continuously insured against casualty loss as follows:

          (1)   the Borrowers shall cause to be maintained with respect to each Pledged Mortgage, one or more Hazard Insurance Policies which provide, at a minimum, the same coverage as a standard form fire and extended coverage insurance policy that is customarily required by other creditors for residential real estate located in the same general geographic area and State that secures that Pledged Mortgage, issued by a company authorized to issue such policies in the state in which the related residential real estate is located and in an amount not less than (x) the maximum insurable value of the improvements to such residential real estate or (y) the principal balance due from the Customer(s) under the related Pledged Loan, whichever is less; provided that the amount of coverage provided by each Hazard Insurance Policy shall be sufficient to avoid the application of any coinsurance clause for partial losses, although such Hazard Insurance Policies may provide for customary deductible amounts. Each Hazard Insurance Policy shall contain a standard loss payee clause in favor of the relevant Borrower and its successors and assigns. If any Customer obligated on any Pledged Loan fails to pay any premiums on the Hazard Insurance Policy for the related property, the relevant Borrower shall pay such premiums out of its own funds and may separately add the amount so paid to the relevant Customer's obligation as provided by the Mortgage Loan papers, but shall not add that amount to the remaining principal balance of the Pledged Loan; and

          (2)   the Borrowers may, in lieu of causing individual Hazard Insurance Policies to be maintained with respect to each residential property pursuant to Section 10.17(c)(1), and shall, to the extent that the related Loan Papers do not require the Customer(s) obligated on them to maintain a Hazard Insurance Policy with respect to the related real property, maintain one or more blanket insurance policies covering losses on the Borrowers' interest in the Pledged Loans resulting from the absence or insufficiency of individual Hazard Insurance Policies. Any such blanket policy shall be in the form and the amount as shall be satisfactory to the Lender. The Borrowers shall pay the premium for such policy on the basis described therein and shall pay from its own funds any deductible amount with respect to claims under such blanket insurance policy relating to the Pledged Loans. However, the Borrowers shall not be required to deposit any deductible amount with respect to claims under individual Hazard Insurance Policies maintained pursuant to Section 10.17(c)(1). If the insurer under such blanket insurance policy shall cease to be acceptable to the Borrowers, the Borrowers shall exercise its best reasonable efforts to obtain from another insurer a replacement policy comparable to such policy.

        (d)   Each Borrower agrees to use its best efforts to cause each of its Servicers to keep in force throughout the term of this Agreement (i) a policy or policies of insurance covering errors and omissions for failure to maintain insurance as required by this Agreement and (ii) a fidelity bond. Each such policy and fidelity bond shall be in such form and amount as is generally customary among Persons who service a portfolio of Mortgage Loans having an aggregate principal amount comparable to that of the servicing portfolio of such Servicer or the Borrower, respectively, and which are generally regarded as servicers acceptable to institutional investors.

        (e)   The Borrowers shall execute and deliver to the Lender such UCC financing statements and continuation statements and shall make or cause to be made by any Person such book entries and control agreements with respect to the Collateral as the Lender may reasonably request from time to time to perfect or continue perfection of the security interests granted or required to be granted to the Lender pursuant to this Agreement. The Borrowers shall also execute and deliver to the Lender such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as shall be reasonably required by the Lender from time to time, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Lender under this Agreement, the Senior Credit Note, the Custody Agreement and the other Credit Papers. The Lender shall have all the rights and remedies of a secured party under the UCC of the State of Texas and any other applicable law, in addition to all rights provided for in this Agreement or the Custody Agreement.

        (f)    As soon as they become available, the Borrowers will cause to be assembled and delivered to the Custodian all Required Documents relating to Wet Loans. Without limitation of the foregoing, if original recordation receipts evidencing the recordation of the Mortgage and Mortgage Assignment included in the Pledged Loans have not previously been delivered to the Custodian, the Borrowers will promptly deliver (or cause to be delivered) to the Custodian, either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment showing the recordation data thereon.

        (g)   The Borrowers shall maintain, at their principal office or in a regional office not disapproved by the Lender, or in the office of a computer service bureau engaged by the Borrowers and not disapproved by the Lender, and upon request shall make available to the Lender (or the Custodian, if the Lender ever ceases to be Custodian) the originals of all Loan Papers and related instruments, and all files, surveys, certificate, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral that are held by or under the direction or control of either Borrower or any of its Affiliates and that have not already been provided to the Lender or the Custodian.

        10.18.    Coordination with Other Lenders/Repo Purchasers and Their Custodians.    The Borrowers will keep the Lender informed of the current name, address and contact information concerning each of the Borrowers' other mortgage warehouse credit and repurchase facilities and will cooperate and assist the Lender in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to and interests in Collateral between or among lenders or repurchase facilities counterparties.

11. NEGATIVE COVENANTS

        The Borrowers agree that, for so long as the Commitments are outstanding or either of the Borrowers' obligations remain to be paid or performed under this Agreement, the Senior Credit Note or any of the other Credit Papers, the Borrowers shall not, either directly or indirectly, without the prior written consent of the Lender:

        11.1.    No Other Debt.    Directly or indirectly create any Debt (or suffer any Debt to exist) except:

          (a)   Debt to the Lender under this Agreement;

          (b)   business insurance premium financing incurred by such Borrower in the ordinary course of such Borrower's mortgage banking business;

          (c)   Debt under repurchase agreements and reverse repurchase agreements for investment securities with one or more reputable securities broker-dealers;

          (d)   guarantees by such Borrower of Debt of a consolidated, wholly-owned Subsidiary that is a Special Purpose Entity under repurchase agreements and reverse repurchase agreements for investment securities with one or more reputable securities broker-dealers;

          (e)   principal of Debt under capitalized equipment leases or equipment purchase money obligations for equipment acquired in the ordinary course of such Borrower's business, which together with principal of Debt under capitalized equipment leases or equipment purchase money obligations for equipment acquired in the ordinary course of business by the other Borrower, does not exceed Ten Million Dollars ($10,000,000);

          (f)    Qualified Subordinated Debt;

          (g)   unsecured Debt of one Borrower to the other Borrower;

          (h)   Debt under mortgage warehouse lines of credit and Mortgage Loan repurchase agreements with one or more reputable warehouse lenders or buyers; and

          (i)    Debt incurred in connection with Permitted Securitizations.

        11.2.    Debt to Affiliates.    Incur any Debt to any Affiliate or otherwise undertake or engage in any other transaction with any Affiliate (except unsecured Debt to the other Borrower) except upon fair and reasonable terms no less favorable than the applicable Borrower could obtain in a comparable arm's- length transaction with a Person who is not an Affiliate (except for any sale, transfer, assignment, purchase, pledge, guaranty or borrowing by the Company in connection with a transaction under the

Master Repurchase Agreement dated as of October 2, 2001, among Merrill Lynch Mortgage Capital Inc., the Company and Fieldstone Mortgage SPE (ML)-I, L.L.C.) and, after giving effect to any and all of which transactions, there is no violation of any of Sections 11.1, 11.8 or 12.1(i).

        11.3.    Contingent Liabilities.    Assume, guarantee, endorse or otherwise become liable for the Debt or other obligation of any Person or entity except (i) permitted Debt of the other Borrower or by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (ii) as permitted for the Company by the second parenthetical in Section 11.2, relating to the Master Repurchase Agreement dated as of October 2, 2001; provided that customary sales representations and warranties made in respect of Mortgage Loans sold to investors in secondary market transactions that are typical for sales or securitizations of the type contemplated and made in the ordinary course of the applicable Borrower's business shall not be considered to be guaranties for purposes of this Section.

        11.4.    Conditional Repurchase, Indemnity or Other Recourse Obligations.    Undertake or assume any conditional repurchase, indemnity or other recourse obligations in respect of Mortgage Loans sold (excluding customary sales representations and warranties made in connection with any Whole Loan sale or securitization that are typical for Whole Loan Sales or securitizations of that same type) which obligations could expose the Borrower to losses in excess of Three Million Dollars ($3,000,000) in the aggregate.

        11.5.    Pledging or Assignment of Servicing Rights.    Pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Servicing Rights at any time Pledged to the Lender.

        11.6.    No Reincorporation.    Reincorporate in any State other than Maryland without written notice to the Lender given at least ten (10) days in advance (in which event the Borrowers hereby authorize the Lender to file in the relevant Borrower's new state of incorporation a UCC-1 Financing Statement on account of such change.)

        11.7.    Merger; Sale of Assets; Acquisitions.    Liquidate, dissolve, sell all or substantially all of its assets, consolidate or merge, nor make any material acquisition of all or substantially all assets of any other Person (the Lender's reasonable, good faith determination of whether an acquisition of assets would be material shall be conclusive and binding), unless:

          (a)   (i) in the case of a consolidation or merger, it is with a mortgage company and the Borrowers are the survivor or (ii) in the case of an acquisition, it is of assets or securities to be used by the Borrowers in their core mortgage company business, or, if it is not, such acquisition shall have been approved in writing by the Lender;

          (b)   in the case of the acquisition of assets or sale of the Borrowers' assets, such acquisition or sale is in the ordinary course of the Borrowers' business; or

          (c)   the sale is of the stock or substantially all of the assets of any wholly-owned Subsidiary established after the Effective Date, or, with the Lender's prior written consent, any other Subsidiary; and

in any case, after giving effect to such a sale, consolidation, merger or acquisition, no Default or Event of Default would exist under this Agreement or any of the other Credit Papers.

        11.8.    Financial Covenants.    Although compliance or noncompliance with the following financial covenants shall be determined as of the end of a month or a year, as the case may be, FIC agrees to use its best efforts to comply with them continuously and at all times:

          (a)   FIC's Minimum Adjusted Tangible Net Worth. Permit the Adjusted Tangible Net Worth of FIC (on a consolidated basis with its Subsidiaries) to be less on any day than Four Hundred Million Dollars ($400,000,000).

          (b)   FIC's Total Recourse Debt to Adjusted Tangible Net Worth Ratio. Permit the ratio of:

             (x)  the Total Recourse Debt of FIC and its Subsidiaries;

            to (y) The Adjusted Tangible Net Worth of FIC and its Subsidiaries;

        each on a consolidated basis, to exceed ten to one (10.00:1.00) at any time.

          (c)   FIC's Total Liabilities to Adjusted Tangible Net Worth Ratio. Permit the ratio of:

             (x)  the Total Liabilities of FIC and its Subsidiaries;

            to (y) the Adjusted Tangible Net Worth of FIC and its Subsidiaries;

        each on a consolidated basis, to exceed sixteen to one (16.00:1.00) at any time.

          (d)   Adjusted Liquidity of FIC. Permit the Adjusted Liquidity of FIC (on a consolidated basis with its Subsidiaries) to be less on any day than Twenty Million Dollars ($20,000,000).

          (e)   GAAP Net Income of FIC. Permit FIC (on a consolidated basis with its Subsidiaries) to earn less than One Dollar ($1) of net income, as determined in accordance with GAAP (excluding from such calculation a one-time charge of Sixteen Million Two Hundred Thousand Dollars ($16,200,000) incurred in November 2003 in connection with the recapitalization of FIC) in any two (2) consecutive rolling fiscal quarters, beginning with the two quarters beginning October 1, 2003 and ending March 31, 2004.

          (f)    Dividend Limitation. Declare or pay any dividend or make any distribution directly or indirectly to FIC's shareholders when any Default or Event of Default has occurred and is continuing or, after the payment of which dividend or distribution, would exist.

          (g)   Advances Limitation. Directly or indirectly make any advance to (or decline or defer any payment due from) any stockholder if, at the time of or immediately after such action, (x) FIC's Adjusted Tangible Net Worth would be less than the minimum specified in Section 11.8(a) or (y) any Default or Event of Default would exist.

        11.9.    Special Negative Covenants Concerning Collateral and Underwriting Guidelines.

        (a)   Except to correct errors or omissions in Loan Papers, without the written consent of the Lender given on a case-by-case basis, the Borrowers shall not amend or modify, or waive any of the terms and conditions of any Pledged Loans, or settle or compromise any claim in respect of them, or accept other than cash or the exchange of comparable Collateral (which is concurrently Pledged to the Lender by the Borrowers) in liquidation of any Pledged Loans;

        (b)   the Borrowers will deliver to the Lender on or before the effective date of any substantive or material amendment to the Borrowers' Underwriting Guidelines a copy of the amendment and either a written explanation of the change or a written comparison of the unchanged and changed provisions, and if the Lender gives written notice to the Borrowers on or before ten (10) days after the date such copy is delivered to the Lender that the Lender does not approve the proposed amendment, then Mortgage Loans that comply with the amended guidelines but not with the unamended guidelines will not be Eligible Collateral; and

        (c)   the Borrowers will not create, incur, grant, assume or suffer to exist any Lien on any of the Collateral, other than the Lien in favor of the Lender pursuant to this Agreement and the rights of buyers to purchase Mortgage Loans from such Borrower under any mandatory delivery Purchase Commitments entered into by such Borrower to the extent that those rights cover and affect specific Mortgage Loans.

12. DEFAULTS AND REMEDIES

        12.1.    Events of Default.    The occurrence of any of the following conditions or events shall be an Event of Default.

          (a)   Failure by the Borrowers to pay the principal of any Advance when due pursuant to this Agreement or any Senior Credit Note, whether such Advance has become due because the Maturity Date has occurred through lapse of time or acceleration or by operation of another provision of this Agreement or the Senior Credit Note.

          (b)   Failure by the Borrowers to pay on or before five (5) Business Days after the due date thereof (i) any installment of interest on any Advance, (ii) the Facility Fee pursuant to Section 6.5, (iii) the Custodian's Fee under the Custody Agreement or (iv) any other fees or other amount owing under this Agreement or any other Credit Papers.

          (c)   Failure of the Borrowers or any of their Subsidiaries to pay any other Debt when due (other than Debt of a consolidated, wholly-owned Subsidiary that is a Special Purpose Entity incurred in connection with Permitted Securitizations), or any default in the payment when due of any principal or interest on any other such Debt or in the payment when due of any contingent obligation; or breach or default with respect to any other material term of any other Debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture or other agreement relating thereto, if the effect of any such failure, default or breach referred to in this Section 12.1(c), is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, Debt of the Borrowers or any of their Subsidiaries in the aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000) or more to become or be declared due before its stated maturity.

          (d)   Failure of the Borrowers to perform or comply with any term or condition applicable to it contained in any of Sections 10.5, 10.15, 10.16, 10.17(a) or 11 (other than Section 11.6) of this Agreement.

          (e)   Either of the Borrowers' representations or warranties made in any of the Credit Papers or in any statement or certificate at any time given by the Borrowers in writing pursuant to this Agreement, the Custody Agreement or any of the other Credit Papers or in connection with any of the Credit Papers shall be false or misleading in any material respect on the date as of which made or shall omit to state any information necessary to make the representations and warranties not materially misleading; provided that if either of the Borrowers' representations in Section 9.16 (titled "Special Representations Concerning Collateral") for any reason shall be (or shall prove to have been) untrue or incorrect, then such untruth or incorrectness shall not constitute a Default or an Event of Default—although, as provided in the definition thereof, such untruth or incorrectness will be a Disqualifier for all affected items of Collateral, which will each thereupon have zero Collateral Value—unless such untrue or incorrect representation relates to ten (10) or more Pledged Loans, in which event the making of such false representation will constitute an Event of Default.

          (f)    The Borrowers shall default in the performance of or compliance with any term contained in this Agreement or any of the Credit Papers other than those referred to above in Sections 12.1(a), 12.1(d) or 12.1(e) or shall default in the performance of or compliance with any term applicable to it contained in the Custody Agreement and such default shall not have been remedied or waived on or before thirty (30) days after receipt of notice from the Lender of such default.

          (g)   Any of the following occurs:

            (1)   a court having jurisdiction shall enter a decree or order of relief in respect of either Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar federal or state law now or hereafter in effect, which decree or order is not stayed;

            (2)   a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over either Borrower or any of its Subsidiaries or over all or a substantial part of their respective property, shall have been entered;

            (3)   an involuntary appointment shall be made by a court of competent jurisdiction of an interim receiver, trustee or other custodian of either Borrower or any of its Subsidiaries for all or a substantial part of their respective property; or

            (4)   a warrant of attachment, execution or similar process against any substantial part of the property of either Borrower or any of its Subsidiaries shall have been issued;

if any such decree, order, appointment or warrant shall not be dismissed, bonded off or discharged on or before sixty (60) days after it first takes effect.

          (h)   Any Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by either Borrower or any of its Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of either Borrower or any of its Subsidiaries, or the admission by either Borrower or any of its Subsidiaries in writing of its inability, to pay its debts as such debts become due.

          (i)    Either Borrower that is a Servicer shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved—or any of such statuses of its subservicer, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which the relevant Borrower is Servicer—as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Borrower or any such relevant subservicer would no longer be in good standing as such, or (iii) after which the Borrower or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (x) all of the material effects of such act or omission shall have not been cured by the Borrower or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (y) it could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

          (j)    Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) shall be entered or filed against either Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the relevant Borrower's Subsidiaries or such Subsidiary's property, and such order, case commencement, consent, assignment, inability or failure or admission has no material adverse effect on the Borrowers' ability to fulfill their obligations under this Agreement, any Senior Credit Note or any other Credit Paper).

          (k)   Any order, judgment or decree shall be entered against either Borrower decreeing the dissolution or split up of such Borrower, and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days or in any event later than five (5) days before the date when such order, judgment or decree shall become final and nonapplicable, or if the Borrower shall not be diligently pursuing efforts to have such order discharged, vacated, bonded around or stayed during that time.

          (l)    Any Plan maintained by either Borrower or any of its Subsidiaries shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States district court to administer any such Plan, or the Pension Benefit Guaranty Corporation (or any successor to it) shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan if as of the date thereof the liability of the Borrower or any of its Subsidiaries (after giving effect to the tax consequences thereof) to the Pension Benefit Guaranty Corporation (or any successor to it) for unfunded guaranteed vested benefits under such Plan exceeds the then-current value of assets accumulated in such Plan by more than One Hundred Thousand Dollars ($100,000) (or in the case of a termination involving the Borrower or any of its Subsidiaries as a "substantial employer", as defined in Section 4001(a)(2) of ERISA, the withdrawing employer's proportionate share of such excess shall exceed such amount), unless any such termination, trustee appointment or proceedings is in respect of any Subsidiary's Plan and has no material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

          (m)  Any Borrower or any of its Subsidiaries as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding One Hundred Thousand Dollars ($100,000), unless any such termination, trustee appointment or proceedings is in respect of any Subsidiary's Plan and has no material adverse effect on any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

          (n)   A Change of Control shall occur.

          (o)   A Change of Executive Management shall occur.

          (p)   FIC shall lose its tax status as a real estate investment trust and such status not be fully restored within thirty (30) days thereafter.

          (q)   A material adverse change shall occur in any of the Central Elements in respect of the Borrowers and their consolidated Subsidiaries, taken as a whole.

          (r)   Any Borrower shall repudiate or purport to disavow its obligations under any of the Credit Papers or shall contest their validity or enforceability.

          (s)   The Lender's security interest in any of the Collateral shall become unperfected, of less than a first priority, unenforceable or otherwise impaired and the Borrowers shall fail to cure the same on or before thirty (30) days after the Borrowers first learns thereof from any source.

        12.2.    Cure or Waiver.    If:

          (a)   an Event of Default shall occur but subsequently the Lender shall waive its rights to exercise remedies on account of such Event of Default (whether temporarily or permanently and whether conditionally or absolutely); provided that the Lender shall have no obligation to do so; and

          (b)   the Borrowers shall request in writing that the Lender declare such Event of Default to have been cured or waived, whichever of those events has occurred;

then the Lender shall make such declaration in writing and shall deliver a copy of the declaration to each of the Borrowers.

        12.3.    Remedies.

        (a)   If any of the Events of Default described in Sections 12.1(g), 12.1(h), 12.1(k) or 12.1 (r) shall occur, then the Commitments shall automatically terminate and the unpaid principal amount of and accrued interest on the Senior Credit Note shall automatically become due and payable, without presentment, demand or other requirements of any kind, all of which are hereby expressly waived by the Borrowers, unless the Lender, acting in its sole discretion, shall otherwise agree in writing either before or after such automatic event.

        (b)   At any time after any Event of Default (other than one of those described in Sections 12.1(g), 12.1(h), 12.1(k) or 12.1(r), each of which has the automatic effects described in Section 12.3(a)) has occurred that the Lender has not declared in writing to have been cured or waived, the Lender, by written notice to the Borrowers, may electively (1) terminate the Commitment—in which event the obligation of the Lender to make Advances shall immediately terminate—and/or (2) declare all or any portion of the Loan to be due and payable—in which event that portion of the Loan, both advanced and unpaid principal and accrued and unpaid interest on it and all other outstanding amounts, shall immediately be and become due and payable.

        (c)   At any time after any Event of Default has occurred that the Lender has not declared in writing to have been cured or waived, the Lender may also do any of the following:

          (1)   Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of it as the Lender shall elect to proceed against from time to time.

          (2)   Notify any or all Servicers (if any) of the Borrowers' Pledged Loans and, at the Lender's option and in its sole discretion, any or all Customers obligated under any or all items of Collateral, that the Collateral has been assigned to the Lender and that all payments thereon are to be made directly to the Lender or such other Person as may be designated by the Lender; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to the Lender; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

          (3)   Act, or contract with one or more third Persons to act, as Servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any Servicing Agreements to which either Borrower is a party, and the relevant Borrower hereby agrees to pay such third Persons' fees to the extent (if any) that the Lender is unable, despite reasonable efforts made by the Lender in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Servicing Agreements.

          (4)   Exercise all rights and remedies of a secured creditor under the UCC of the State of Texas, the State of Maryland and any other relevant State, including selling the interests of the Borrowers in the Collateral at public or private sale. The Lender shall give the Borrowers not less than ten (10) days' notice of any such public sale or of the date after which private sale may be held. The Borrowers agree that ten (10) days' notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as the Lender may determine. The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. The Lender is authorized at any such sale, if the Lender deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. The Borrowers specifically agree that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) the Borrowers will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which the Borrowers have or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser, but the Lender shall not incur any liability in case of such purchaser's failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Lender may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion of it under a judgment or decree of a court or courts of competent jurisdiction, or both. Nothing in this Agreement shall be construed as the Borrowers' waiver of—or agreement to waive—any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

          (5)   Proceed against the Borrowers on the Senior Credit Note or any of them with or without, at the Lender's election, first proceeding against the Collateral.

        (d)   The Lender shall incur no liability as a result of the sale of the Collateral, or any part of it, at any private sale. The Borrowers hereby waive any claims they may have against the Lender arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, less than the price that might have been obtained had the Collateral been sold pursuant to a Purchase Commitment for it obtained by the Borrowers, or less than the aggregate amount of the outstanding Advances and the unpaid interest accrued on them, even if the Lender accepts the first offer received and does not offer the Collateral to more than one offeree.

        (e)   The Borrowers waive any right to require the Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (3) pursue any other remedy in its power. Except to the extent, if any, required by applicable Law, the Lender shall not be required to take any steps necessary to preserve any rights of the Borrowers against holders of Mortgages or security interests prior in lien to the Lien of any Mortgage included in the Collateral, to preserve rights against prior parties or to preserve rights against other parties to Purchase Commitments or Servicing Agreements.

        (f)    The Lender may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of any Mortgage or other Lien instrument included in the Collateral or the security intended to be afforded by it, including payment of delinquent taxes or assessments and insurance premiums, or to preserve or reinstate any hedging arrangements or mechanisms. All advances, charges, costs and expenses, including reasonable attorneys' fees and disbursements, incurred or paid by the Lender in exercising any right, power or remedy conferred by this Agreement or any of the other Credit Papers, or in its enforcement, together with interest thereon, at the Stated Rate from the time of demand for its payment until ten (10) days thereafter, and at the Past Due Rate from ten (10) days after demand until repaid, shall become a part of principal balance outstanding under the Senior Credit Note and shall be secured by all security for the Senior Credit Note.

        (g)   No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy provided under any of the Credit Papers, at law or in equity shall operate as a waiver of it, nor shall any single or partial exercise by the Lender of any right, power or remedy provided under any of the Credit Papers, at law or in equity preclude any other or further exercise of it or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

        12.4.    Application of Proceeds.    The proceeds of any sale or other enforcement of the Lender's security interest in all or any part of the Collateral shall be applied by the Lender:

        First, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to the Lender's and the Lender's counsel and agents, and all expenses, liabilities and advances made or incurred by or on behalf of the Lender in connection therewith;

        Second, to the payment of any accrued and unpaid fees and other amounts due (other than principal and interest) under the Senior Credit Note, this Agreement, the Custody Agreement or the other Credit Papers;

        Third, to the payment of interest accrued and unpaid on the Senior Credit Note;

        Fourth, to the payment of the outstanding principal balances of the Senior Credit Note; and

        Finally, to the payment to the Borrowers, or to their successors or assigns, or as a court of competent jurisdiction may direct, of the surplus, if any, then remaining from such proceeds.

If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Senior Credit Note and all other amounts due under the Credit Papers, then the Borrowers shall remain liable for any deficiency, and shall be obligated to pay it without notice or demand.

        12.5.    Lender Appointed Attorney-in-Fact.    The Lender is hereby appointed the attorney-in-fact of the Borrowers, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that the Lender may deem necessary or advisable to accomplish this Agreement's purposes, which appointment as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Obligations or the Commitments are outstanding, although the Lender agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that the Lender has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, the Lender shall have the right and power, either in the name of the Borrowers or both, or in its own name, to (a) give notices of its security interest in the Collateral to any Person, (b) endorse in blank, to itself or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of the Borrowers, including canceling, completing or supplying any unneeded, incomplete or missing endorsement of the Borrowers and any related assignment, and (c) receive, endorse, collect and receipt for all checks and other orders made payable to the order of the Borrowers representing any payment of account of the principal of or interest on any Collateral or their proceeds (including any securities), or the proceeds of sale of any of the Collateral, or any payment in respect of any hedging arrangement or device, and to give full discharge for them.

        12.6.    Right of Setoff.    In addition to any rights and remedies of the Lender provided by this Agreement and by applicable law, the Lender shall have the right, without prior notice to the Borrowers—any such notice being expressly waived by the Borrowers to the greatest extent permitted by applicable law—upon any amount's becoming due from the Borrowers pursuant to this Agreement or any of the other Credit Papers (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Lender Affiliate to or for the credit or the account of the Borrowers, irrespective of whether or not the Lender shall have made any demand hereunder and whether or not said obligations and liabilities shall have matured; provided that such right of setoff shall not apply to any deposit of escrow monies being held on behalf of the Customers under Pledged Loans or on behalf of other third Persons that are not Affiliates of the Borrowers. The Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to the Borrowers against all of the Borrowers' obligations to the Lender or its Affiliates, whether under this Agreement or any of the other Credit Papers, whether or not such obligations are then due, without prejudice to the Lender's, or its Affiliates' rights to recover any deficiency. The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13. REIMBURSEMENT OF EXPENSES; INDEMNITY

        The Borrowers agree to:

          (a)   pay all of the Lender's out-of-pocket costs and expenses, including reasonable attorneys' fees, in connection with the negotiation, documentation, amendment, waiver and administration of this Agreement, the Senior Credit Note, the Custody Agreement and other Credit Papers, including the cost of audits of Collateral by a third party auditor selected by the Lender;

          (b)   pay all of the Lender's out-of-pocket costs and expenses, including reasonable attorneys' fees, in connection with the enforcement of this Agreement, the Senior Credit Note, the Custody Agreement and other Credit Papers and the making and repayment of the Advances and the payment of interest thereon;

          (c)   pay, and hold the Lender and any other owners or holders of any Senior Credit Note harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save them each harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes;

          (d)   pay all of the Custodian's Fees under the Custody Agreement and the other Credit Papers; and

          (e)   indemnify, pay, defend and hold harmless the Lender and each subsequent owner or holder of the Senior Credit Note and any of their respective officers, directors, employees or agents (the "Indemnified Parties") from and against the "Indemnified Liabilities", which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' fees and disbursements) of any kind whatsoever which may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Credit Papers or any of the transactions contemplated thereby to the extent that any such Indemnified Liabilities result (directly or indirectly) from any claims made, or any actions, suits or proceedings commenced or threatened, by or on behalf of any creditor (excluding any of the Indemnified Parties), security holder, shareholder, customer (including any Person having any dealings of any kind with the Borrowers), trustee, conservator, receiver, director, officer, employee and/or agent of the Borrowers acting in such capacity, the Borrowers or any Governmental Authority or any other Person; provided that to the extent, if any, that any of such claims, liabilities, etc. is caused by any Indemnified Party's gross negligence or willful misconduct, the indemnity payable to that Indemnified Party shall be equitably and proportionately reduced, ALTHOUGH TO THE FULL EXTENT PERMITTED UNDER APPLICABLE LAW, SUCH INDEMNITY SHALL NOT BE REDUCED ON ACCOUNT OF SUCH CLAIMS, LIABILITIES, ETC. TO ANY EXTENT (I) OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR (II) CAUSED OR CONTRIBUTED TO BY ANY INDEMNIFIED PARTY'S SOLE OR CONCURRENT ORDINARY NEGLIGENCE THAT DOES NOT AMOUNT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE BORROWERS' INTENTION TO HEREBY INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THEIR OWN STRICT LIABILITY AND THEIR OWN SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

14. PARTICIPATION; ASSIGNMENT

        14.1.    Participations.    The Lender reserves the rights (i) with prior notice to and consent of the Borrowers to sell to any bank, savings and loan, savings bank, credit union, other deposit-taking financial institution or commercial lending institution, participations in all or any part of the Advances, the Senior Credit Note or the Commitment and (ii) with or without notice to the Borrowers, and without any requirement for consent from either the Borrowers, to sell participations to its own Lender Affiliates or to pledge any or all of its interests under this Agreement to the Federal Reserve Bank. Participants shall have no rights under the Credit Papers other than certain voting rights as provided below. The Lender shall be entitled to obtain (on behalf of its participants) the benefits of this Agreement with respect to all participants in its Advances outstanding from time to time; provided that the Borrowers shall not be obligated to pay any amount in excess of the amount that would be due to such Lender calculated as though no participation had been made. The Lender shall not sell any participating interest of less than Ten Million Dollars ($10,000,000) or under which the participant shall have any rights to approve any amendment, modification or waiver of any Credit Papers, except to the extent such amendment, modification or waiver (i) extends the due date for payment of any amount in respect of principal, interest or fees—other than the Custodian's fees—under the Credit Papers or (ii) reduces the interest rate or the amount of principal or fees applicable to the Loan (except such reductions as are contemplated by this Agreement). In those cases (if any) where a Lender grants rights to any of its participants to approve amendments, modifications or waivers of any Credit Papers pursuant to the immediately preceding sentence, the Lender must include a voting mechanism as to all such approval rights in the relevant participation agreement(s) whereby a readily-determinable fraction of such Lender's portion of the Loan (whether held by such Lender or participated) shall control the vote for the Loan; provided, that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of the Lender itself shall be the vote for all of the Loan. The relevant participation agreement shall not permit the participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Loan.

        14.2.    Assignments.

        (a)   Without any requirements for further consent of the Borrowers, the Lender may assign any or all of its rights and obligations under the Credit Papers to its own Lender Affiliates, and with the prior written consent of the Borrowers, which consent will not be unreasonably withheld, conditioned or delayed (provided that if an Event of Default has occurred that the Lender has not declared in writing to have been cured or waived, then no such consent will be required) and at no cost to the Borrowers or the Lender, the Lender may assign any or all of its rights and obligations under the Credit Papers to any "Eligible Assignee"—which means (a) a commercial bank having total assets in excess of One Billion Dollars ($1,000,000,000) or (b) a finance company, insurance company or other financial institution or fund, acceptable to the Lender, that is regularly engaged in making, purchasing or investing in loans and has total assets in excess of One Billion Dollars ($1,000,000,000); provided that

(1) no such assignment to any Eligible Assignee shall result in a Lender's having an aggregate Committed Sum of less than Ten Million Dollars ($10,000,000), (2) no such consent shall result in there being more than a total of ten (10) Lenders (a participant is not a Lender), and (3) each such assignment shall be substantially in the form of Exhibit F, with the assignor to exchange its Senior Credit Note(s) for new Senior Credit Note(s) and the Eligible Assignee to receive new Senior Credit Note(s) and with the assignor to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the Eligible Assignee. The Borrowers agree that, as to any assignment to any Lender Affiliate or if the Borrowers consent to any such assignment to an Eligible Assignee, the Borrowers will cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process to the extent that the Borrowers incur no cost or expense that is not paid by the assigning Lender, including the issuance of a new Senior Credit Note to the assignor (if retaining an interest hereunder) and a new Senior Credit Note to the Eligible Assignee immediately upon delivery to the Borrowers of the assignor's existing Senior Credit Note. Upon such assignment, the assignee shall be a Lender for all purposes under this Agreement and the other Credit Papers, if the assignment is an assignment of all of the assignor's interest in the Loan and its security, the assignor shall be automatically released from all of its obligations and liabilities hereunder, and, whether it is such a complete assignment or only a partial assignment, the Committed Sums shall be adjusted appropriately, and the parties agree to execute an appropriate amendment to this Agreement.

        (b)   If any interest in this Agreement is so transferred to any Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, the Lender shall cause such Person, concurrently with the effectiveness of such transfer, (i) to represent to the Lender (for the benefit of the Lender and the Borrowers) that under applicable laws no taxes will be required to be withheld by the Borrowers or the Lender with respect to any payments to be made to such Person under this Agreement, (ii) to furnish to each of the Lender and the Borrowers two duly completed copies of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Person claims entitlement to complete exemption from U. S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the Lender and the Borrowers) to provide the Lender and the Borrowers a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Person and to comply from time to time with all applicable Legal Requirements with regard to such withholding tax exemption.

        14.3.    No Cost to Borrowers.    The Borrowers shall not be required to incur any cost or expense incident to any sale to a Person of any interest in the Facilities pursuant to this Section and all such costs and expenses shall be for the account of the Lender selling its rights in the Loan to such Person.

15. NOTICES

        All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, "Notices"), except as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, or (b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, or (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, Airborne Express, United Parcel Service, Purolator, DHL Worldwide Express or Network Courier Service) that provides weekday next-day delivery service to the addressee's location, or (d) telecopied to their respective telecopy numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth, or (e) emailed to the respective parties at their respective email addresses specified below; provided that any party may change its address for notice by designating such party's new address in a Notice to the sending party given at least five (5) Business Days before it shall become effective. All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent. Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section and (1) if mailed, on the second (2nd) Business Day after being deposited in the mails, or (2) if sent by nationally-recognized courier service, on the next Business Day or (3) if faxed before the close of business at the recipient's location on a Business Day, when faxed—or if faxed after the close of business at the recipient's location or on a day that is not a Business Day, on the next Business Day thereafter—to the fax number set forth below (provided that a paper copy is mailed on the same day as aforesaid) or (4) if e-mailed, when either (a) the text of such Notice is legible displayed on the recipient's computer monitor or any text-containing files attached are available to the recipient and readily available to be read by the recipient or (b) the recipient by any means or method acknowledges receipt of such e-mail:

  If to the Borrowers:

  Fieldstone Investment Corporation
  Fieldstone Mortgage Company
  11000 Broken Land Parkway
  Columbia, Maryland 21044
  Attention: Mark Krebs
  Telephone: (410) 772-7275
  Fax: (443) 367-2172
  email:   mkrebs@fmcmortgage.com

  If to the Lender:

  JPMorgan Chase Bank
  ABA No. 113000609
  707 Travis, 6th Floor North
  Houston, Texas 77002 (for messenger deliveries)
  P. O. Box 2558
  Houston, Texas 77252 (for mail deliveries)
  Attention: Ray Meyer, Corporate Mortgage Finance Group
  Telephone: (713) 216-4913
  Fax: (713) 216-2082, with fax copy to (713) 216-2082 attention: Julie Lowery
  email:   ray.meyer@jpmorganchase.com and julie.lowery@jpmorganchase.com with a copy to:

  JPMorgan Chase Bank
  1111 Fannin, 12th Floor
  Houston, Texas 77002
  Attention: Ms. Bea Delgado, Mortgage Banking Warehouse Services
  Telephone: (713) 427-6455
  Fax: (713) 427-6453
  email:   bea.r.delgado@jpmorganchase.com

  If to JPMorgan Chase in its capacity as a Lender:

  JPMorgan Chase Bank
  ABA No. 113000609
  707 Travis, 6th Floor North
  Houston, Texas 77002
  Attention: Ray Meyer, Corporate Mortgage Finance Group
  Telephone: (713) 216-4913
  Fax: (713) 216-2082, with fax copy to (713) 216-2082 attention: Julie Lowery
  email:   ray.meyer@jpmorganchase.com and julie.lowery@jpmorganchase.com

16. MISCELLANEOUS

        16.1.    Terms Binding Upon Successors; Survival of Representations.    The terms and provisions of this Agreement shall bind and benefit the parties hereto and their respective successors and assigns; provided that the Borrowers may not assign or delegate any of their rights, benefits or duties under any of this Agreement, and any attempted assignment made without the written consent or written confirmation of the Lender shall be void. All representations, warranties, covenants and agreements herein contained on the part of the Borrowers shall survive the making of any Advance and the execution of the Senior Credit Note and shall be effective so long as the Commitments are outstanding or any obligation of the Borrowers hereunder or under the Senior Credit Note or any of the other Credit Papers remains to be paid or performed.

        16.2.    Items to Be Satisfactory to the Lender or the Custodian.    All items required by this Agreement or the Custody Agreement to be delivered to the Lender or to the Custodian shall be in form and content reasonably satisfactory to the Lender or the Custodian (as the case may be) and the Lender or the Custodian may reject any of them that do not meet the requirements of this Agreement or the Custody Agreement.

        16.3.    Usury Not Intended; Credit or Refund of Any Excess Payments.    It is the intent of the Borrowers and the Lender in the execution and performance of this Agreement and the other Credit Papers to contract in strict compliance with the usury laws of the State of Texas and the United States of America from time to time in effect. In furtherance of that purpose, all of the parties to this Agreement stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Papers shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Ceiling Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged, taken, reserved or received under this Agreement or any of the other Credit Papers. In the event that the maturity of the Senior Credit Note is accelerated by reason of any election of the Lender resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum nonusurious amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on such note (or, if such note shall have been paid in full, refunded to the payor of such interest). The provisions of this Section shall prevail and control over all other provisions of this Agreement, the Senior Credit Note and the other Credit Papers that may be in apparent conflict herewith. In the event the Lender shall ever collect monies which are deemed to constitute interest at a rate in excess of the Ceiling Rate then in effect, all such sums deemed to constitute interest in excess of the Ceiling Rate shall be immediately returned to their payor (or, at the option of the holder of the Senior Credit Note, credited against the unpaid principal of the Senior Credit Note) upon such determination, and, to the extent permitted by applicable law, the Lender shall not be subject to any penalties provided by any Legal Requirement for contracting for, charging, taking, reserving or receiving interest at a rate in excess of the Ceiling Rate.

In determining whether or not the interest paid or payable under any specific contingency exceeds the Ceiling Rate, to the maximum extent permitted under applicable Legal Requirements, the Borrowers and the Lender shall (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and their effects and (c) "spread" the total amount of interest throughout the entire contemplated term of the Senior Credit Note, and interest owing on the Senior Credit Note so that the interest rate is uniform throughout their entire term.

        16.4.    This Agreement and the Other Credit Papers.    The parties intend that the Credit Papers be read together and construed as if they were a single document. However, in the event of any inconsistency or conflict between this Agreement and any of the other Credit Papers, this Agreement shall govern and control.

        16.5.    USA Patriot Act Notification.    The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for a borrower: when a borrower opens an account, if the borrower is an individual, the Lender will ask for the borrower's name, residential address, tax identification number, date of birth and other information that will allow the Lender to identify the borrower, and, if the borrower is not an individual, the Lender will ask for the borrower's name, tax identification number, business address and other information that will allow the Lender to identify the borrower. The Lender may also ask, if the borrower is an individual, to see the borrower's driver's license or other identifying documents, and, if the borrower is not an individual, to see the borrower's legal organizational documents or other identifying documents.

        16.6.    No Waiver.    No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default. No failure to exercise or delay in exercising any power or right under any Credit Papers shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between the Borrowers and the Lender shall operate as a waiver of any rights of the Lender. No amendment, modification or waiver of any provision of any Credit Papers nor consent to any departure therefrom shall be effective unless it is in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise specifically provided in this Agreement, no notice to or demand on the Borrowers or any other Person shall entitle the Borrowers or any other Person to any other or further notice or demand in similar or other circumstances.

        16.7.    Counterpart Execution; Amendments.    This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is set forth in a writing signed by the parties hereto.

        16.8.    Governing Law, Jurisdiction and Venue.    This Agreement, the Senior Credit Note and the other Credit Papers shall be governed by and construed in accordance with the laws of the State of Texas (without reference to its conflicts of laws principles) and the United States of America from time to time in effect. The Borrowers and the Lender each hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Texas, Houston Division,

and the state district courts of Texas, for purposes of all legal proceedings arising out of or relating to the Credit Papers and all related transactions. To the fullest extent permitted by applicable law, the Borrowers and the Lender each irrevocably waives any objection that he, she or it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process may be made upon him, her or it in any such proceeding by registered or certified mail. Harris County, Texas shall be a proper place of venue for suit hereon. Nothing herein shall affect any applicable right of any party at any time to initiate any suit in the United States District Court for the Southern District of Texas, Houston Division, or to remove any pending suit to that Court. Nothing herein shall affect the right of the Lender to accomplish service of process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the Borrowers in any other jurisdiction or court.

        16.9.    General Purpose of Loan.    The Borrowers warrant and represent to the Lender and all other future owners and holders of the Senior Credit Note that the Loan and all Advances under it are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

        16.10.    Waiver of Jury Trial.    Each of the Borrowers and the Lender hereby (i) covenants and agrees not to elect a trial by jury of any issue triable of right by a jury, and (ii) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given, knowingly and voluntarily, by each Borrower and the Lender, and this waiver is intended to encompass individually each instance and each issue as to which the right of a jury trial would otherwise accrue. The Lender is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of the foregoing waiver of the right to jury trial. Further, each Borrower hereby certifies that no representative or agent of the Lender has represented, expressly or otherwise, to any shareholder, director, officer, agent or representative of either of them that the Lender will not seek to enforce this waiver of right to jury trial provision.

        16.11.    Relationship of the Parties.    This Agreement provides for the making of Advances by the Lender, as a lender, to the Borrowers, each as a borrower, and for the payment of interest and repayment of principal by the Borrowers to the Lender. The relationship between (a) the Lender and (b) the Borrowers are limited to that of creditor and secured party, on the one hand, and debtor, on the other hand. The provisions in this Agreement and the other Credit Papers for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Lender to protect its interest as a lender, respectively, in assuring payment of interest and repayment of principal, and nothing contained in this Agreement or any of the other Credit Papers shall be construed as permitting or obligating the Lender to act as a financial or business advisor or consultant to the Borrowers, as permitting or obligating the Lender to control the Borrowers or to conduct the Borrowers' operations, as creating any fiduciary obligation on the part of the Lender to the Borrowers, or as creating any joint venture, agency, or other relationship between or among any of the parties other than as explicitly and specifically stated in this Agreement. The Borrowers acknowledge that they have each had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Credit Papers and to obtain the advice of such counsel with respect to all matters contained in the Credit Papers including the provision for waiver of trial by jury. The Borrowers further acknowledge that they are experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Lender for credit and to execute and deliver this Agreement and the other Credit Papers.

        16.12.    Notice Pursuant to Tex. Bus. & Comm. Code §26.02.    THIS AGREEMENT AND THE OTHER CREDIT PAPERS TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(The remainder of this page is intentionally blank; signature pages follow.)

EXECUTED as of the Effective Date.

FIELDSTONE INVESTMENT CORPORATION
By:
/s/ ROBERT G. PARTLOW
Name:
Robert G. Partlow
Title:
Senior Vice President
FIELDSTONE MORTGAGE COMPANY
By:
/s/ MARK C. KREBS
Name:
Mark C. Krebs
Title:
SVP & Treasurer

JPMORGAN CHASE BANK,
By:
/s/ RAY M. MEYER
Name:
Ray M. Meyer
Title:
Vice President

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4/04 AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT